Exhibit (a)(1)(A)

CHECK POINT SOFTWARE TECHNOLOGIES LTD.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating
to the Check Point Software Technologies Ltd. 1996 Israel Stock Option Plan,
to the Check Point Software Technologies Ltd. 1996 United States Stock Option Plan,
to the Check Point Software Technologies Ltd. 2000 RoW Stock Option Plan,
to the Check Point Software Technologies Ltd. 2005 Israel Equity Incentive Plan,
to the Check Point Software Technologies Ltd. 2005 RoW Master Equity Incentive Plan and
the Check Point Software Technologies Ltd. 2005 United States Equity Incentive Plan
covering securities that have been registered under the Securities Act of 1933, as amended.

Check Point Software Technologies Ltd. has obtained an exemption with respect to this Offer to Exchange Certain Outstanding Options for Restricted Stock Units from the Israel Securities Authority.

September 18, 2006

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
Offer to Exchange Certain
Outstanding Options for Restricted Stock Units

This offer and withdrawal rights will expire at 5:00 p.m., Pacific Time, on October 23, 2006
(which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel), unless we extend them.

        By this offer, Check Point Software Technologies Ltd. and our subsidiaries or one of our affiliated companies (collectively referred to as “Check Point,” the “Company,” “we,” “our” or “us”) is giving you the opportunity to exchange all of your outstanding options granted on or after January 1, 2004 under our 1996 Israel Stock Option Plan, our 1996 United States Stock Option Plan, our 2000 RoW Stock Option Plan (which is a sub-plan of the 1996 Israel Stock Option Plan), our 2005 Israel Equity Incentive Plan, our 2005 RoW Master Equity Incentive Plan (which is a sub-plan of the 2005 Israel Equity Incentive Plan) or our 2005 United States Equity Incentive Plan (together, the “Plans”), whether vested or unvested, for restricted stock units. Restricted stock units are a promise by Check Point to issue ordinary shares in the future provided the vesting criteria are satisfied.

        If you participate in the offer, the number of restricted stock units you receive will depend on the Option Value (defined in the “Summary Term Sheet” and “Questions and Answers” section of this Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”)) of the eligible options that you are exchanging.

        We will grant restricted stock units on the same U.S. business date on which we cancel the exchanged options (the “restricted stock unit grant date”). We expect the restricted stock unit grant date to be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside). If the expiration date is extended, the restricted stock unit grant date will be similarly delayed. If you live in Israel, the restricted stock units will be granted under the terms of the 2005 Israel Equity Incentive Plan. If you live in the United States, the restricted stock units will be granted under the terms of the 2005 United States Equity Incentive Plan. If you live outside of the United States or Israel, the restricted stock units will be granted under the terms of the 2005 RoW Master Equity Incentive Plan, which is a sub-plan of the 2005 Israel Equity Incentive Plan.

        The vesting schedule of the restricted stock units will be as follows and is detailed in Section 9 of this Offer to Exchange, subject to your continued service to Check Point on each relevant vesting date:

—	None of the restricted stock units will be vested on the restricted stock unit grant date;

—	20% of the restricted stock units subject to the restricted stock unit grant will vest one (1) year from the restricted stock unit grant date;

—	20% of the restricted stock units subject to the restricted stock unit grant will vest two (2) years from the restricted stock unit grant date;

—	30% of the restricted stock units subject to the restricted stock unit grant will vest three (3) years from the restricted stock unit grant date; and

—	30% of the restricted stock units subject to the restricted stock unit grant will vest four (4) years from the restricted stock unit grant date.

        Our ordinary shares are traded on the Nasdaq Global Select Market under the symbol “CHKP.” On September 14, 2006, the closing price of our ordinary shares was $19.36 per share. You should evaluate the risks related to our business, our ordinary shares and this offer, and review current market quotes for our ordinary shares, among other factors, before deciding to participate in this offer.

        See “Risks of Participating in the Offer” beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

        If choose to participate in the offer, you must deliver the completed election form by facsimile, e-mail, portable document format (PDF) or by hand delivery before 5:00 p.m., Pacific Time, on October 23, 2006 (which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel) to:

Geula Gomen Check Point Software Technologies Ltd. 3A Jabotinsky St., Diamond Tower Ramat Gan 52520 Israel Fax: +972-3-7534950 E-mail: geula@checkpoint.com

        Only responses that are complete, signed and actually received by Geula Gomen by the deadline will be accepted. Check Point intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within four (4) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or withdrawal form. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense. Check Point has obtained an exemption with respect to this offer from the Israel Securities Authority.

        You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other option exchange program documents to John Slavitt, our General Counsel, at:

Check Point Software Technologies, Inc. 800 Bridge Parkway Redwood City, California 94065 (650) 628-2110

Offer to Exchange dated September 18, 2006.

        You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the restricted stock units in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

- i -

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

        The following are answers to some of the questions that you may have about this offer. You should carefully read this entire Offer to Exchange, the accompanying letter from Eyal Desheh, our Chief Financial Officer, dated September 18, 2006, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange eligible options for restricted stock units.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer

—	“Addendum” refers to the document that will be provided to each eligible employee that holds eligible options. The Addendum will list the number of outstanding shares subject to the eligible employee’s eligible option grants, the Option Value of each such eligible option grants and the number of restricted stock units the eligible employee will receive if he or she participates in the offer.

—	“cancellation date” refers to the same U.S. business day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside). If the expiration date is extended, then the cancellation date will be similarly delayed.

—	“eligible employee” refers to an employee of Check Point (which, for purposes of this offer, includes all subsidiaries or affiliates of Check Point) as of the commencement of the offer and the cancellation date, other than employees located in China and Denmark. However, none of the members of the board of directors are eligible employees.

—	“eligible options” refers to options that have been granted on or after January 1, 2004 under any of the Plans (as defined below) and remain outstanding and unexercised as of the expiration date. However, the number of options an eligible employee may exchange in this offer cannot exceed the Option Cap.

—	“exchanged options” refers to all options that you exchange pursuant to this offer.

—	“executive officers” refers to those officers of Check Point listed on Schedule A to this Offer to Exchange.

—	“expiration date” refers to the date that this offer expires. We expect that the expiration date will be October 23, 2006 at 5:00 p.m., Pacific Time (which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel). We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

—	“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on September 18, 2006 and we expect it to end at 5:00 p.m., Pacific Time, on October 23, 2006 (which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel).

—	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for Restricted Stock Units.

—	“Option Cap” refers to 441,110, which is 10% of the total number of options eligible for exchange in this offer. No single person may exchange options in this offer in excess of this Option Cap.

—	“Option Value” is the value of your eligible options as of September 12, 2006 as determined by the Company and listed on your Addendum. The Company has calculated the Option Value of your options by applying a modified Black-Scholes analysis (“Black-Scholes”). Black-Scholes refers to a well-established option pricing model used to calculate the value of an option. The modified Black-Scholes calculation Check Point applied in calculating the Option Value is based on a number of factors, some of which are subjective, including: the market value of the ordinary shares underlying the option on September 12, 2006, option exercise price, current market volatility, expected life of the option, and short-term (risk free) interest rate. Determining the Option Value of the eligible options requires the application of Check Point’s judgment because many of the assumptions used in the Black-Scholes calculation include estimates which necessarily have a subjective element.

—	“ordinary shares” refers to Check Point’s ordinary shares, nominal value 0.01 New Israeli Shekels per share.

—	“Plans” refers toour 1996 Israel Stock Option Plan, our 1996 United States Stock Option Plan, our 2000 RoW Stock Option Plan (a sub-plan of the 1996 Israel Stock Option Plan), our 2005 Israel Equity Incentive Plan, our 2005 RoW Master Equity Incentive Plan (a sub-plan of the 2005 Israel Equity Incentive Plan) and our 2005 United States Equity Incentive Plan. Each of the Plans is referred to as a “Plan.”

—	“restricted stock unit grant date” refers to the date that is the same U.S. business date as the expiration date and the cancellation date. This is the date when restricted stock units will be granted. We expect that the restricted stock unit grant date will be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside). If the expiration date is extended, then the restricted stock unit grant date will be similarly delayed.

—	“restricted stock units” refers to the restricted stock units issued pursuant to this offer that replace your exchanged options. Restricted stock units are promises by Check Point to issue ordinary shares in the future provided the vesting criteria are satisfied.

Q2.	How do I participate in this offer?

A2.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time, on October 23, 2006(which due to the time difference will be2:00 a.m. on October 24, 2006 in Israel):

1. Properly complete and sign the attached election form.

2. Deliver the completed and signed election form via facsimile, e-mail, portable document format (PDF) or by hand delivery to:

Geula Gomen Check Point Software Technologies Ltd. 3A Jabotinsky St., Diamond Tower Ramat Gan 52520 Israel Fax: +972-3-7534950 E-mail: geula@checkpoint.com

You should note that if you elect to exchange any eligible option grant in this offer, you must elect to exchange all shares subject to such eligible option grant. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, we will distribute to you an Addendum that contains a summary of your outstanding stock options. The Addendum also will include the Option Value of each eligible option grant and the number of restricted stock units you would receive in exchange for each eligible option.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time (which due to the time difference will be 4:00 p.m. in Israel (or 3:00 p.m. if standard time has begun in Israel)), on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within four (4) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Geula Gomen by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4)

Q3.	How many restricted stock units will I receive for the options that I exchange?

A3.	As stated above, the number of restricted stock units that you receive will depend on the Option Value of your exchanged options. You will receive a restricted stock unit grant equal in value to the Option Value of your exchanged options. The Option Value of your eligible options will be determined as of September 12, 2006. The number of restricted stock units you will receive is determined by dividing the Option Value by $19.20 (which is equal to the fair market value of an ordinary share of our stock as of September 12, 2006).

To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, we will distribute to you an Addendum that contains a summary of your outstanding stock options and the number of restricted stock units you will receive if you choose to participate in the offer. The Addendum also will include the Option Value of each eligible option so you know the exact value of the restricted stock units you would receive in exchange for your eligible options.

For purposes of this offer, the term “option” generally refers to an option to purchase one share of our ordinary shares. For purposes of applying the exchange ratio, fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant by grant basis. (See Section 2)

Example

If you exchange 500 options with an Option Value of $2,500, on the restricted stock unit grant date you will receive 131 restricted stock units. This is equal to the $2,500 value divided by $19.20 (which is equal to the fair market value of an ordinary share of our stock as of September 12, 2006) and rounded up to the nearest whole restricted stock unit.

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an employee of Check Point at the time of this offer and you remain an employee of Check Point or a successor entity through the restricted stock unit grant date. However, the members of our board of directors and employees located in China and Denmark may not participate. (See Section 1)

Q5.	Why is Check Point making this offer?

A5.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and shareholders to maximize shareholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own restricted stock units that have a greater retention value because such restricted stock units are more certain to provide a return than the underwater options. (See Section 3)

Q6.	Which of my options are eligible?

A6.	Your eligible options are those options that were granted on or after January 1, 2004 under our Plans and remain outstanding and unexercised as of the expiration date (currently expected to be October 23, 2006, which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside). (See Section 2)

Q7.	Are there circumstances under which I would not be granted restricted stock units?

A7.	Yes. If, for any reason, you are no longer an employee of Check Point on the restricted stock unit grant date, you will not receive any restricted stock units. Instead, you will keep your current eligible options and they will vest and expire in accordance with their terms. Except as provided by applicable law and/or any employment agreement between you and Check Point, your employment with Check Point will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1)

Moreover, even if we accept your eligible options, we will not grant restricted stock units to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting restricted stock units as a result of changes in the SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q8.	Am I required to participate in this option exchange?

A8.	No. Participation in this offer is completely voluntary. (See Section 2)

Q9.	What will be the purchase price of my restricted stock units?

A9.	The purchase price of a restricted stock unitwill be the nominal value of our ordinary shareswhich is equal to 0.01 New Israeli Shekels per share. If the ordinary shares underlying the restricted stock unitsare paid out to you upon vesting, the par value of the shares will be paid by Check Point. As a result, you do not have to make any cash payment to Check Point to receive your restricted stock units or the ordinary shares upon vesting. (See Section 9)

Q10.	When will my restricted stock units vest?

A10.	Each restricted stock unit will vest according to the following vesting schedule, subject to your continuing to be an employee or other service provider to Check Point through each relevant vesting date:

—	None of the restricted stock units will be vested on the restricted stock unit grant date.

—	20% of the restricted stock units subject to the restricted stock unit grant will vest one (1) year from the restricted stock unit grant date.

—	20% of the restricted stock units subject to the restricted stock unit grant will vest two (2) years from the restricted stock unit grant date.

—	30% of the restricted stock units subject to the restricted stock unit grant will vest three (3) years from the restricted stock unit grant date.

—	30% of the restricted stock units subject to the restricted stock unit grant will vest four (4) years from the restricted stock unit grant date.

We expect the restricted stock unit grant date will be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside). Vesting of your restricted stock units is subject to the following conditions:

—	Vesting on any given vesting date is subject to your continued service to Check Point through that vesting date.

—	After the restricted stock units vest, continued employment is not required to retain the ordinary shares issued under the restricted stock units.

—	We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted stock units that will vest on a particular vesting date and carrying over the fractional restricted stock unit to the following vesting date. (See Section 9)

Example: An option to purchase 500 shares with an Option Value equal to $2,500 is exchanged for 131 restricted stock units ($2,500 divided by $19.20, rounded up to the nearest whole restricted stock unit). The vesting commencement date of the exchanged option was June 15, 2005. The restricted stock units will vest as follows:

Exchanged Option:

Vesting commencement date of the exchanged option: June 15, 2005

Exercise Price of exchanged option: $21.40

Number of ordinary shares subject to exchanged options: 500

Option Value of exchanged options: $2,500

Restricted Stock Units:

Number of restricted stock units: 131

Exercise price of restricted stock unit: $0

Vested on restricted stock unit grant date: None

Vesting Schedule: None of the restricted stock units will be vested on the restricted stock unit grant date, 20% of the restricted stock units (rounded to 26 restricted stock units) will vest one (1) year from the restricted stock unit grant date, 20% of the restricted stock units (rounded to 26 restricted stock units) will vest two (2) years from the restricted stock unit grant date, 30% of the restricted stock units (rounded to 39 restricted stock units) will vest three (3) years from the restricted stock unit grant date and 30% of the restricted stock units (rounded to 40 restricted stock units) will vest four (4) years from the restricted stock unit grant date, subject to your continued service to the Company on each relevant vesting date. We expect the restricted stock unit grant date will be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside). If the expiration date is extended, the restricted stock unit grant date will be similarly delayed.

Restricted stock units which do not vest will be forfeited to Check Point.

Q11.	If I participate in this offer, do I have to exchange all of my eligible options?

A11.	No. You may pick and choose which of your outstanding eligible options you wish to exchange; provided, however, that the number of eligible options you exchange cannot exceed the Option Cap. If you decide to participate in this offer, you must elect to exchange all shares subject to an eligible option grant that you choose to exchange. You should note that we are not accepting partial tenders of options unless that option is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (See Question and Answer 12). This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. (See Section 2)

Q12.	What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A12.	If you have an option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an employee of Check Point beneficially owns a portion of that option, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer (even if legal title to that portion of the option is held by you and you are an eligible employee).

For instance, if you are an eligible employee and you hold an option to purchase 2,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 1,000 shares, then you may elect to exchange the portion of the option that you beneficially own covering the outstanding 500 shares, or you may elect not to participate in the offer at all with respect to this option. This is your only choice with respect to this option. (See Section 2)

Q13.	When will I receive my restricted stock units?

A13.	Unlike stock options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise restricted stock units in order to receive shares. If your restricted stock units vest in accordance with the vesting schedule set forth in your restricted stock unit agreement, you automatically will receive the shares subject to the restricted stock units promptly thereafter. Restricted stock units that do not vest will be forfeited to Check Point.

Q14.	When will my exchanged options be cancelled?

A14.	Your exchanged options will be cancelled on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside), unless the offer period is extended. (See Section 6)

Q15.	Once I surrender my exchanged options, is there anything I must do to receive the restricted stock units?

A15.	No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your restricted stock units. Your restricted stock units will be granted to you on the same day that the exchanged options are cancelled. We expect that the restricted stock unit grant date will be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside). In order to receive the shares covered by the restricted stock unit grant, you will need to remain an employee or service provider through the applicable vesting date, as described in Question and Answer 10. (See Section 1)

Q16.	When will I receive restricted stock units?

A16.	We will grant the restricted stock units on the restricted stock unit grant date. The restricted stock unit grant date will be the same U.S. business day as the cancellation date. We expect the restricted stock unit grant date will be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside). If the expiration date is extended, the restricted stock unit grant date will be similarly delayed. You will receive your restricted stock unit agreement promptly after the expiration of the offer. You will receive the shares subject to the restricted stock unit award when and if your award vests. (See Section 6)

Q17.	Can I exchange Check Point ordinary shares that I acquired upon a prior exercise of Check Point options?

A17.	No. This offer relates only to outstanding Check Point options. You may not exchange Check Point ordinary shares in this offer. (See Section 2)

Q18.	Will I be required to give up all of my rights under the cancelled options?

A18.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside). (See Section 6)

Q19.	Will the terms and conditions of my restricted stock units be the same as my exchanged options?

A19.	Restricted stock units are a different type of award than stock options, and so the terms and conditions of your restricted stock units will necessarily be different from your stock options. Further, your restricted stock units will be granted under the 2005 Israel Equity Incentive Option Plan, the 2005 RoW Master Equity Incentive Plan (a sub-plan of the 2005 Israel Equity Incentive Plan) or the 2005 United States Equity Incentive Plan, while your exchanged option may have been granted under a different plan with different terms and conditions. However, such changes generally will not substantially and adversely affect your rights, except that the vesting schedule of your restricted stock units will be different. (See Section 9)

In addition, the tax treatment of the restricted stock units will differ significantly from the tax treatment of your options. Please see Question and Answer 22 and the remainder of this Offer to Exchange for further details.

Q20.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A20.	If you choose not to participate or your options are not accepted for exchange, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain all of the other terms and conditions as set forth in the relevant agreement related to such stock option grant. (See Section 6)

Q21.	How does Check Point determine whether an option has been properly tendered?

A21.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

Q22.	Will I have to pay taxes if I participate in the offer?

A22.	If you participate in the offer and are a resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the restricted stock unit grant date. However, you normally will have taxable income when your restricted stock units vest, at which time Check Point typically will also have a tax withholding obligation. Although not obligated to do so, Check Point intends to automatically redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax withholding obligation. You may also have taxable capital gain when you sell the shares underlying the restricted stock unit. Note that the tax treatment of restricted stock units is significantly different from the tax treatment of your options and as a result of participating in the offer your tax liability could be higher than if you had kept your eligible options. Please see Section 14 for a reminder of the general tax consequences associated with options. (See Section 14)

If you participate in the offer and are a resident of Israel, you will not be subject to tax under the approval obtained from the Israeli Tax Authorities at the time of the exchange or on the restricted stock unit grant or vesting date. However, you will be subject to ordinary income tax on the gain (or portion thereof) when you sell the shares underlying the restricted stock units. (See Section 14)

If you participate in the offer and are subject to tax or social insurance contributions in Argentina, Australia, Austria, Belarus, Belgium, Brazil, Canada, the Czech Republic, Finland, France, Germany, Great Britain, Hong Kong, India, Italy, Japan, Korea, Mexico, the Netherlands, New Zealand, Norway, Poland, Russia, Singapore, Spain, Sweden, Switzerland, Taiwan or Turkey, please refer to Schedules C –EE of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you. (See Schedules C – EE)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional tax and social insurance consequences that may apply to you.

Q23.	What if Check Point is acquired by another company?

A23.	Although we are not currently anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Check Point is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted stock units in exchange for them. If Check Point is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the restricted stock units, including any adjustments to the purchase price or number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our ordinary shares in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our ordinary shares. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our ordinary shares resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for restricted stock units, your restricted stock units will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2005 Israel Equity Incentive Plan, the 2005 RoW Master Equity Incentive Plan or the 2005 United States Equity Incentive Plan, as applicable, and your new restricted stock unit agreement. (See Section 9)

Q24.	Will I receive a restricted stock unit agreement?

A24.	Yes. All restricted stock units will be subject to a restricted stock unit agreement between you and Check Point, as well as to the terms and conditions of the 2005 Israel Equity Incentive Plan, the 2005 RoW Master Equity Incentive Plan or the 2005 United States Equity Incentive Plan, as applicable. A copy of the form of the restricted stock unit agreement under each of these Plans is attached to the filing of this Offer to Exchange and is available on the SEC website at www.sec.gov. Your execution of the restricted stock unit agreement is a condition to receiving any ordinary shares under the restricted stock units. (See Section 9)

Q25.	Are there any conditions to this offer?

A25.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Sections 2 and 7)

Q26.	If you extend the offer, how will you notify me?

A26.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time (which due to the time difference will be 4:00 p.m. in Israel (or 3:00 p.m. if standard time has begun in Israel)), on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 16)

Q27.	How will you notify me if the offer is changed?

A27.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time (which due to the time difference will be 4:00 p.m. in Israel (or 3:00 p.m. if standard time has begun in Israel)), on the next U.S. business day following the day we change the offer. (See Sections 2 and 16)

Q28.	Can I change my mind and withdraw from this offer?

A28.	Yes. You may change your mind after you have submitted an election form and withdraw some or all of your elected options from the offer at any time before the expiration date (expected to be October 23, 2006, which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on November 14, 2006 (which due to the time difference will be 7:00 a.m. on November 15, 2006 in Israel), you may withdraw your options at any time thereafter. (See Section 5)

Q29.	Can I change my mind about which options I want to exchange?

A29.	Yes. You may change your mind after you have submitted an election form and change the options you elect to exchange at any time before the expiration date by completing and submitting a withdrawal form to Geula Gomen. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional options, or you may choose to exchange fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal form.

Q30.	How do I withdraw my election?

A30.	To withdraw your election, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and attached withdrawal form via facsimile, e-mail, portable document format (PDF) or by hand delivery to:

Geula Gomen Check Point Software Technologies Ltd. 3A Jabotinsky St., Diamond Tower Ramat Gan 52520 Israel Fax: +972-3-7534950 E-mail: geula@checkpoint.com

(See Section 5)

Q31.	What if I withdraw my election and then decide again that I want to participate in this offer?

A31.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form. (See Question and Answer 2 and Section 5)

Q32.	Are you making any recommendation as to whether I should exchange my eligible options?

A32.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” on page 14 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the restricted stock units you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q33.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A33.	You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other option exchange program documents to John Slavitt, our General Counsel, at:

Check Point Software Technologies, Inc. 800 Bridge Parkway Redwood City, California 94065 (650) 628-2110

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

        Participating in the offer involves a number of risks, including those described below. The risk factors discussed below and the risk factors under the heading entitled “Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2005, filed with the United States Securities and Exchange Commission (SEC) highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the United States, Israel and other countries, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

        In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are subject to certain risks and uncertainties, including those set forth in this section and elsewhere in this Offer to Exchange. Forward-looking statements involve risks, uncertainties and assumptions, and actual results or outcomes may differ materially from those expected or inferred from such forward-looking statements. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

        The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B, as well as our report on Form 20-F for the fiscal year ended December 31, 2005 and our Form 6-K furnished to the SEC on February 14, 2006 and July 19, 2006, respectively. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic Risks

If the price of our ordinary shares increases after the date on which your options are cancelled, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.

        Because the exchange ratio of this offer is not one-for-one with respect to all options, it is possible that, at some point in the future, your old options would have been economically more valuable than the restricted stock units granted pursuant to this offer. For example, if you exchange an option for 500 shares with an exercise price of $20.00 and an Option Value of $1,800, you would receive a grant of restricted stock units with a value of $1,800 and you would receive 94 restricted stock units. Assume, for illustrative purposes only, that one (1) year after the restricted stock unit grant date the price of our ordinary shares had increased to $26.00 per share. Under this example, if you had kept your exchanged options and sold them at $26.00 per share, you would have realized pre-tax gain of $3,000, but if you exchanged your options and sold the shares subject to the restricted stock unit grant, you would only realize a pre-tax gain of $2,444.

        In addition, you may have paid more taxes for your restricted stock units than you did for your options. For instance, in the above example, if the option was exercised for $20.00 per share while the fair market value of our ordinary shares was still $20.00 per share, no income tax would have been due at exercise. Upon the sale of the shares, you would have capital gain on $6.00 per share, which is the difference between the sale price of $26.00 and the $20.00 exercise price. If you held the shares more than twelve (12) months, this would be taxed at long-term capital gains rates (currently a maximum of 15%), and if you held the shares for less than twelve (12) months, this would be taxed at short-term capital gains rates (currently a maximum of 35%). If, instead, you had exchanged your options for restricted stock units, you would recognize ordinary income (currently at a maximum rate of 35%) on the full fair market value of the shares you receive at the time you receive them. For instance, if you vest in 18 restricted stock units on a day when the fair market value of our stock is $20.00 per share, you will recognize ordinary income on $360.00. You then would be subject to additional long- or short-term capital gain on any additional gain when you sell the shares. For instance, if you sold the shares at $26.00 per share, you would have a capital gain of $6.00 per share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the restricted stock units or the shares thereunder, while, in the example above, you would have paid $20.00 per share of post-tax dollars for the shares subject to your options.

If we are acquired by or merge with another company, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.

        A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our ordinary shares. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our ordinary shares resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

        Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment terminates for any reason before your restricted stock units vest, you will not receive any value from your restricted stock units.

        The restricted stock units will be subject to a vesting schedule. If you do not remain an employee or service provider through the date your restricted stock units vest, you will not be able to exercise that portion of your restricted stock units. Instead, your restricted stock units will expire immediately upon your termination. As a result, you will receive no value from your restricted stock units.

Tax-Related Risks

Tax effects of restricted stock units for tax residents of the United States.

If you participate in the offer and are a resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable ordinary income when your restricted stock units vest, at which time Check Point will also generally have a tax withholding obligation. Although not obligated to do so, Check Point intends to automatically redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax withholding obligation. You may also have taxable capital gains when you sell the shares underlying the restricted stock unit. Note that the tax treatment of restricted stock units is significantly different from the tax treatment of your options and as a result of your participating in this offer, your tax liability could be higher than if you had kept your eligible options. Please see Section 14 for a reminder of the general tax consequences associated with options.

Tax effects of restricted stock units for tax residents of Israel.

Please note that your options may have been granted to you under a tax-favored regime. Under this regime, no tax or national insurance and health tax contributions are due at grant, vesting or exercise of the option. At the sale of shares, the gain will be subject to capital gains tax treatment provided certain lock up periods (i.e., the lock up period as required under the tax law) and other requirements are met.

If you participate in the offer and are subject to tax in Israel, under the approval obtained from the Israeli Tax Authorities, you will not be required to recognize income for income tax, national insurance, or health tax contribution purposes at the time of the exchange, at the time the restricted stock units are granted to you, or at the time the restricted stock units vest. However, you will be subject to ordinary income tax on the gain (or portion thereof) when you sell the shares underlying the restricted stock units.

Tax effects of restricted stock units for tax residents of Argentina.

If you participate in the offer and are subject to tax in Argentina, you generally will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest, at which time your employer will also generally have a tax and social insurance withholding obligation. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Australia.

If you participate in the offer and are subject to tax in Australia, you may be required under current law to recognize income for tax purposes at the time of the exchange because the exchange constitutes a disposal of the shares. Assuming that you did not elect to be taxed at grant on your options and your options were qualifying rights, you will not be subject to tax on the restricted stock unit grant date. However, you generally will have taxable income at the first assessment time which will likely be when your restricted stock units vest. Your employer will not have a tax and social insurance withholding obligation. You must report the income on your tax return and pay any tax liability or Medicare levy in relation to the exchange and the restricted stock unit. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Austria.

If you participate in the offer and are subject to tax in Austria, you generally will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest, at which time your employer will also generally have a tax and social insurance withholding obligation. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Belarus.

If you participate in the offer and are subject to tax in Belarus, you will be subject to tax at the time of the exchange and the grant of the restricted stock unit because the tax authorities may view the units as a gift to you. The taxable amount will be equal to the value of the options exchanged for the restricted stock units. You also will be taxed at the time of vesting on the difference between the value of the shares at vesting and your costs to obtain the shares. Again, at the sale of the shares, you will be subject to tax on the difference between the value of the shares at the sale and their value at vesting. Your employer will not have a tax and social insurance withholding obligation on the income. You must report the income to your tax inspector within thirty (30) days of receipt and pay applicable taxes at your progressive tax rate.

Tax effects of restricted stock units for tax residents of Belgium.

If you participate in the offer and are subject to tax in Belgium, you should not normally be subject to tax at the time of your voluntary cancellation of the options in exchange for the restricted stock unit. Depending upon when your option was offered to you, when you accepted the grant and whether it was a qualifying right, you may have previously been subject to tax at the time the option was offered. Your tax liability for the option may continue even if you decide to surrender the option prior to its exercise. You will not be subject to tax on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest. Your employer likely will not have a tax and social insurance withholding obligation. You must report the income on your tax return and pay any tax liability in relation to the exchange and the restricted stock unit. You will not have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Brazil.

If you participate in the offer and are subject to tax in Brazil, you generally will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest. You are responsible for including all income in your annual income tax return and paying all applicable taxes. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Canada.

The tax treatment of the exchange of an option for the grant of the restricted unit is uncertain. If you participate in the offer and are subject to tax in Canada, you are likely to be required under current law to recognize income for tax purposes at the time of the exchange because it will be considered a disposal of the option. Although not certain, it is unlikely that you will be required to include any additional amounts in income for the year in which your units vests and the shares are issued to you. Your employer likely will have a tax and social insurance withholding obligation to the extent that you recognize income. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You will also have taxable income when you sell the shares underlying the restricted stock unit. The amount of the taxable income is not certain.

Tax effects of restricted stock units for tax residents of the Czech Republic.

If you participate in the offer and are subject to tax in the Czech Republic, you generally will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest, at which time your employer will also generally have a tax withholding obligation. It is not likely that you will be subject to social insurance or health insurance contributions on the income. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Finland.

If you participate in the offer and are subject to tax in Finland, you generally will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest, at which time your employer will also generally have a tax and social insurance withholding obligation. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of France.

If you participate in the offer and are subject to tax in France, you generally will not be required under current law to recognize income for income tax or social security purposes at the time of the exchange. Please note that your options may have been granted under a favorable tax and social security regime. If you decide to participate in the offer, the benefits of this favorable tax and social security regime will be lost. The new restricted stock unit grants will not be granted under a favorable tax and social security regime. You will not recognize income or social security obligations at the time the restricted stock units are granted to you. However, you generally will have taxable income when your restricted stock units vest. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy any tax and social security withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Germany.

If you participate in the offer and are subject to tax in Germany, you generally will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest, at which time your employer will also generally have a tax and social insurance withholding obligation. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Great Britain.

If you are a resident and ordinarily reside in the U.K. and you participate in the offer, you generally will not be required under current law to recognize income for income tax or national insurance contribution purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable income on the value of the shares when your restricted stock units vest. In addition, you will be responsible for paying employee and employer national insurance contributions on the value of the shares at the time of vesting and will need to execute a joint election form with respect to the employer national insurance contributions. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and national insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Hong Kong.

If you participate in the offer and are subject to tax in Hong Kong, you generally will not be required under current law to recognize income for income tax or Mandatory Provident Fund contribution purposes at the time of the exchange. It is also unlikely that you will be subject to tax on the restricted stock unit grant date. However, you likely will have taxable income when your restricted stock units vest, at which time your employer will also generally have a tax reporting obligation. It is unlikely that the income will be subject to Mandatory Provident Fund contributions. You must report the income on your tax return and pay any tax liability in relation to the restricted stock unit. You will not have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of India.

If you participate in the offer and are subject to tax in India, it is unlikely that you will be required under current law to recognize income for income tax or provident fund contribution purposes at the time of the exchange or on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest, at which time your employer will also generally have a tax withholding obligation. It is unlikely that the income will be subject to provident fund contributions. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Italy.

If you participate in the offer and are subject to tax in Italy, you generally will not be required under current law to recognize income for income tax or social security purposes at the time of the exchange. Please note that your options may have been granted under a fair market value plan or other exemption which provided favorable tax and social insurance treatment for the income from the option exercise. If you decide to participate in the exchange, the benefits of this favorable tax and social insurance program will be lost. Further, you should be aware of recent changes to the fair market value plan exemption that may effect your willingness to participate in the exchange.1 You will not be subject to tax or social insurance contributions on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest, at which time your employer will also generally have a tax and social insurance withholding obligation. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Japan.

If you participate in the offer and are subject to tax in Japan, it is unlikely that you will be required under current law to recognize income for income tax or social insurance contribution purposes at the time of the exchange or on the restricted stock unit grant date, although the tax laws are uncertain. However, you likely will have taxable income when your restricted stock units vest. It is unlikely that the income will be subject to social insurance contributions. You must report the income on your tax return and pay any tax liability in relation to the exchange or the restricted stock unit. You will also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Korea.

If you participate in the offer and are subject to tax in Korea, you likely will not be required under current law to recognize income for income tax or social insurance contribution purposes at the time of the exchange or on the restricted stock unit grant date. However, you will have taxable income when your restricted stock units vest, at which time your employer may also have a tax and social insurance withholding obligation. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Mexico.

If you participate in the offer and are subject to tax in Mexico, you generally will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest. The social insurance treatment of restricted stock units is uncertain in Mexico. You must report the income on your tax return and pay any tax liability in relation to the restricted stock unit. You may also have taxable income when you sell the shares underlying the restricted stock unit.

    1        Please note that as of July 4, 2006, the fair market value plan tax exemption which had been in effect for options granted before January 1, 1998 or after January 15, 2000 has been repealed by a recent decree. As a result, companies must start withholding tax from the spread for option exercises occurring on or after July 4, 2006. Social insurance contributions on the spread at exercise are not due if the option was granted on or before July 4, 2006, but would be due if the option was granted after July 4, 2006.

Tax effects of restricted stock units for tax residents of the Netherlands.

If you participate in the offer and are subject to tax in the Netherlands, you may be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange if the exchange is a deemed disposable of the option. You will not be subject to tax or social insurance contributions on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest, at which time your employer will also generally have a tax and social insurance withholding obligation. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You will not have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of New Zealand.

If you participate in the offer and are subject to tax in New Zealand, you generally will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest. Generally, your employer will not have a tax reporting or withholding obligation. It is your responsibility to report the income on your tax return and pay any tax liability in relation to the restricted stock unit. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Norway.

If you participate in the offer and are subject to tax in Norway, you generally will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest, at which time your employer will also generally have a tax and social insurance withholding obligation. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Poland.

If you participate in the offer and are subject to tax in Poland, you likely will not be required under current law to recognize income for income tax or social insurance contribution purposes at the time of the exchange or on the restricted stock unit grant date. However, you will likely have taxable income when your restricted stock units vest, at which time your employer will also generally have a tax withholding obligation. It is unlikely that the income will be subject to social insurance contributions. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You also likely will be subject to tax on the entire sales proceeds when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Russia.

If you participate in the offer and are subject to tax in Russia, you generally will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest. It is unlikely that you will be subject to Unified Social Tax or any other social insurance contributions on the restricted stock units. You must report the income on your tax return and pay any tax liability in relation to the restricted stock unit. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Singapore.

If you participate in the offer and are subject to tax in Singapore, you likely will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange and on the restricted stock unit grant date. However, there is a risk that the Inland Revenue Authority of Singapore may view the exchange as a taxable release, in which case, you will be subject to tax on the value of the shares subject to your eligible options at the time of cancellation. You generally will have taxable income when your restricted stock units vest unless you are eligible for an exemption or deferral. It is unlikely that you will be subject to Central Provident Fund contributions on the restricted stock units. You must report the income on your tax return and pay any tax liability in relation to the restricted stock unit. You will not have taxable income when you sell the shares underlying the restricted stock unit. Special withholding rules apply if you are neither a Singapore citizen nor a permanent resident or are a Singapore resident who intends to leave Singapore permanently.

Tax effects of restricted stock units for tax residents of Spain.

If you participate in the offer and are subject to tax in Spain, you likely will not be required under current law to recognize income for income tax or social insurance contribution purposes at the time of the exchange or on the restricted stock unit grant date. However, you will have taxable income when your restricted stock units vest, to the extent that a tax exemption does not apply, at which time your employer will also generally have a tax and social insurance withholding obligation. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Sweden.

If you participate in the offer and are subject to tax in Sweden, you generally will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest, at which time your employer will also generally have a tax and social insurance withholding obligation. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Switzerland.

Swiss employees are subject to tax at the federal, cantonal and municipal level. The practice of the tax authorities might differ from canton to canton. Accordingly, if you participate in the offer and are subject to tax in Switzerland, you should check with your local tax advisor as to the tax consequences in your canton. You likely will not be required under current law to recognize income for income tax or social insurance contribution purposes at the time of the exchange or on the restricted stock unit grant date. However, you likely will have taxable income when your restricted stock units vest. If you are a tax resident of Switzerland and a Swiss national or foreign employee holding a “C” resident permit, your employer is not required to withhold income tax at vesting, but will withhold social insurance contributions. If you are a foreign employee holding a “B” permit or are otherwise subject to withholding at source, your employer will withhold income tax and any applicable social insurance contributions. Check Point may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and/or social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You will not have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Taiwan.

If you participate in the offer and are subject to tax in Taiwan, you likely will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable income when your restricted stock units vest. You likely will not be subject to social insurance contributions on the income. You must report the income on your tax return and pay any tax liability in relation to the restricted stock unit. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax effects of restricted stock units for tax residents of Turkey.

If you participate in the offer and are subject to tax in Turkey, you generally will not be required under current law to recognize income for income tax or social insurance purposes at the time of the exchange, on the restricted stock unit grant date or when your restricted stock units vest. You will be subject to tax on any capital gain when you sell the shares underlying the restricted stock unit. You must report the income on your tax return and pay any tax liability in relation to the restricted stock unit.

Tax-related risks for tax residents of multiple countries.

        If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Risks Related to Our Business and Our Market

If the market for Internet security solutions does not continue to grow our business will be adversely affected.

        The market for our products has expanded rapidly over the last decade, but the market for Internet security solutions may not continue to grow. Continued growth of this market will depend, in large part, upon:

—	the continued expansion of Internet usage and the number of organizations adopting or expanding intranets,

—	the ability of their respective infrastructures to support an increasing number of users and services, and

—	the continued development of new and improved services for implementation across the Internet and between the Internet and intranets.

        If the necessary infrastructure or complementary products and services are not developed in a timely manner and, consequently, the enterprise security, Internet and intranet markets fail to grow or grow more slowly than we currently anticipate, our business, operating results and financial condition will be materially adversely affected.

We may not be able to successfully compete.

        The market for Internet security solutions is intensely competitive and we expect that competition will increase in the future. Our principal competitors include Cisco Systems, Inc., F5 Networks, Inc., Internet Security Systems, Inc., Juniper Networks, Inc., McAfee, Inc., Microsoft Corporation, SonicWALL Inc., Symantec Inc. and WatchGuard Technologies Inc.

        Some of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, technical and marketing resources than us. As a result, they may be able to adapt better than us to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products. In addition, consolidation in the Internet security market may affect our competitive position. We may not be able to continue competing successfully against our current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which will materially adversely affect our business, operating results and financial condition.

        The market for Internet security also includes many niche competitors, generally smaller companies at a relatively early stage of operations, which are focused on specific Internet security needs. These companies’ specialized focus may enable them to adapt better than us to new or emerging technologies and changes in customer requirements in their specific areas of focus. In addition, some of these companies can invest relatively large resources on very specific technologies or customer segments. Although to date none of these companies has materially affected our business, the cumulative effect of these companies’ activities in the market may result in price reductions, reduced gross margins and loss of market share, any of which will materially adversely affect our business, operating results and financial condition.

        Vendors of operating system software or networking hardware may enhance their products to include functionality that is currently provided by our products. The widespread inclusion of the functionality of our software as standard features of operating system software or networking hardware could render our products obsolete and unmarketable, particularly if the quality of such functionality were comparable to that of our products. Furthermore, even if the network or application security functionality provided as standard features by operating systems software or networking hardware is more limited than that of our solutions, a significant number of customers may elect to accept more limited functionality in lieu of purchasing additional solutions.

        If any of the events described above are realized, our business, operating results and financial condition will be materially adversely affected.

If we fail to enhance our existing products, develop new and more technologically advanced products or successfully commercialize these products, the results of our operations will suffer.

        The Internet security industry is characterized by rapid technological advances, changes in customer requirements, frequent new product introductions and enhancements, and evolving industry standards in computer hardware and software technology. In particular, the market for Internet and intranet applications is rapidly evolving. As a result, we must continually change and improve our products in response to changes in operating systems, application software, computer and communications hardware, networking software, programming tools and computer language technology.

        Our future operating results will depend upon our ability to enhance our current products and to develop and introduce new products on a timely basis, to address the increasingly sophisticated needs of our customers and to keep pace with technological developments, new competitive product offerings and emerging industry standards. Our competitors’ introduction of products embodying new technologies and the emergence of new industry standards may render our existing products obsolete or unmarketable. While we have been successful in developing and marketing new products and product enhancements that respond to technological change and evolving industry standards, we may not be able to continue to do so. In addition, we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products. Furthermore, our new products or product enhancements may not adequately meet the requirements of the marketplace or achieve market acceptance. In some cases, a new product or product enhancements may negatively affect sales of our existing products. If we do not respond adequately to the need to develop and introduce new products or enhancements of existing products in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition will be materially adversely affected.

Undetected product defects may increase our costs and impair the market acceptance of our products and technology.

        Our products are complex and must meet stringent quality requirements. They may contain undetected hardware or software errors or defects, especially when new products are first introduced or when new versions are released. In particular, the personal computer hardware environment is characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. We may need to divert the attention of our engineering personnel from our research and development efforts to address instances of errors or defects. In addition, we may in the future incur costs associated with warranty claims.

        Our products are used to manage Internet security, which may be critical to organizations. As a result, the sale and support of our products entails the risk of product liability and related claims. We do not know whether, in the future, we will be subject to liability claims or litigation for damages related to product errors, or will experience delays as a result of these errors. Our sales agreements and product licenses typically contain provisions designed to limit our exposure to potential product liability or related claims. In selling our products, we rely primarily on “shrink wrap” licenses that are not signed by the end user, and for this and other reasons these licenses may be unenforceable under the laws of some jurisdictions. As a result, the limitation of liability provisions contained in these licenses may not be effective. Although we maintain product liability insurance, the coverage limits of these policies may not provide sufficient protection against an asserted claim. If litigation were to arise, it could, regardless of its outcome, result in substantial expense to us, significantly divert the efforts of our technical and management personnel, and disrupt or otherwise severely impact our relationships with current and potential customers. In addition, if any of our products fails to meet specifications or has reliability, quality or compatibility problems, our reputation could be damaged significantly and customers might be reluctant to buy our products, which could result in a decline in revenues, a loss of existing customers or the inability to attract new customers.

Our earnings will be adversely affected due to compliance with new accounting policies relating to the expensing of stock options.

        We are required to prepare financial statements in accordance with the Financial Accounting Standards Board’s (FASB) recently issued accounting standard SFAS No. 123(R), “Shared-Based Payment.” SFAS No. 123(R) requires the fair value of all equity-based awards granted to employees to be recognized in financial statements beginning in the first quarter of 2006. The result is that we will be required to record an expense with respect to stock option grants, even if the exercise price of the stock options is equal to the market price of the underlying shares on the date of grant. The adoption of SFAS No. 123(R) will have a material adverse effect on our results of operations, although it will have no impact on our overall financial position or cash flows. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The impact will depend on our levels of share-based payments granted in the future, among other things.

Our operating margins may decline.

        We may experience a decline in operating margins due to the following reasons:

—	increased competition that will result in pressure on us to reduce prices,

—	additional investments in the continuing development and expansion of our sales and marketing organization, including the expansion of our field organization both in the United States and additional countries in Europe, Asia and Latin America,

—	integration of an acquired business that at the time of acquisition has operating margins lower than ours,

—	additional expansion of our research and development organization,

—	changes to the treatment of stock option compensation due to the adoption of SFAS No. 123(R), and

—	expected growth in the percentage of revenues that we derive from products incorporating hardware, which have lower operating margins than software products.

        Our operating margins are likely to fluctuate based on the amount and timing of these developments. In addition, if our revenue levels are below expectations, this will likely have an adverse effect on our operating margins, since most of our expenses are not variable.

Our quarterly operating results are likely to fluctuate, which could cause us to miss expectations about these results and cause the trading price of our ordinary shares to decline.

        Our revenues from our sales are not consistent from quarter to quarter and we experience some degree of seasonality in our sales. Factors that could cause our revenues and operating results to fluctuate from period to period include:

—	changes in customer capital spending budgets and the allocation of these budgets over the course of the year;

—	seasonal trends in customer purchasing;

—	the occurrence of Internet security breaches or threats;

—	the timing and success of new products and new technologies introduced by us or our competitors;

—	regional or global economic and political conditions;

—	our ability to integrate the technology and operations of acquired businesses with our own business; and

—	fluctuations in foreign currency exchange rates.

        Unfavorable changes in the factors listed above, most of which are outside of our control, could materially adversely affect our business, operating results and financial condition.

        Historically, our revenues have reflected seasonal fluctuations related to the slowdown in spending activities in Europe for the third quarter, and the increased activity related to the year-end purchasing cycles of many users of our products. We believe that we will continue to encounter quarter-to-quarter seasonality.

        We operate with virtually no backlog. Therefore, the timing and volume of orders within a given period and our ability to fulfill these orders determine the amount of our revenues within the period. We derive our sales principally through indirect channels, making it difficult for us to predict revenues. Furthermore, our expense levels are based, in part, on our expectations as to future revenues. If our revenue levels are below expectations, our operating results are likely to be adversely affected, since most of our expenses are not variable. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to the factors described above, it is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors. In this event, the price of our ordinary shares would likely decline significantly.

We are exposed to additional costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.

        As a public company, we will be spending an increased amount of management time and resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission regulations and Nasdaq Global Select Market rules. Particularly, as a foreign private issuer, we will need to comply with the provisions of Section 404 of the Sarbanes-Oxley Act no later than the filing of our annual report on Form 20-F for the fiscal year ending December 31, 2006. Section 404 requires management’s annual review and evaluation of our internal controls over financial reporting, and attestation of the effectiveness of our internal controls over financial reporting by management and our independent registered public accounting firm in connection with the filing of our annual report on Form 20-F for the fiscal year ending December 31, 2006, and with each subsequently filed annual report on Form 20-F. As part of this process, we will need to document and test our internal control systems and procedures and make improvements in order for us to comply with the requirements of Section 404. This process will result in additional accounting and legal expenses.

We depend on our key personnel, including our executive officers, and the failure to attract and retain key personnel could adversely affect our business.

        Our future performance depends in large part on the continued service of our key technical, marketing, sales and management personnel, including particularly our executive officers who were involved in the development of our Stateful Inspection technology and all of our principal products and technologies. None of our key personnel is bound by an employment agreement requiring service for any defined period of time. Our future performance also depends on our ability to attract such skilled personnel in the future. Competition for these personnel is intense. In order to retain our employees, we provide many of them with cash and stock based awards that can be realized over time, for their long term contribution, and we offer some of them career development paths within Check Point. We cannot assure you that we can retain our key personnel in the future. The loss of services of any of our key personnel, the inability to retain and attract qualified personnel in the future, or delays in hiring required personnel could make it difficult for us to meet key objectives, such as timely product introductions, and could adversely affect our business, financial condition and results of operations.

Under current U.S. and Israeli law, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

        Under current U.S. and Israeli law, we may not be able to enforce, in whole or in part, agreements that prohibit some of our employees from competing with us or working for our competitors after they cease working for us. It may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. For example, Israeli courts have recently required employers seeking to enforce non-competition undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or its intellectual property. If we cannot demonstrate that material harm would be caused to us, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

We are dependent on a small number of distributors and resellers and on a limited number of product families.

        Two distributors accounted for about 24% of our sales in 2005 (approximately 12% each), and in each of 2003 and 2004 a single distributor accounted for about 13% of our sales. We expect that a small number of distributors and resellers will continue to generate a significant portion of our sales. If these distributors and resellers reduce the amount of their purchases from us, our business, operating results and financial condition could be materially adversely affected.

        Currently, most of our revenues are generated from sales of Internet security products, which are primarily sold under the VPN-1 and related brands, and related sales of software subscriptions, support, training and consulting. Our future growth depends heavily on our ability to effectively develop and sell new product lines as well as add new features to existing product lines.

We incorporate third party technology in our products, which may make us dependent on the providers of these technologies and expose us to potential intellectual property claims.

        Our products contain certain technology that others license to us. Third party developers or owners of technologies may not be willing to enter into, or renew, license agreements with us regarding technologies that we may wish to incorporate in our products, either on acceptable terms or at all. If we cannot obtain licenses to these technologies, we may be at a disadvantage compared with our competitors who are able to license these technologies. In addition, when we do obtain licenses to third party technologies that we did not develop, we may have little or no ability to determine in advance whether the technology infringes the intellectual property rights of others. Our suppliers and licensors may not be required or may not be able to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only up to a maximum amount, above which we would be responsible for any further costs or damages.

We are the defendants in various lawsuits, and litigation is expensive and disruptive.

        We are the defendants in various lawsuits, including employment claims and other legal proceedings in the normal course of our business. In addition, we received several class action complaints alleging violations of the federal securities laws. These complaints were later consolidated by the court into one action. Legal proceedings can be expensive, lengthy and disruptive to normal business operations, and can require extensive management attention and resources, regardless of their merit. Moreover, we cannot predict the results of complex legal proceedings, and an unfavorable resolution of a lawsuit or proceeding could materially adversely affect our business, results of operations and financial condition.

Class action litigation due to stock price volatility or other factors could cause us to incur substantial costs and divert our management’s attention and resources.

        In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against that company. Companies such as ours in the software industry and other technology industries are particularly vulnerable to this kind of litigation as a result of the volatility of their stock prices. As noted above, we have been named as a defendant in this kind of litigation. Any litigation of this sort could result in substantial costs and a diversion of management’s attention and resources.

We may not be able to successfully protect our intellectual property rights.

        We seek to protect our proprietary technology by relying on a combination of common law copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions. We have certain patents in the United States and some other countries, as well as pending patent applications. We cannot guarantee that pending patent applications will be issued, either at all or within the scope of the patent claims that we have submitted. In addition, someone else may challenge our patents and these patents may be found invalid. Furthermore, others may develop technologies that are similar to or better than ours, or may work around any patents issued to us. Despite our efforts to protect our proprietary rights, others may copy aspects of our products or obtain and use information that we consider proprietary. Although we do not know the extent to which there is piracy of our software products, software piracy is a persistent problem. We try to police this type of activity, but it is difficult to do so effectively. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States or Israel. Our efforts to protect our proprietary rights may not be adequate or our competitors may independently develop technology that is similar to our technology.

We are exposed to various legal, business, political and economic risks associated with international operations; these risks could increase our costs, reduce future growth opportunities and affect our results of operations.

        We sell our products worldwide, and we book a significant portion of our revenue outside the United States. We intend to continue to expand our international operations, which will require significant management attention and financial resources. In order to continue to expand worldwide, we will need to establish additional operations, hire additional personnel and recruit additional channel partners internationally. To the extent that we are unable to do so effectively, our growth is likely to be limited and our business, operating results and financial condition will be materially adversely affected.

        Our international revenues and operations subject us to many risks inherent in international business activities, including, but not limited to:

—	technology import and export license requirements;

—	costs of localizing our products for foreign countries, and the lack of acceptance of localized products in foreign countries;

—	trade restrictions;

—	imposition of or increases in tariffs or other payments on our revenues in these markets;

—	changes in regulatory requirements;

—	greater difficulty in protecting intellectual property;

—	difficulties in managing our overseas subsidiaries and our international operations;

—	changes in general economic conditions;

—	political instability and civil unrest, which could discourage investment and complicate our dealings with governments;

—	variety of foreign laws and legal standards;

—	expropriation and confiscation of assets and facilities;

—	fluctuations in currency exchange rates, such as an increase in the value of the U.S. dollar relative to foreign currencies that would make our products more expensive in local currency and, therefore, potentially less competitive in those markets;

—	difficulties in collecting receivables from foreign entities or delayed revenue recognition;

—	differing labor standards;

—	potentially adverse tax consequences, including taxation of a portion of our revenues at higher rates than the tax rate that applies to us in Israel; and

—	the introduction of exchange controls and other restrictions by foreign governments.

        These difficulties could cause our revenues to decline, increase our costs or both.

Potential political, economic and military instability in Israel, where our principal executive offices and our principal research and development facilities are located, may adversely affect our results of operations.

        We are incorporated under the laws of the State of Israel, and our principal executive offices and principal research and development facilities are located in Israel. Accordingly, political, economic and military conditions in and surrounding Israel may directly affect our business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors, and a state of hostility, varying in degree and intensity, has led to security and economic difficulties for Israel. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could materially adversely affect our operations. Since October 2000 terrorist violence in Israel has increased significantly, negotiations regarding peace between Israel and the Palestinian Authority have diminished or ceased, and there has been increased military activity, including the recent armed conflict between Israel and Hezbollah in Lebanon. Ongoing and revived hostilities or other Israeli political or economic factors could materially adversely affect our business, operating results and financial condition.

Our operations may be disrupted by the obligations of our personnel to perform military service.

        Many of our male employees in Israel, including members of senior management, are obligated to perform one (1) month (in some cases more) of annual military reserve duty until they reach age forty-five (45) and, in the event of a military conflict, could be called to active duty. Our operations could be disrupted by the absence of a significant number of our employees related to military service or the absence for extended periods of military service of one or more of our key employees. A disruption could materially adversely affect our business, operating results and financial condition.

We are controlled by a small number of existing shareholders, who may make decisions with which you may disagree.

        As of December 31, 2005 our directors and executive officers beneficially owned approximately 23.5% of our outstanding ordinary shares. The interests of these shareholders may differ from your interests and present a conflict. If these shareholders act together, they could exercise significant influence over our operations and business strategy. For example, although these shareholders hold considerably less than a majority of our outstanding ordinary shares, they have sufficient voting power to influence all matters requiring approval by our shareholders, including the election and removal of directors and the approval or rejection of mergers or other business combination transactions. In addition, this concentration of ownership may delay, prevent or deter a change in control, or deprive you of a possible premium for your ordinary shares as part of a sale of our company.

We may be required to provide indemnification to our directors and officers.

        We have entered into agreements with each of our directors and senior officers to insure, indemnify and exculpate them against some types of claims, subject to dollar limits and other limitations. These agreements provide, subject to Israeli law, for us to indemnify each of these directors and senior officers for any of the following obligations or expenses that they may incur:

—	monetary liability imposed on the director or senior officer in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court, for an act that the director or senior officer performed by virtue of being our director or senior officer;

—	reasonable legal costs, including attorneys’ fees, expended by a director or senior officer as a result of an investigation or proceeding instituted against the director or senior officer by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against the director or senior officer and either:

—	no financial liability was imposed on the director or senior officer in lieu of criminal proceedings; or

—	financial liability was imposed on the director or senior officer in lieu of criminal proceedings but the alleged criminal offense does not require proof of criminal intent; and

—	reasonable legal costs, including attorneys’ fees, expended by the director or senior officer or for which the director or senior officer is charged by a court:

—	in an action brought against the director or senior officer by us, on our behalf or on behalf of a third party;

—	in a criminal action in which the director or senior officer is found innocent; or

—	in a criminal action in which the director or senior officer is convicted but in which proof of criminal intent is not required.

Our business and operations are especially subject to the risks of earthquakes and other natural catastrophic events.

        Our headquarters in the United States, as well as certain of our research and development operations, are located in the Silicon Valley area of Northern California, a region known for seismic activity. A significant natural disaster, such as an earthquake, could damage our operations and properties, and adversely affect our business, operating results and financial condition.

The tax benefits available to us under Israeli law require us to meet several conditions, and may be terminated or reduced in the future, which would increase our taxes.

        Our facilities in Israel have been granted Approved Enterprise status under the Law for the Encouragement of Capital Investments, 1959, commonly referred to as the Investment Law. The Investment Law provides that capital investments in a production facility (or other eligible assets) may be designated as an Approved Enterprise. Until recently, the designation required advance approval from the Investment Center of the Israel Ministry of Industry, Trade and Labor (the Investment Center). For these programs to be eligible for tax benefits, we must meet certain conditions, relating principally to adherence to the approved programs and to periodic reporting obligations. We believe that we are currently in compliance with these requirements. However, if we fail to meet these requirements, we would be subject to corporate tax in Israel at the regular statutory rate. We could also be required to refund tax benefits, with interest and adjustments for inflation based on the Israeli consumer price index.

        Our board of directors has determined that we will not distribute any amounts of our undistributed tax exempt income as dividend. We intend to reinvest our tax-exempt income and not to distribute such income as a dividend. Accordingly, no deferred income taxes have been provided on income attributable to our Approved Enterprise program as the undistributed tax exempt income is essentially permanent in duration.

        On April 1, 2005, an amendment to the Investment Law came into effect, which revised the criteria for investments qualified to receive tax benefits. An eligible investment program under the amendment will qualify for benefits as a Privileged Enterprise (rather than the previous terminology of Approved Enterprise). Among other things, the amendment provides tax benefits to both local and foreign investors and simplifies the approval process. The amendment does not apply to investment programs approved prior to December 31, 2004. The new tax regime will apply to new investment programs only.

        As a result of the amendment, tax-exempt income generated under the provisions of the new law will subject us to taxes upon distribution or liquidation and we may be required to record deferred tax liability with respect to such tax-exempt income. We are currently evaluating the impact the amendment will have on us. Based on our preliminary analysis, it may materially adversely affect our 2006 financial statements.

Provisions of Israeli law and our articles of association may delay, prevent or make difficult an acquisition of us, prevent a change of control and negatively impact our share price.

        Israeli corporate law regulates acquisitions of shares through tender offers and mergers, requires special approvals for transactions involving directors, officers or significant shareholders, and regulates other matters that may be relevant to these types of transactions. Furthermore, Israeli tax considerations may make potential acquisition transactions unappealing to us or to some of our shareholders. For example, Israeli tax law may subject a shareholder who exchanges his or her ordinary shares for shares in a foreign corporation to taxation before disposition of the investment in the foreign corporation. These provisions of Israeli law may delay, prevent or make difficult an acquisition of our company, which could prevent a change of control and therefore depress the price of our shares.

        In addition, our articles of association contain certain provisions that may make it more difficult to acquire us, such as the ability of our board of directors to issue preferred shares. These provisions may have the effect of delaying or deterring a change in control of us, thereby limiting the opportunity for shareholders to receive a premium for their shares and possibly affecting the price that some investors are willing to pay for our securities.

THE OFFER

1.	Eligibility.

        You are an “eligible employee” if you are an employee of Check Point, other than an employee located in China or Denmark, and you remain employed by Check Point or a successor entity through the date on which the exchanged options are cancelled. However, none of the members of our board of directors are eligible to participate in the offer. Our directors and executive officers are listed on Schedule A to this Offer to Exchange.

        To receive a grant of restricted stock units, you must remain employed by Check Point or a successor entity through the restricted stock unit grant date, which will be the same U.S. business day as the cancellation date. If you do not remain employed by Check Point or a successor entity through the restricted stock unit grant date, you will keep your current eligible options and they will vest and expire in accordance with their terms. If we do not extend the offer, the restricted stock unit grant date will be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the U.S. where eligible employees reside). Except as provided by applicable law and/or any employment agreement between you and Check Point, your employment with Check Point will remain “at-will” and can be terminated by you or Check Point at any time, with or without cause or notice. In order to vest in your restricted stock units and receive the shares subject to the award, you must remain an employee or other service provider through each relevant vesting date.

2.	Number of options; expiration date.

        Subject to the terms and conditions of this offer, we will accept for exchange options granted on or after January 1, 2004 under the Plans that are held by eligible employees, are outstanding and unexercised as of the expiration date, and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. However, the number of options an eligible employee may exchange in this offer cannot exceed the Option Cap (which is 441,110 shares). In order to be eligible, options must be outstanding on the expiration date.

        You may decide which of your eligible options you wish to exchange; provided, however, the number of options that you exchange cannot exceed the Option Cap. If you elect to participate in this offer, you must exchange all of the shares subject to any eligible option grant that you choose to exchange. Except for options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), we are not accepting partial tenders of options. However, if you elect to participate in this offer, you must exchange the remaining portion of any option grant that you have partially exercised.

        For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange your first option but choose not to exchange your second and third option grant. You may not elect to exchange your first option with respect to options to purchase only 150 shares (or any other partial amount) under that option.

        As discussed above, this rule will not apply to the portion of any option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an employee of Check Point. Any such portion of an option may not be exchanged in this Offer to Exchange (even if title to that portion of the option is held by an eligible employee). However, the portion beneficially owned by the eligible employee may be tendered in the offer if eligible; such portion must be tendered for all remaining outstanding shares. For instance, if the option to purchase 3,000 shares in the example above is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to participate in the offer and exchange the portion of the option that you beneficially own covering the outstanding 1,500 shares.

        Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted restricted stock units with a value equal to the Option Value of the exchanged option as of September 12, 2006. The number of restricted stock units you will receive is determined by dividing the Option Value by $19.20, which is equal to the fair market value of our ordinary shares on September 12, 2006. For example, if you exchange an option with an Option Value of $1,500, you will receive an award of 79 restricted stock units. This is equal to the $1,500 value divided by $19.20 (which is equal to the fair market value of an ordinary share of our stock as of September 12, 2006). Fractional shares will be rounded up to the nearest whole restricted stock unit on a grant by grant basis.

        For purposes of this offer, the term “option” generally refers to an option to purchase one of our ordinary shares.

        All restricted stock units will be subject to the terms of our 2005 Israel Equity Incentive Plan (if you are located in Israel), the 2005 RoW Master Equity Incentive Plan (if you are located outside of Israel or the United States) or our 2005 United States Equity Incentive Plan (if you are located in the United States), and to a restricted stock unit agreement entered into between you and Check Point. The current form of restricted stock unit agreement under each of the 2005 Israel Equity Incentive Plan, the 2005 RoW Master Equity Incentive Plan and the 2005 United States Equity Incentive Plan is attached as an exhibit to the Schedule TO with which this Offer to Exchange has been filed.

        The expiration date for this offer will be 5:00 p.m., Pacific Time, on October 23, 2006 (which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel), unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3.	Purposes of the offer.

        The primary purpose of this offer is to foster retention of our valuable employees and better align the interests of our employees and shareholders to maximize shareholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” The restricted stock units may have greater employee retention value than the exchanged options and therefore benefit Check Point in its efforts to retain valuable employees. For eligible employees, this offer is a voluntary opportunity to exchange “underwater” options for restricted stock units, which are more certain to provide a return than the exchanged options.

        Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

—	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Check Point;

—	Any purchase, sale or transfer of a material amount of our assets;

—	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

—	Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

—	Any other material change in our corporate structure or business;

—	Our ordinary shares being delisted from the Nasdaq Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

—	Our ordinary shares becoming eligible for termination of registration pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

—	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

—	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

—	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

        Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

        Proper election to exchange options.

        Participation in this offer is voluntary. If you choose to participate in the offer, you must deliver the completed election form by facsimile, e-mail, portable document format (PDF) or by hand delivery before 5:00 p.m., Pacific Time, on October 23, 2006 (which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel) to:

Geula Gomen Check Point Software Technologies Ltd. 3A Jabotinsky St., Diamond Tower Ramat Gan 52520 Israel Fax: +972-3-7534950 E-mail: geula@checkpoint.com

        Geula Gomen must receive the properly completed and signed election forms before the expiration date. The expiration date will be 5:00 p.m., Pacific Time, on October 23, 2006 (which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel), unless we extend the offer.

        If you participate in this offer, you can decide which of your eligible option grants you wish to exchange; provided, however, the number of eligible options you exchange cannot exceed the Option Cap. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, we will distribute to you an Addendum that contains a summary of your outstanding stock options. This Addendum will also contain the Option Value of your eligible options and exactly how many restricted stock units you will receive in exchange for each eligible option.

        Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on October 23, 2006 (which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel), unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on November 14, 2006 (which due to the time difference will be 7:00 a.m. on November 15, 2006 in Israel), you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

        The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within four (4) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Geula Gomen by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

        This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

        Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside).

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

        We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

        Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Check Point and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

        You may withdraw all of the options that you previously elected to exchange only in accordance with the provisions of this section.

        You may withdraw all of the options that you previously elected to exchange at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on October 23, 2006 (which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel). If we extend the offer, you may withdraw your options at any time until the extended expiration date.

        In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on November 14, 2006 (which due to the time difference will be 7:00 a.m. on November 15, 2006 in Israel), you may withdraw your options at any time thereafter.

        To validly withdraw some or all of the options that you previously elected to exchange, you must deliver a valid withdrawal form for some or all of the options you wish to withdraw from the offer while you still have the right to withdraw the options.

        To withdraw your election, you must do the following before the expiration date:

        1. Properly complete and sign the attached withdrawal form.

        2. Deliver the completed and attached withdrawal form via facsimile, e-mail, portable document format (PDF) or by hand delivery to:

Geula Gomen Check Point Software Technologies Ltd. 3A Jabotinsky St., Diamond Tower Ramat Gan 52520 Israel Fax: +972-3-7534950 E-mail: guela@checkpoint.com

        You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Any options that you do not withdraw will be bound pursuant to your prior election form.

        If you withdraw some or all of your eligible options, you may again elect to exchange the withdrawn options at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new election form to Geula Gomen before the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all eligible options you wish to exchange. Any prior election form will be disregarded.

        Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

        The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form and/or any election form by e-mail within four (4) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your withdrawal form and/or any election form. Only responses that are complete, signed and actually received by Geula Gomen by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6.	Acceptance of options for exchange and issuance of restricted stock units.

        Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside).

        Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

        We will grant the restricted stock units on the restricted stock unit grant date, which is the same U.S. business day as the cancellation date. We expect the restricted stock unit grant date to be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside). All restricted stock units will be granted under our 2005 Israel Equity Incentive Plan (to employees living in Israel), our 2005 RoW Master Equity Incentive Plan (to employees living outside of Israel and the United States) or our 2005 United States Equity Incentive Plan (to employees living in the United States), and will be subject to a restricted stock unit agreement between you and Check Point. The number of restricted stock units you will receive will be determined in accordance with the Option Value of your exchange options as described in Section 2 of this Offer to Exchange. Promptly after the expiration date, we will send you your restricted stock unit grant agreement. You will receive the shares subject to the restricted stock unit award when and if your award vests, in accordance with the vesting schedule described in Section 2 of this Offer to Exchange.

        Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

        Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

—	There shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

—	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

—	There shall have occurred:

-	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

-	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

-	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the offer,

-	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

-	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

—	A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding ordinary shares, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

-	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding ordinary shares, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

-	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional ordinary shares constituting more than 1% of our outstanding shares, or

-	any new group shall have been formed that beneficially owns more than 5% of our outstanding ordinary shares that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

—	There shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

—	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

—	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

—	Any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Check Point.

        If any of the above events occur, we may:

—	Terminate the offer and promptly return all tendered eligible options to tendering holders;

—	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

—	Amend the terms of the offer; or

—	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

        The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

        The Check Point ordinary shares that underlies your options are traded on the Nasdaq Global Select Market under the symbol “CHKP.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our ordinary shares as reported by the Nasdaq Global Select Market.

	High	Low

Fiscal Year Ending December 31, 2006
3rd Quarter (through September 14, 2006)	$19.40	$16.38
2nd Quarter	$20.50	$17.50
1st Quarter	$22.47	$19.30
Fiscal Year Ended December 31, 2005
4th Quarter	$24.50	$19.94
3rd Quarter	$24.32	$19.96
2nd Quarter	$23.47	$19.57
1st Quarter	$25.42	$20.12
Fiscal Year Ended December 31, 2004
4th Quarter	$26.21	$16.90
3rd Quarter	$27.16	$16.46
2nd Quarter	$27.09	$21.30
1st Quarter	$24.12	$16.82

        On September 14, 2006, the last reported sale price of our ordinary shares, as reported by the Nasdaq Global Select Market was $19.36 per share.

        You should evaluate current market quotes for our ordinary shares, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of restricted stock units.

        Consideration.

        We will issue restricted stock units in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. Restricted stock units are awards under which Check Point promises to issue ordinary shares in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive restricted stock units based on the Option Value of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant by grant basis.

        The purchase price of a restricted stock unit will be the nominal value of our ordinary shares which is equal to 0.01 New Israeli Shekels per share. If the ordinary shares underlying the restricted stock units are paid out to you upon vesting, the par value of the shares will be paid by Check Point. As a result, you do not have to make any cash payment to Check Point to receive your restricted stock units or the ordinary shares upon vesting.

        If we receive and accept tenders from eligible employees of all options eligible to be tendered, a total of options to purchase 4,411,099 shares, subject to the terms and conditions of this offer, we will grant 235,259 restricted stock units.

        General terms of restricted stock units.

        Restricted stock units will be granted under our 2005 Israel Equity Incentive Plan (to employees living in Israel), our 2005 RoW Master Equity Incentive Plan (to employees living outside of Israel or the United States) or our 2005 United States Equity Incentive Plan (to employees living in the United States). All restricted stock units will be subject to the terms of the 2005 Israel Equity Incentive Plan, the 2005 RoW Master Equity Incentive Plan or the 2005 United States Equity Incentive Plan, as applicable, and to a restricted stock unit agreement between the recipient and Check Point. Your execution of the restricted stock unit agreement is a condition to receiving any restricted stock units. Restricted stock units are a different type of award than stock options, therefore, the terms and conditions of the restricted stock units will vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that the vesting schedule of your restricted stock unit will differ from your exchanged option, as described below.

        The following description summarizes the material terms of our 2005 Israel Equity Incentive Plan, our 2005 RoW Master Equity Incentive Plan and our 2005 United States Equity Incentive Plan. Our statements in this Offer to Exchange concerning the 2005 Israel Equity Incentive Plan, the 2005 RoW Master Equity Incentive Plan and the 2005 United States Equity Incentive Plan and the restricted stock units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2005 Israel Equity Incentive Plan, the 2005 RoW Master Equity Incentive Plan and the 2005 United States Equity Incentive Plan, and the form of restricted stock unit agreement under each such Plan, which have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part. Please contact us at Check Point Software Technologies, Inc., 800 Bridge Parkway, Redwood City, California, 94065, Attention: John Slavitt (telephone: (650) 628-2110)), to receive a copy of the 2005 Israel Equity Incentive Plan, the 2005 RoW Master Equity Incentive Plan or the 2005 United States Equity Incentive Plan, and the form of restricted stock unit agreement thereunder. We will promptly furnish to you copies of these documents upon request at our expense.

        2005 Israel Equity Incentive Plan, 2005 RoW Master Equity Incentive Plan and 2005 United States Equity Incentive Plan.

        The 2005 Israel Equity Incentive Plan, 2005 RoW Master Equity Incentive Plan (a sub-plan of the 2005 Israel Equity Incentive Plan) and the 2005 United States Equity Incentive Plan permits the granting of options, restricted stock, restricted stock units, performance shares, performance units, deferred stock units and dividend equivalents. The number of ordinary shares subject to options currently outstanding under our 2005 Israel Equity Incentive Plan, including our 2005 RoW Master Equity Incentive Plan, which is a sub-plan of the 2005 Israel Equity Incentive Plan, is approximately 3,156,135 shares. The number of ordinary shares subject to options currently outstanding under our 2005 United States Equity Incentive Plan is approximately 1,054,570 shares. The maximum aggregate number of shares reserved for issuance under the 2005 Israel Equity Incentive Plan is increased annually on the first day of each of the Company’s fiscal years by 3,000,000 shares. Based on the total number of our ordinary shares outstanding as of August 27, 2006, that would be approximately 29,134,819 options. The maximum aggregate number of shares reserved for issuance under the 2005 United States Equity Incentive Plan is increased annually on the first day of each of the Company’s fiscal years by 2,000,000 shares. Based on the total number of our ordinary shares outstanding as of August 27, 2006, that would be approximately 20,616,780 options. The maximum number of ordinary shares reserved for issuance under the 2005 Israel Equity Incentive Plan, the 2005 RoW Master Equity Incentive Plan and the 2005 United States Equity Incentive Plan will be reduced by two (2) shares for every one (1) restricted stock unit granted and one (1) share for every one (1) option granted under each Plan. The 2005 Israel Equity Incentive Plan, the 2005 RoW Master Equity Incentive Plan and the 2005 United States Equity Incentive Plan are administered by our board of directors or a committee appointed by our board of directors, which we refer to as the “Administrator.” Subject to the other provisions of the 2005 Israel Equity Incentive Plan, the 2005 RoW Master Equity Incentive Plan and the 2005 United States Equity Incentive Plan, the Administrator has the power to determine the terms, conditions and restrictions of the restricted stock units granted, including the number of restricted stock units and the vesting criteria.

        Purchase price.

        The purchase price, if any, of a restricted stock unit granted under the 2005 Israel Equity Incentive Plan, the 2005 RoW Master Equity Incentive Plan or the 2005 United States Equity Incentive Plan generally is determined by the Administrator. For purposes of this offer, the purchase price of a restricted stock unit will be the nominal value of our ordinary shares which is equal to 0.01 New Israeli Shekels per share. If the ordinary shares underlying the restricted stock units are issued to you upon vesting, the par value of the shares will be paid by Check Point. As a result, you do not have to make any cash payment to Check Point to receive your restricted stock units or the ordinary shares upon vesting.

        Vesting.

        The vesting applicable to a restricted stock unit granted under the 2005 Israel Equity Incentive Plan, the 2005 RoW Master Equity Incentive Plan or the 2005 United States Equity Incentive Plan generally is determined by the Administrator in accordance with the terms of the plan. The restricted stock units granted under this offer will be subject to a set vesting schedule. Each restricted stock unit will vest as follows:

Total Vesting Schedule	Description of Vesting Schedule
Restricted Stock Unit Grant Date	None of the restricted stock units will be vested on the restricted stock unit grant date.
1.0 years	20% of the restricted stock units will vest one (1) year from the restricted stock unit grant date.
2.0 years	20% of the restricted stock units will vest two (2) years from the restricted stock unit grant date.
3.0 years	30% of the restricted stock units will vest three (3) years from the restricted stock unit grant date.
4.0 years	30% of the restricted stock units will vest four (4) years from the restricted stock unit grant date.

—	We expect the restricted stock unit grant date will be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside). If the expiration date is extended, the restricted stock unit grant date will be similarly delayed.

—	Vesting on any date is subject to your continued service to Check Point through each relevant vesting date.

—	After the restricted stock units vest, continued employment is not required to retain the ordinary shares issued under the restricted stock units.

—	We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted stock units that will vest on a particular vesting date. Fractional shares that do not vest on a particular date as a result of such rounding will be carried forward to the next scheduled vesting date.

Example: An option to purchase 500 shares with an Option Value equal to $2,500 is exchanged for 131 restricted stock units ($2,500 divided by $19.20, rounded up to the nearest whole restricted stock unit). The vesting commencement date of the exchanged option was June 15, 2005. The restricted stock units will vest as follows:

Exchanged Option:

Vesting commencement date of the exchanged option: June 15, 2005

Number of ordinary shares subject to exchanged options: 500

Option Value of exchanged options: $2,500

Restricted Stock Units:

Number of restricted stock units: 131

Exercise price of restricted stock unit: $0

Vested on restricted stock unit grant date: None

Vesting Schedule: None of the restricted stock units will be vested on the restricted stock unit grant date, 20% of the restricted stock units (rounded to 26 restricted stock units) will vest one (1) year from the restricted stock unit grant date, 20% of the restricted stock units (rounded to 26 restricted stock units) will vest two (2) years from the restricted stock unit grant date, 30% of the restricted stock units (rounded to 39 restricted stock units) will vest three (3) years from the restricted stock unit grant date and 30% of the restricted stock units (rounded to 40 restricted stock units) will vest four (4) years from the restricted stock unit grant date, in each case subject to your continued service to the Company on each relevant vesting date. We expect the restricted stock unit grant date will be October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other countries outside the United States where eligible employees reside). If the expiration date is extended, the restricted stock unit grant date will be similarly delayed.

Restricted stock units which do not vest will be forfeited to Check Point.

        Form of payout.

        Restricted stock units granted under this offer and subsequently earned by a recipient will be paid out in our ordinary shares. Although not obligated to do so, Check Point intends to automatically redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the applicable tax withholding obligations.

        Adjustments upon certain events.

        Events Occurring before the Restricted Stock Unit Grant Date. Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Check Point is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted stock units in exchange for them. If Check Point is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new restricted stock units, including any adjustments to the purchase price and number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our ordinary shares in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

        A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our ordinary shares. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our ordinary shares resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

        Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options.

        Events Occurring after the Restricted Stock Unit Grant Date. If a change in our capitalization, such as a stock split, reverse stock split, stock dividend, combination or reclassification or other similar event, occurs after the restricted stock unit grant date, an appropriate adjustment will be made to the number and purchase price of shares subject to each restricted stock unit, without any change in the aggregate purchase price.

        If we liquidate or dissolve, your outstanding restricted stock units will terminate immediately before the consummation of the liquidation or dissolution. The Administrator may, however, provide that any restricted stock unit may become fully vested, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.

        Our 2005 Israel Equity Incentive Plan, the 2005 RoW Master Equity Incentive Plan and the 2005 United States Equity Incentive Plan provide that if we merge or if our property or stock is acquired by another corporation, each restricted stock unit may be assumed by the successor corporation or an equivalent restricted stock right may be substituted for the restricted stock right by the successor corporation. If a restricted stock right is not so assumed or substituted for, the Administrator will notify the participant that the restricted stock units will either terminate immediately prior to the change of control or will accelerate and become fully exercisable.

        Transferability of restricted stock units.

        Restricted stock units generally may not be transferred, other than by will or the laws of descent and distribution, unless the Administrator indicates otherwise in your restricted stock unit agreement. In the event of your death, any person who acquires the restricted stock units by bequest or inheritance may be issued the shares subject to the restricted stock units.

        Registration of shares underlying restricted stock units.

        All of Check Point’s ordinary shares issuable upon exercise of restricted stock units have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Check Point for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your restricted stock units free of any transfer restrictions under applicable U.S. securities laws.

        U.S. federal income tax consequences.

        You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the restricted stock units and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a resident of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

        Israeli tax consequences.

        You should refer to Section 14 of this Offer to Exchange for a discussion of the Israeli tax consequences of the restricted stock units and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a resident of Israel, but are also subject to the tax laws of another non-Israeli jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning Check Point.

        Our principal executive offices are located at 3A Jabotinsky Street, Ramat Gan, 52520, Israel, and our telephone number is +972-3-753-4555. Questions regarding this option exchange should be directed to John Slavitt at Check Point at (650) 628-2110.

        Check Point develops, markets and supports a wide range of intelligent Internet security products and services that enable our customers to communicate securely over computer networks that are connected to the Internet.  Our products and services protect our customers’ networks in four areas: perimeter, internal, Web and endpoint.  Perimeter security protects against unauthorized entry and other threats that are introduced from outside the network.  Internal security protects against threats that are introduced from inside the network.  Web security enables remote employees and partners to connect to an organization’s network securely from any Web browser and protects against attacks on Web applications and infrastructure.  Endpoint security protects personal computers from hackers, worms, cyber spies (spyware) and data thieves.  Our products and services are sold to enterprises, service providers, small- and medium-sized businesses and consumers.

        The audited financial information included in our annual report on Form 20-F for the fiscal year ended December 31, 2005, filed with the SEC on March 13, 2006 and the unaudited financial information included in the Form 6-K for our fiscal quarter and six (6) months ended June 30, 2006, filed with the SEC on July 19, 2006 is included as Exhibit B and is incorporated herein by reference. Please see Section 17 of this Offer to Exchange entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        We had a book value per share of $7.27 at December 31, 2005.

        The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	December 31, 2004	December 31, 2005	June 30, 2006

Ration of earnings
to fixed charges	16.38	29.52	43.45

             The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Check Point to be representative of the interest factor of rental payments under operating leases.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

        A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Members of our board of directors may not participate in this offer. As of August 27, 2006, our executive officers and directors (eleven (11) persons) as a group held options unexercised and outstanding under our Plans to purchase a total of 20,188,500 of our shares, which represented approximately 74% of the shares subject to all options outstanding under our Plans as of that date.

        The following tables below sets forth the beneficial ownership of each of our executive officers and directors of options under the Plans outstanding as of August 27, 2006. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our ordinary shares under our 1996 Israel Stock Option Plan, which was 18,143,087 as of August 27, 2006, our 1996 United States Stock Option Plan, which was 4,954,419 as of August 27, 2006, our 2005 Israel Equity Incentive Plan, which was 3,156,135 as of August 27, 2006 and our 2005 United States Equity Incentive Plan, which was 1,054,570 as of August 27, 2006. Executive officers, other than the employee members of our board of directors, are eligible to participate in the offer.

Name	Position	Number of Options Granted Under the Plans	Percentage of Total Outstanding Options Under the Plans

Yoav Chelouche*	Director	50,000	**
Eyal Desheh	Executive Vice President and Chief Financial Officer	1,435,000	5%
Irwin Federman*	Director	126,750	**
Guy Gecht*	Director	50,000	**
Marius Nacht*	Founder, Vice Chairman and Senior Vice President	4,350,000	16%
Dan Propper*	Director	50,000	**
Ray Rothrock*	Director	369,750	1%
David Rubner*	Director	144,750	1%
Tal Shavit*	Director	212,250	1%
Gil Shwed*	Founder, Chairman and Chief Executive Officer	10,750,000	39%
Jerry Ungerman*	Vice Chairman	2,650,000	10%

*	Not eligible to participate in the offer.
**	Less than 1%.

        During the past sixty (60) days, we have continued to conduct our repurchase program with respect to our ordinary shares in accordance with the terms and conditions set forth in our Report on Form 6-K, filed with the SEC on May 22, 2006. Set forth below is a summary of each of our share repurchase transactions during the past sixty (60) days:

        On July 27, 2006, we repurchased 150,000 ordinary shares at an average price of $16.55 per share. Such repurchase was conducted through open market transactions.

        On July 28, 2006, we repurchased 200,000 ordinary shares at an average price of $16.62 per share. Such repurchase was conducted through open market transactions.

        On July 31, 2006, we repurchased 200,000 ordinary shares at an average price of $16.68 per share. Such repurchase was conducted through open market transactions.

        On August 1, 2006, we repurchased 200,000 ordinary shares at an average price of $16.81 per share. Such repurchase was conducted through open market transactions.

        On August 2, 2006, we repurchased 200,000 ordinary shares at an average price of $16.91 per share. Such repurchase was conducted through open market transactions.

        On August 3, 2006, we repurchased 200,000 ordinary shares at an average price of $16.79 per share. Such repurchase was conducted through open market transactions.

        On August 4, 2006, we repurchased 200,000 ordinary shares at an average price of $16.53 per share. Such repurchase was conducted through open market transactions.

        On August 7, 2006, we repurchased 200,000 ordinary shares at an average price of $16.53 per share. Such repurchase was conducted through open market transactions.

        On August 8, 2006, we repurchased 200,000 ordinary shares at an average price of $16.70 per share. Such repurchase was conducted through open market transactions.

        On August 9, 2006, we repurchased 200,000 ordinary shares at an average price of $16.88 per share. Such repurchase was conducted through open market transactions.

        On August 10, 2006, we repurchased 200,000 ordinary shares at an average price of $16.67 per share. Such repurchase was conducted through open market transactions.

        On August 11, 2006, we repurchased 200,000 ordinary shares at an average price of $16.99 per share. Such repurchase was conducted through open market transactions.

        On August 14, 2006, we repurchased 200,000 ordinary shares at an average price of $17.30 per share. Such repurchase was conducted through open market transactions.

        On August 15, 2006, we repurchased 200,000 ordinary shares at an average price of $17.28 per share. Such repurchase was conducted through open market transactions.

        On August 16, 2006, we repurchased 200,000 ordinary shares at an average price of $17.19 per share. Such repurchase was conducted through open market transactions.

        On August 17, 2006, we repurchased 200,000 ordinary shares at an average price of $17.57 per share. Such repurchase was conducted through open market transactions.

        On August 18, 2006, we repurchased 198,400 ordinary shares at an average price of $17.65 per share. Such repurchase was conducted through open market transactions.

        On August 21, 2006, we repurchased 200,000 ordinary shares at an average price of $17.74 per share. Such repurchase was conducted through open market transactions.

        On August 22, 2006, we repurchased 200,000 ordinary shares at an average price of $18.02 per share. Such repurchase was conducted through open market transactions.

        On August 23, 2006, we repurchased 200,000 ordinary shares at an average price of $18.02 per share. Such repurchase was conducted through open market transactions.

        On August 24, 2006, we repurchased 200,000 ordinary shares at an average price of $17.71 per share. Such repurchase was conducted through open market transactions.

        On August 25, 2006, we repurchased 200,000 ordinary shares at an average price of $17.48 per share. Such repurchase was conducted through open market transactions.

        On August 28, 2006, we repurchased 200,000 ordinary shares at an average price of $17.48 per share. Such repurchase was conducted through open market transactions.

        On August 29, 2006, we repurchased 200,000 ordinary shares at an average price of $17.37 per share. Such repurchase was conducted through open market transactions.

        On August 30, 2006, we repurchased 200,000 ordinary shares at an average price of $17.42 per share. Such repurchase was conducted through open market transactions.

        On August 31, 2006, we repurchased 200,000 ordinary shares at an average price of $17.54 per share. Such repurchase was conducted through open market transactions.

        On September 1, 2006, we repurchased 200,000 ordinary shares at an average price of $17.45 per share. Such repurchase was conducted through open market transactions.

        On September 5, 2006, we repurchased 200,000 ordinary shares at an average price of $17.88 per share. Such repurchase was conducted through open market transactions.

        On September 6, 2006, we repurchased 200,000 ordinary shares at an average price of $18.47 per share. Such repurchase was conducted through open market transactions.

        On September 7, 2006, we repurchased 176,100 ordinary shares at an average price of $18.90 per share. Such repurchase was conducted through open market transactions.

        On September 8, 2006, we repurchased 175,100 ordinary shares at an average price of $19.00 per share. Such repurchase was conducted through open market transactions.

        On September 11, 2006, we repurchased 177,500 ordinary shares at an average price of $18.76 per share. Such repurchase was conducted through open market transactions.

        On September 12, 2006, we repurchased 175,000 ordinary shares at an average price of $18.51 per share. Such repurchase was conducted through open market transactions.

        On September 13, 2006, we repurchased 175,000 ordinary shares at an average price of $18.69 per share. Such repurchase was conducted through open market transactions.

        On September 14, 2006, we repurchased 185,817 ordinary shares at an average price of $18.72 per share. Such repurchase was conducted through open market transactions.

        We granted options under our 2005 U.S. Equity Incentive Plan and 2005 Israel Equity Incentive Plan to purchase an aggregate of 2,550,000 shares of our ordinary stock with exercise prices ranging from $16.80 to $16.89.

        We granted restricted stock units under our 2005 U.S. Equity Incentive Plan and 2005 Israel Equity Incentive Plan for an aggregate of 488,911 shares of our ordinary stock

        In addition, to the best of our knowledge, none of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our ordinary shares or were given a restricted stock grant or purchase right under the Plans, or in transactions involving our ordinary shares during the past sixty (60) days before and including September 18, 2006.

12.	Status of options acquired by us in the offer.

        Options that we acquire through the offer and that were granted under the Plans will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under our 2005 Israel Equity Incentive Plan and 2005 United States Equity Incentive Plan respectively. To the extent shares returning to these plans are not fully reserved for issuance upon exercise of the restricted stock units to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further shareholder action, except as required by applicable law or the rules of the Nasdaq Global Select Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

13.	Legal matters; regulatory approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of restricted stock units as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue restricted stock units for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

        If we are prohibited by applicable laws or regulations from granting restricted stock units on the restricted stock unit grant date, we will not grant any restricted stock units. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the restricted stock unit grant date we will not grant any restricted stock units and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14.	Material income tax consequences.

        Material U.S. federal income tax consequences.

        The following is a summary of the material U.S. federal income tax consequences of the exchange of options for restricted stock units pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

        We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

        Option holders who exchange outstanding options for restricted stock units generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

        Restricted stock units.

        You generally will not have taxable income at the time you are granted a restricted stock unit. Instead, you will recognize ordinary income when the shares subject to the restricted stock unit vest and no longer can be forfeited, at which time Check Point will also generally have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares on the vesting date, less the amount, if any, you paid for the shares. With regard to the shares issued pursuant to the restricted stock units granted under the offer, you will not have paid any amount for the shares as Check Point will have paid such amounts on your behalf. Although not obligated to do so, Check Point intends to automatically redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy all tax withholding obligations. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of restricted stock units generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares.

        We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

        If you participate in the offer and are subject to tax or social insurance contributions in Argentina, Australia, Austria, Belarus, Belgium, Brazil, Canada, the Czech Republic, Finland, France, Germany, Great Britain, Hong Kong, India, Italy, Japan, Korea, Mexico, the Netherlands, New Zealand, Norway, Poland, Russia, Singapore, Spain, Sweden, Switzerland, Taiwan or Turkey, please refer to Schedules C – EE of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.

        In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

        Stock options.

        If you participate in this offer, your eligible options will be exchanged for restricted stock units. So that you are able to compare the tax consequences of new restricted stock units to that of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

        Incentive stock options.

        Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

        If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

—	more than two (2) years after the date the incentive stock option was granted (the new option grant date); and

—	more than one (1) year after the date the incentive stock option was exercised.

        If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

        If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

        Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

        Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will generally be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

        Nonstatutory stock options.

        Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise generally will be compensation income taxable to the option holder.

        We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

        Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

        Note that as a result of the American Jobs Creation Act of 2004, options amended in a certain manner or granted with an exercise price that was lower than the fair market value of the underlying shares at the time of grant may be taxable to you before you exercise your option. As of the date of this offer, how such options will be taxed is not fully clear.

        Israeli tax consequences.

        The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units under the terms of the 2005 Israel Equity Incentive Plan for eligible employees subject to tax in Israel. This summary is based on the law in effect in Israel as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws might change. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

        This summary also includes other country-specific requirements that may affect your participation in the offer. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Tax Information

        Please note that your options may have been granted to you under a tax-favored regime. Under this regime, no tax or national insurance and health tax contributions are due at grant, vesting or exercise of the option provided certain lock up periods (i.e., the lock up period as required under the tax law) and other requirements are met. Further, upon the sale of the shares acquired upon the exercise of the option, the gain from the sale of the shares generally is subject to capital gains tax rates (currently 25%).

        Option Exchange

        Under the approval obtained from the Israeli Tax Authorities, you will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

        Grant of Restricted Stock Units

        Under the approval obtained from the Israeli Tax Authorities, you will not be subject to tax when the restricted stock units are granted to you.

        Vesting of Restricted Stock Units

        Under the approval obtained from the Israeli Tax Authorities, you will not be subject to tax when the restricted stock units vest and shares are issued to you.

        Sale of Shares

        The gain (or portion thereof) from the sale of shares will be taxed as ordinary income.

        Dividends

        If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid on the shares will be subject to tax in Israel and also to United States federal withholding tax. You may be entitled to a foreign credit against your Israeli income tax for the United States federal income tax withheld.

        Withholding and Reporting

        Your employer or the Plan trustee will withhold the applicable tax prior to releasing the shares or the sales proceeds to you. Any portion of the gain that is treated as capital gains is exempt from national insurance and health tax contributions. Any portion of the gain that is treated as work income is subject to social insurance contributions.

15.	Extension of offer; termination; amendment.

        We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time (which due to the time difference will be 4:00 p.m. in Israel (or 3:00 p.m. if standard time has begun in Israel)), on the next U.S. business day after the previously scheduled expiration date.

        We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

        The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

        For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

        This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

—	Description of our ordinary shares contained in our registration statement on Form F-1 (File No. 333-6412) filed with the SEC on February 7, 1997 under the Securities Act, including any amendment or report filed for the purpose of updating such description;

—	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2005, filed with the SEC on March 13, 2006;

—	Our definitive proxy statement for our 2006 annual meeting of shareholders, filed on Form 6-K with the SEC on July 6, 2006; and

—	Check Point’s reports on Form 6-K filed with or furnished to the SEC on January 30, 2006, February 14, 2006, March 22, 2006, March 24, 2006, April 24, 2006 and July 19, 2006.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

        The Company has obtained an exemption with respect to the offer from the Israel Securities Authority.

        Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Check Point Software Technologies, Inc., 800 Bridge Parkway, Redwood City, California, 94065, Attention: John Slavitt or telephoning John Slavitt at (650) 628-2110.

        As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

        Attached as Schedule B to this Offer to Exchange are our unaudited financial statements included in our report on Form 6-K for our fiscal quarter and six months ended June 30, 2006, filed with the SEC on July 19, 2006 and our audited financial statements included in our annual report on Form 20-F for our fiscal year ended December 31, 2005, filed with the SEC on March 13, 2006. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19.	Miscellaneous.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Check Point Software Technologies Ltd.
September 18, 2006

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF CHECK POINT SOFTWARE TECHNOLOGIES LTD.

        The directors and executive officers of Check Point Software Technologies Ltd. are set forth in the following table:

Name	Position and Offices Held

Yoav Chelouche	Director
Eyal Desheh	Executive Vice President and Chief Financial Officer
Irwin Federman	Director
Guy Gecht	Director
Marius Nacht	Founder, Vice Chairman and Senior Vice President
Dan Propper	Director
Ray Rothrock	Director
David Rubner	Director
Tal Shavit	Director
Gil Shwed	Founder, Chairman and Chief Executive Officer
Jerry Ungerman	Vice Chairman

        The address of each executive officer and director is:

Check Point Software Technologies Ltd. 3A Jabotinsky St., Diamond Tower Ramat Gan 52520 Israel

        Members of our board of directors are not eligible to participate in this offer.

A - 1

SCHEDULE B

FINANCIAL STATEMENTS
OF CHECK POINT SOFTWARE TECHNOLOGIES LTD.

B - 1

CHECK POINT’S UNAUDITED FINANCIAL STATEMENTS FOR FISCAL QUARTER AND SIX MONTHS ENDED JUNE 30, 2006

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2006	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues:
Products and licenses	$58,492	$54,819	$71,248	$113,311	$136,770
Software subscriptions	63,550	62,527	58,892	126,077	117,339

Total product and license revenues	122,042	117,346	130,140	239,388	254,109
Services	16,894	16,246	14,423	33,140	28,115

Total revenues	138,936	133,592	144,563	272,528	282,224

Operating expenses:
Cost of revenues	7,534	6,713	6,586	14,247	12,222
Research and development	15,911	16,283	12,211	32,194	25,358
Selling and marketing	39,565	36,212	37,385	75,777	72,105
General and administrative	10,393	11,234	6,063	21,627	12,411
Amortization of intangible assets
and acquisition related expenses	1,505	2,432	1,411	3,937	2,822

Total operating expenses	74,908	72,874	63,656	147,782	124,918

Operating income	64,028	60,718	80,907	124,746	157,306
Financial income, net	16,218	15,508	13,468	31,726	25,869

Income before income taxes	80,246	76,226	94,375	156,472	183,175
Taxes on income	14,530	14,593	16,378	29,123	31,472

Net income	$65,716	$61,633	$77,997	$127,349	$151,703

Earnings per share (basic)	$0.27	$0.25	$0.32	$0.53	$0.61

Number of shares used in computing
earnings per share (basic)	240,982	243,740	245,398	242,349	246,674

Earnings per share (diluted)	$0.27	$0.25	$0.31	$0.52	$0.60

Number of shares used in computing
earnings per share (diluted)	240,951	245,698	252,179	243,325	254,165

CHECK POINT SOFTWARE TECHNOLOGIES LTD.RECONCILIATION
OF SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2006	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP Net income	$65,716	$61,633	$77,997	$127,349	$151,703
Stock-based compensation (1)	9,315	11,600	942	20,915	2,156
Amortization of intangible assets
and acquisition related expenses (2)	963	1,890	869	2,853	1,739

Non-GAAP Net income	$75,994	$75,123	$79,808	$151,117	$155,598

Non-GAAP Earnings per share (diluted)	$0.32	$0.31	$0.32	$0.62	$0.61

Number of shares used in computing
Non-GAAP earnings per share (diluted)	240,951	245,698	252,179	243,325	254,165

(1) Stock-based compensation:
Cost of revenues	$59	$110	$81	$169	$165
Research and development	2,968	3,549	331	6,517	702
Selling and marketing	2,197	2,619	480	4,816	1,139
General and administrative	4,091	5,322	50	9,413	150

Total	$9,315	$11,600	$942	$20,915	$2,156

(2) Amortization of intangible assets
and acquisition related expenses:
Cost of revenues	$1,354	$1,354	$1,354	$2,708	$2,708
Selling and marketing	151	151	57	302	114
General and administrative	-	927	-	927	-
Taxes on income	(542)	(542)	(542)	(1,084)	(1,083)

Total	$963	$1,890	$869	$2,853	$1,739

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
ASSETS

	June 30, 2006	December 31, 2005
	(unaudited)

Current assets:
Cash and cash equivalents	$223,055	$298,531
Marketable securities and deposits	953,732	1,044,312
Trade receivables, net	83,979	127,129
Other receivables and prepaid expenses	20,888	20,646

Total current assets	1,281,654	1,490,618

Long-term assets:
Long-term investments	549,280	382,500
Property and equipment, net	44,930	7,665
Intangible assets, net	17,206	20,215
Goodwill	174,295	174,295
Deferred income taxes, net	7,957	8,694
Other assets	924	875

Total long-term assets	794,592	594,244

Total assets	$2,076,246	$2,084,862

LIABILITIES AND
SHAREHOLDERS' EQUITY
Current liabilities:
Deferred revenues	$176,542	$168,998
Trade payables and other accrued liabilities	134,868	136,872

Total current liabilities	311,410	305,870

Accrued severance pay, net	3,864	3,271

Total liabilities	315,274	309,141

Shareholders' equity:
Share capital	774	774
Additional paid-in capital	407,872	386,529
Deferred stock-based compensation	-	(2,831)
Treasury shares at cost	(508,918)	(380,834)
Accumulated other comprehensive loss	(13,506)	(8,952)
Retained earnings	1,874,750	1,781,035

Total shareholders' equity	1,760,972	1,775,721

Total liabilities and shareholders' equity	$2,076,246	$2,084,862

Total cash and cash equivalents, deposits and
marketable securities	1,726,067	1,725,343

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Cash flow from operating activities:
Net income	$65,716	$77,997	$127,349	$151,703
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	1,334	1,320	2,745	2,625
Decrease (increase) in trade and other receivables, net	13,416	(9,803)	42,884	3,686

Increase (decrease) in trade payables and other accrued
liabilities	(2,923)	8,662	6,133	13,256
Amortization of intangible assets	1,505	1,411	3,010	2,822
Stock-based compensation	9,315	942	20,915	2,156
Tax benefit related to exercise of stock options	-	2,883	-	4,383
Other adjustments	(1,193)	1,490	(3,842)	1,331

Net cash provided by operating activities	87,170	84,902	199,194	181,962

Cash flow from investing activities:
Investment in property and equipment	(38,837)	(1,038)	(40,010)	(2,180)

Net cash used in investing activities	(38,837)	(1,038)	(40,010)	(2,180)

Cash flow from financing activities:
Proceeds from issuance of shares upon exercise of options	23,040	13,355	40,448	20,097
Purchase of treasury shares	(138,433)	(102,565)	(202,358)	(152,271)
Tax benefit related to exercise of stock options	2,200	-	3,450	-

Net cash used in financing activities	(113,193)	(89,210)	(158,460)	(132,174)

Increase (decrease) in cash and cash equivalents, deposits and
marketable securities	(64,860)	(5,346)	724	47,608

Cash and cash equivalents, deposits and marketable securities
at the beginning of the period	1,790,927	1,630,245	1,725,343	1,577,291

Cash and cash equivalents, deposits and marketable securities
at the end of the period	1,726,067	1,624,899	1,726,067	1,624,899

CHECK POINT’S AUDITED FINANCIAL STATEMENTS FOR FISCAL YEAR ENDED DECEMBER 31, 2005

CHECK POINT SOFTWARE TECHNOLOGIES LTD.

AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005

IN U.S. DOLLARS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

CHECK POINT SOFTWARE TECHNOLOGIES LTD.

          We have audited the accompanying consolidated balance sheets of Check Point Software Technologies Ltd. (the “Company”) and its subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2004 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
January 29, 2006	A Member of Ernst & Young Global

CHECK POINT SOFTWARE TECHNOLOGIES LTD. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share amounts)

	December 31,

	2004	2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$162,444	$298,531
Marketable securities	791,799	1,044,312
Trade receivables (net of allowances for doubtful accounts and product returns of $ 7,041 and $ 5,597 as of December 31, 2004 and 2005, respectively)	96,006	127,129
Other current assets	22,180	24,006

Total current assets	1,072,429	1,493,978

LONG-TERM ASSETS:
Marketable securities	623,045	382,500
Property and equipment, net	8,144	7,665
Severance pay fund	5,237	5,644
Deferred tax asset, net	8,704	7,323
Intangible assets, net	25,857	20,215
Goodwill	175,536	174,295
Other assets	867	875

Total long-term assets	847,390	598,517

Total assets	$1,919,819	$2,092,495

The accompanying notes are an integral part of the consolidated financial statements.

CHECK POINT SOFTWARE TECHNOLOGIES LTD. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share amounts)

	December 31,

	2004	2005

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	$6,046	$5,726
Employee and payroll accruals	38,043	34,677
Deferred revenues	141,114	168,998
Accrued expenses and other liabilities	95,771	98,458

Total current liabilities	280,974	307,859

ACCRUED SEVERANCE PAY	8,021	8,915

Total liabilities	288,995	316,774

SHAREHOLDERS’ EQUITY:
Share capital -
Preferred shares, NIS 0.01 par value, 5,000,000 shares authorized, no shares issued	-	-
Deferred shares, NIS 1 par value, 10 shares authorized, 1 share issued and outstanding	-	-
Ordinary shares, NIS 0.01 par value, 500,000,000 shares authorized, 260,191,598 and 261,223,970 shares issued as of December 31, 2004 and 2005, respectively; 248,217,798 and 244,309,929 shares outstanding as of December 31, 2004 and 2005, respectively	771	774
Additional paid-in capital	369,246	386,529
Deferred stock-based compensation	(10,342)	(2,831)
Treasury shares at cost - 11,973,800 and 16,914,041 Ordinary shares as of December 31, 2004 and 2005, respectively	(244,586)	(380,834)
Accumulated other comprehensive income (loss)	206	(8,952)
Retained earnings	1,515,529	1,781,035

Total shareholders’ equity	1,630,824	1,775,721

Total liabilities and shareholders’ equity	$1,919,819	$2,092,495

The accompanying notes are an integral part of the consolidated financial statements.

CHECK POINT SOFTWARE TECHNOLOGIES LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands (except share and per share amounts)

	Year ended December 31,

	2003	2004	2005

Revenues:
Products and licenses	$230,096	$275,677	$281,364
Software subscriptions	161,690	196,327	239,319
Support, training and consulting	40,786	43,356	58,667

Total revenues	432,572	515,360	579,350

Operating expenses: *)
Cost of revenues	18,923	27,750	30,540
Research and development	29,314	44,483	50,542
Selling and marketing	111,007	135,712	142,336
General and administrative	17,644	24,098	24,244
Acquired in-process research and development	-	23,098	-

Total operating expenses	176,888	255,141	247,662

Operating income	255,684	260,219	331,688
Financial income, net	43,506	44,777	54,177

Income before taxes on income	299,190	304,996	385,865
Taxes on income	55,311	56,603	66,181

Net income	$243,879	$248,393	$319,684

Earnings per share:

Basic earnings per Ordinary share	$0.98	$0.99	$1.30

Diluted earnings per Ordinary share	$0.96	$0.95	$1.27

*)	Includes amortization of deferred stock-based compensation in conjunction with the acquisition of Zone Labs to employees in the following items:

Cost of revenues		$137	$408
Research and development		1,297	1,252
Selling and marketing		2,745	1,825
General and administrative		441	260

Total stock-based compensation expenses		$4,620	$3,745

The accompanying notes are an integral part of the consolidated financial statements.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

U.S. dollars in thousands (except share and per share amounts)

	Share capital	Additional paid-in capital	Deferred stock-based compensation	Treasury shares at cost	Accumulated other comprehensive income (loss)	Retained earnings	Total comprehensive income	Total shareholders’ equity

Balance as of January 1, 2003	$740	$163,235	$-	$-	$(190)	$1,023,257		$1,187,042

Tax benefit related to exercise of stock options	-	12,566	-	-	-	-		12,566
Issuance of shares under stock purchase plan and upon exercise of options (3,367,231 Ordinary shares), net	7	17,703	-	-	-	-		17,710
Comprehensive income -			-	-
Realized loss on hedging derivative instruments	-	-	-	-	190	-	$190	190
Unrealized gain on hedging derivative instruments	-	-	-	-	158	-	158	158
Net income	-	-	-	-	-	243,879	243,879	243,879

Total comprehensive income							$244,227

Balance as of December 31, 2003	747	193,504	-	-	158	1,267,136		1,461,545

Tax benefit related to exercise of stock options	-	1,160	-	-	-	-		1,160
Issuance of shares under stock purchase plan and upon exercise of options (5,577,172 Ordinary shares), net	12	34,469	-	-	-	-		34,481
Issuance of shares in conjunction with the acquisition of Zone Labs, net (5,338,368 Ordinary shares)	12	91,352	-	-	-	-		91,364
Stock options assumed in conjunction with the acquisition of Zone Labs (2,847,365 options for Ordinary shares)	-	50,393	(16,594)	-	-	-		33,799
Reversal of deferred stock-based compensation upon forfeiture of options issued to employees in conjunction with the acquisition of Zone Labs	-	(1,632)	1,632	-	-	-		-
Treasury shares at cost (11,973,800 Ordinary shares)	-	-	-	(244,586)	-	-		(244,586)
Amortization of deferred stock-based compensation in conjunction with the acquisition of Zone Labs	-	-	4,620	-	-	-		4,620
Comprehensive income -
Realized gain on hedging derivative instruments	-	-	-	-	(158)	-	$(158)	(158)
Unrealized gain on hedging derivative instruments	-	-	-	-	206	-	206	206
Net income	-	-	-	-	-	248,393	248,393	248,393

Total comprehensive income							$248,441

Balance as of December 31, 2004	$771	$369,246	$(10,342)	$(244,586)	$206	$1,515,529		$1,630,824

The accompanying notes are an integral part of the consolidated financial statements.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

U.S. dollars in thousands (except share and per share amounts)

	Share capital	Additional paid-in capital	Deferred stock-based compensation	Treasury shares at cost	Accumulated other comprehensive income (loss)	Retained earnings	Total comprehensive income	Total shareholders’ equity

Balance as of December 31, 2004	$771	$369,246	$(10,342)	$(244,586)	$206	$1,515,529		$1,630,824

Tax benefit related to exercise of stock options	-	12,613	-	-	-	-		12,613
Issuance of shares under stock purchase plan and upon exercise of options (1,030,741 Ordinary shares) and Issuance of shares in conjunction with the acquisition of Zone Labs (1,631 Ordinary shares)	3	8,436	-	-	-	-		8,439
Issuance of treasury shares under stock purchase plan and upon exercise of options (5,675,259 Ordinary shares)	-	-	-	100,681	-	(54,178)		46,503
Reversal of deferred stock-based compensation upon forfeiture of options issued to employees in conjunction with the acquisition of Zone Labs	-	(3,766)	3,766	-	-	-		-
Treasury shares at cost (10,615,500 Ordinary shares)	-	-	-	(236,929)	-	-		(236,929)
Amortization of deferred stock-based compensation in conjunction with the acquisition of Zone Labs	-	-	3,745	-	-	-		3,745
Comprehensive income, net of tax -
Realized gain on hedging derivative instruments	-	-	-	-	(206)	-	$(206)	(206)
Unrealized gain on hedging derivative instruments	-	-	-	-	15	-	15	15
Unrealized losses on marketable securities, net of $ 3,044 tax	-	-	-	-	(8,967)	-	(8,967)	(8,967)
Net income	-	-	-	-	-	319,684	319,684	319,684

Total comprehensive income							$310,526

Balance as of December 31, 2005	$774	$386,529	$(2,831)	$(380,834)	$(8,952)	$1,781,035		$1,775,721

The accompanying notes are an integral part of the consolidated financial statements.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands (except share and per share amounts)

	Year ended December 31,

	2003	2004	2005

Cash flows from operating activities:
Net income	$243,879	$248,393	$319,684
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	6,030	5,519	5,352
Amortization of marketable securities premium and accretion of discount, net	17,652	17,528	11,066
Acquisition of in-process research and development	-	23,098	-
Amortization of intangible assets	-	4,232	5,642
Stock-based compensation	-	4,620	3,745
Deferred income taxes, net	(556)	257	2,789
Decrease (increase) in trade receivables, net	411	(20,636)	(31,123)
Increase in other current assets and other assets	(1,935)	(8)	(328)
Increase (decrease) in trade payables	(365)	922	(320)
Increase (decrease) in employees and payroll accruals	1,299	5,620	(3,366)
Increase (decrease) in accrued expenses and other liabilities	4,849	(15,906)	3,867
Increase in deferred revenues	6,662	26,613	27,884
Tax benefit related to exercise of stock options	12,566	1,160	12,613
Increase in accrued severance pay, net	309	619	487
Other	84	9	-

Net cash provided by operating activities	290,885	302,040	357,992

Cash flows from investing activities:
Cash paid in conjunction with the acquisition of Zone Labs, net (a)	-	(95,343)	-
Proceeds from short-term bank deposits	24,279	16,888	-
Proceeds from marketable securities	736,159	904,377	774,883
Investment in marketable securities	(1,183,323)	(1,078,101)	(809,928)
Purchase of property and equipment	(2,971)	(4,500)	(4,873)

Net cash used in investing activities	(425,856)	(256,679)	(39,918)

Cash flows from financing activities:
Proceeds from issuance of shares under stock purchase plan and upon exercise of options, net of expenses	17,710	34,481	54,942
Purchase of treasury shares at cost	-	(244,586)	(236,929)

Net cash provided by (used in) financing activities	17,710	(210,105)	(181,987)

Increase (decrease) in cash and cash equivalents	(117,261)	(164,744)	136,087
Cash and cash equivalents at the beginning of the year	444,449	327,188	162,444

Cash and cash equivalents at the end of the year	$327,188	$162,444	$298,531

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$31,913	$68,133	$46,418

(a) Acquisition of Zone Labs:
Fair value of net assets acquired (excluding cash) and liabilities assumed at the acquisition date		$238,011
Amount paid in Ordinary shares and options		142,668

Amount paid in cash (net of $ 19,141 acquired cash)		$95,343

The accompanying notes are an integral part of the consolidated financial statements.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 1: –	GENERAL

a.

Check Point Software Technologies Ltd. (“Check Point Ltd.”), an Israeli corporation, and its subsidiaries (collectively the “Company” or “Check Point”), are engaged in developing, marketing and supporting Internet security solutions for enterprise networks and service providers.

The Company operates in one reportable segment and its revenues are mainly derived from the sales of its network security products, packaged and marketed mostly under the VPN-1 product family and related software subscription, support technical services and training program. The Company sells its software products worldwide through multiple distribution channels (“channel partners”) including distributors, resellers, system integrators, Original Equipment Manufacturers (“OEMs”) and Managed Security service Providers (“MSPs”).

At the end of 2002, the Company established a wholly-owned Singapore resident subsidiary to manage most of its financial assets. The financial management is performed by the subsidiary’s U.S. branch.

b.

In October 2005 the Company announced that it has signed a definitive agreement to acquire privately held Sourcefire Inc. (“Sourcefire”) for a total consideration of approximately $ 225 million. The Company anticipates this consideration will consist of approximately $ 215 million in cash and the assumption of the Sourcefire stock option plan. In addition, the Company will assume the cost of additional options issued by Sourcefire after February 15, 2006. The agreement has been approved by the boards of directors of both companies and by the stockholders of Sourcefire. The closing of the acquisition is subject to regulatory approval. Two U.S. regulatory applications have been submitted. The Company received the United States anti-trust approval and is waiting for a determination on its pending application with the Committee on Foreign Investment in the United States (CFIUS) under the Exon-Florio legislation. The Exon-Florio legislation provides for a 30-day review following notification of a potential acquisition. CFIUS has the option to extend the review period for an additional 45-day investigation. Refer to Note 12, subsequent event, for further information.

c.

On March 26, 2004, the Company acquired all of the outstanding shares of Zone Labs Inc. (“Zone Labs”), a leading provider of endpoint security solutions for enterprises, small businesses and consumers. The acquisition of Zone Labs enables the Company to deliver a comprehensive end-to-end Internet security to all types of customers. The transaction was accounted for using the purchase method of accounting and, accordingly the operating results of Zone Labs have been included in the Company’s accompanying consolidated statements of income from the date of acquisition.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 1: –	GENERAL (Cont.)

The total purchase price of Zone Labs was composed as follows:

Cash paid	$113,571
Fair value of Ordinary shares issued	92,275
Fair value of options assumed	50,393
Acquisition related costs	913

Total purchase price	$257,152

The fair value of the Ordinary shares issued was determined using the average closing price of the Company’s Ordinary shares in the period of two trading days before and after the announcement date, December 15, 2003. The Company issued 5,338,368 Ordinary shares based upon the number of shares of Zone Labs outstanding as of December 15, 2003 and the exchange ratio in accordance with the acquisition agreement. The Company also issued options to purchase approximately 2.8 million Ordinary shares in exchange for all Zone Labs employees stock options outstanding as of March 26, 2004. The fair value of the Company’s options issued was determined using the Black-Scholes option-pricing model with the following assumptions: volatility of 44%; risk-free interest of 2%; dividend yield of 0%; and expected life of 0.7 years after the option is vested.

The Company has allocated the purchase price of Zone Labs’ acquisition as of March 26, 2004 as follows:

Cash	$19,141
Tangible assets	4,806
Deferred tax asset	15,566
Liabilities assumed	(15,642)
Deferred tax liability	(12,036)
In-process research and development	23,098
Core technology	21,659
Contracts	910
Trademarks	7,520
Goodwill	175,536
Deferred stock-based compensation	16,594

Total purchase price	$257,152

The Company recorded a deferred tax asset of $ 15,566 primarily relating to net operating loss and tax credit carryforwards, as well as reserves and accruals acquired as part of the acquisition. In addition, a deferred tax liability of $ 12,036 was recorded for the difference between the assigned values and the tax bases of the core technology, trademarks and contracts acquired in the acquisition.

Trademarks value represents the recognition value of Zone Labs’ brand name as a result of advertising expenditures for customer relations and the technological development to provide consistent, leading edge products and a strong research and development commitment by the Company. The value of the trademarks was determined using the discounted cash flow approach at a discount rate of 20%. Trademarks will not be amortized and will be tested for impairment at least annually.

CHECK POINT SOFTWARE TECHNOLOGIES LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 1: –	GENERAL (Cont.)

Goodwill of $ 175,536 represents the excess of the purchase price over the fair market value of the net tangible and intangible assets acquired. Goodwill will not be amortized and will be tested for impairment at least annually.

At the acquisition date, the Company recorded a $ 23,098 charge for acquired in-process research and development (“IPR&D”) in conjunction with projects which have not yet reached technological feasibility and which have no alternative future use. The value of IPR&D was determined using the discounted cash flow approach. The expected future cash flow attributable to the in-process technology was discounted at 25%. At the time of the acquisition it was estimated that these IPR&D projects were 32% complete, and will be completed over the next 3 years.

In conjunction with the acquisition of Zone Labs, the Company recorded deferred stock-based compensation in the amount of $ 16,594, which represents the intrinsic value of approximately 2.8 million options to purchase the Company’s Ordinary shares that the Company issued in exchange for Zone Labs’ unvested stock options. This amount is included in the total fair value of the Zone Labs’ options assumed of $ 50,393. Deferred stock-based compensation is amortized over the remaining vesting period of the related options on a straight-line basis. The estimated amortization of deferred stock-based compensation is $ 1,909 for 2006, $ 883 for 2007 and $ 39 for 2008.

The results of operations of Zone Labs are included in the Company’s consolidated financial statements from March 26, 2004. The following table presents pro forma results of operations and gives effect to the acquisition of Zone Labs as if the acquisition had been consummated at the beginning of each year. The unaudited pro forma results of operations are not necessarily indicative of what would have occurred had the acquisition been made as of the beginning of each period or of the results that may occur in the future. Net income for each period presented excludes the write-off of acquired IPR&D of $ 23,098 and includes amortization of intangible assets related to the acquisition of $ 1,410 per quarter and amortization of deferred stock-based compensation of $ 1,540 per quarter. The unaudited pro forma information is as follows:

	Year ended December 31,

	2003	2004

	Unaudited

Revenues	$457,247	$526,236

Net income	$210,723	$244,123

Basic earnings per share	$0.83	$0.97

Diluted earnings per share	$0.81	$0.93

CHECK POINT SOFTWARE TECHNOLOGIES LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 1: –	GENERAL (Cont.)

d.

During 2003 and 2004, approximately 13% of revenues in each year were derived from a single channel partner. During 2005, approximately 24% of the Company’s revenues were derived from two channel partners, 12% each. Trade receivable balance from the largest channel partner was $ 8,300 as of December 31, 2004 and from the two largest channel partners was $ 28,516 as of December 31, 2005.

NOTE 2: –	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared according to United States generally accepted accounting principles (“U.S. GAAP”).

a.	Use of estimates:

U.S. GAAP requires management to make certain estimates, judgments and assumptions. Management believes that the estimates, judgments and assumptions upon which it relies, are reasonable based upon information available at the time that these estimates, judgments and assumptions were made. To the extent that there are material differences between these estimates and actual results, the financial statements may be affected.

b.	Financial statements in United States dollars:

Most of the Company’s revenues are denominated in United States dollars (“dollars”). In addition, most of the Company’s costs are incurred in dollars, Euro and Israeli shekel. The Company’s management believes that the dollar is the primary currency of the economic environment in which Check Point Ltd. and each of its subsidiaries operate. Thus, the dollar is their functional and reporting currency. Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into dollars in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52 “Foreign Currency Translation. Changes in currency exchange rates between the Company’s functional currency and the currency in which a transaction is denominated are included in the Company’s results of operations as financial income (expense) in the period in which the currency exchange rates change.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of Check Point Ltd. and its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

d.	Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at acquisition.

CHECK POINT SOFTWARE TECHNOLOGIES LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 2: –	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

e.	Investments in marketable securities:

The Company accounts for investments in marketable securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”.

Management determines the appropriate classification of its investments in government and corporate marketable debt securities at the time of purchase and reevaluates such determinations at each balance sheet date.

Until 2005, debt securities were classified as held-to-maturity as the Company had the positive intent and ability to hold the securities to maturity and were stated at amortized cost.

In 2005, debt securities are classified as available for sale. Available for sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and interest are included in financial income, net. Interest and dividends on securities are included in financial income, net.

Interest income resulting from investments in structured notes that are classified as held to maturity is accounted for under the provision of Emerging Issue Task Force No. 96-12, “Recognition of Interest Income and Balance Sheet Classification of Structured Notes” (“EITF No. 96-12”). Under EITF No. 96-12, the retrospective interest method should be used for recognizing interest income.

Auction rate securities are classified as available for sale and are carried at fair value.

In 2005, in the connection with the expected acquisition of Sourcefire the Company sold $ 41,971 of its securities.

f.	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following annual rates:

%

Computers and peripheral equipment	33-50
Office furniture and equipment	10-20
Leasehold improvements	The shorter of term of the lease or the useful life of the asset

CHECK POINT SOFTWARE TECHNOLOGIES LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 2: –	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

g.	Impairment of long-lived assets:

The Company’s long-lived assets are reviewed for impairment in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. During 2003, 2004 and 2005, no impairment was recorded.

h.	Goodwill and other intangible assets:

Goodwill, indefinite-lived intangible assets and certain other purchased intangible assets have been recorded as a result of the acquisition of Zone Labs. Goodwill and indefinite-lived intangible assets are not amortized, but rather are subject to an annual impairment test. Other intangible assets are amortized using the straight-line basis over the estimated useful lives of four years.

SFAS No. 142 requires goodwill and indefinite-lived intangible assets to be tested for impairment at least annually or between annual tests if certain events or indicators of impairment occur. The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Goodwill is tested for impairment at the reporting unit level by a comparison of the fair value of a reporting unit with its carrying amount. During 2003, 2004 and 2005, no impairment losses were identified.

i.	Research and development costs:

Research and development costs are charged to the statement of income as incurred. SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working models and the point at which the products are ready for general release have been insignificant. Therefore, all research and development costs have been expensed.

CHECK POINT SOFTWARE TECHNOLOGIES LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 2: –	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

j.	Revenue recognition:

The Company derives its revenues from products and licenses, software subscriptions, support, training and consulting. The Company sells its products primarily through channel partners including distributors, resellers, OEMs, system integrators and MSPs, all of whom are considered end-users. The Company also sells its products directly to end users through its Web site.

The Company accounts for software sales in accordance with Statement of Position No. 97-2, “Software Revenue Recognition (“SOP No. 97-2”), as amended. In addition, the Company has adopted Statement of Position No. 98-9, “Modification of SOP No. 97-2, Software Revenue Recognition with Respect to Certain Transactions” (“SOP No. 98-9”). SOP No. 98-9 requires that revenue be recognized under the “residual method” when Vendor Specific Objective Evidence (“VSOE”) of Fair Value exists for all undelivered elements and VSOE does not exist for all of the delivered elements. In 2005, the Company reported license related revenue, which related to sale of the right to use one of the Company’s patents for unlimited period. Such revenues were recognized in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”.

Revenue from license fees is recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, the fee is fixed or determinable, and collectability is probable. Arrangements with payment terms extending beyond customary payment terms are considered not to be fixed or determinable. If the fee is considered not to be fixed or determinable, revenue is deferred and recognized when payments become due from the customer or are actually collected, providing that all other revenue recognition criteria have been met.

Software subscription and support revenues included in multiple-element arrangements are deferred and either recognized on a straight-line basis over the term of the software subscription and support agreement or when consulting and training services are performed. Revenues earned on software arrangements involving multiple-elements are allocated to each undelivered element based on VSOE of fair value. The VSOE of fair value of the undelivered elements (software subscription, support, consulting services and training) is determined based on the price charged for the undelivered element when sold separately or renewed.

The Company maintains certain provisions for product returns, in accordance with SFAS No. 48, “Revenue Recognition When Right of Return Exists”, based on its experience with historical sales returns, analysis of credit memo data and other known factors. Such provisions amounted to $ 1,531 and $ 1,051 as of December 31, 2004 and 2005, respectively.

Deferred revenue includes unearned amounts billed under software subscription and support contracts.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 2: –	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

	k.	Severance pay:

The Company’s liability for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. The Company records as expenses the net increase in its funded or unfunded severance liability. Employees are entitled to one month’s salary for each year of employment, or a portion thereof. The Company’s liability is partially provided by monthly payments deposited with insurers; any unfunded amounts would be paid from operating funds and are covered by a reserve established by the Company.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

Severance expenses for the years ended December 31, 2003, 2004 and 2005, were $ 1,437, $ 2,240 and $ 2,570, respectively.

	l.	Employee benefit plan:

The Company has a 401(K) defined contribution plan covering certain employees in the U.S. All eligible employees may elect to contribute up to 50%, but generally not greater than $ 14 per year, of their annual compensation to the plan through salary deferrals, subject to IRS limits. From January 1, 1996 (inception) to December 31, 2005, the Company made no matching contributions to the plan. In December 2005, the Company amended its 401(K) contribution plan to include a fixed matching contribution program. Effective from January 1, 2006 the Company will match 50% of employee contributions to the plan up to a limit of 3% of their eligible compensation.

	m.	Income taxes:

The Company accounts for income taxes in accordance with Statement of SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

	n.	Advertising expenses:

Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2003, 2004 and 2005, were $ 8,371, $ 12,317 and $ 11,355, respectively.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 2: –	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

	o.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, marketable securities and trade receivables. The majority of the Company’s cash and cash equivalents and marketable securities is held by the Company’s Singapore resident subsidiary, invested in dollar and dollar-linked investments, and is deposited in major banks in the U.S. and Europe. Deposits in the U.S. may be in excess of insured limits and are not insured in other jurisdictions. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.

The Company’s marketable securities consist of investment-grade corporate bonds, mortgage and asset-backed, structured notes, U.S. government agency securities and sovereign bonds. The Company’s investment policy, approved by the Investment Committee, limits the amount the Company may invest in any one type of investment or issuer, thereby reducing credit risk concentrations.

The Company’s trade receivables are geographically diversified and derived from sales to channel partners mainly in the United States, Europe and Asia. Concentration of credit risk with respect to trade receivables is limited by credit limits, ongoing credit evaluation and account monitoring procedures. The Company performs ongoing credit evaluations of its channel partners and establishes an allowance for doubtful accounts for specific debts that are doubtful of collection amounting to $ 5,510 and $ 4,546 as of December 31, 2004 and 2005, respectively. The Company charges off receivables when they are deemed uncollectible. If market declines actual collection, experience may not meet expectations and may result in decreased cash flow and increased bad debt expense. Bad debt expense amounted to $ 927, $ 940 and $ 648 in 2003, 2004 and 2005, respectively.

	p.	Derivatives and hedging:

The Company accounts for derivatives and hedging based on SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. If the derivatives meet the definition of a hedge and are so designated, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is recognized in earnings.

The Company hedges the exposure of assets and anticipated revenues denominated in the Japanese Yen as well as anticipated expenses denominated in Euros with forward and option contracts. To protect against the risk of overall changes in cash flows resulting from export sales over the next year, the Company has adopted a foreign currency cash flow hedging program with zero-cost collar contracts. The net gains (losses) recognized in revenues during 2003, 2004 and 2005 were $ (173), $ 0 and $ 1,109, respectively. During 2003 and 2004, the Company entered into a foreign currency cash flow hedging programs with option contracts designated to hedge expenses in Euros. The net gain (loss) which offset expenses during 2003, 2004 and 2005 amounted to $ 655, $ 360 and $ (22), respectively.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 2: –	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Also, the Company entered into forward exchange contracts designated to hedge the fair value of certain foreign currency denominated partner balances and accrued liabilities. The net gains (losses) recognized in earnings during 2003, 2004 and 2005, representing the foreign exchange forward contract gains (losses), were $ 166, $ (144) and $ 113, respectively.

In 2003 and 2004, the Company entered into forward rate agreements (“FRA”), in the amount of $ 25,000 and $ 125,000, respectively, that effectively convert a portion of its floating rate investments to a fixed rate basis for a 12 month period beginning one year after the date of the agreements, thus reducing the impact of the interest rate changes on future interest income. The agreements were settled in 2004 and 2005, respectively, resulting in a total gain (loss) of $ 204 and $ (95), respectively, presented in the statement of income as financial income.

As of December 31, 2005, the Company’s management believed that since the abovementioned activities were transacted with well-established institutions, the obligations owed to the Company will be fulfilled.

	q.	Basic and diluted earnings per share:

Basic earnings per share is computed based on the weighted average number of Ordinary shares outstanding during each year. Diluted earnings per share is computed based on the weighted average number of Ordinary shares outstanding during each year, plus dilutive potential Ordinary shares outstanding during the year, in accordance with SFAS No. 128, “Earnings Per Share” .

The total weighted average number of shares related to the outstanding options excluded from the calculations of diluted earnings per share, since they would have an anti-dilutive effect, were 8,859,208, 7,277,352 and 10,879,154 for 2003, 2004 and 2005, respectively.

	r.	Accounting for stock-based compensation:

The Company has elected to follow Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB No. 25”) and FASB. Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation” in accounting for its employee stock option plans. Under APB No. 25, when the exercise price of the Company’s stock options is less than the market price of the underlying shares on the date of grant, compensation expense is recognized.

The Company adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation - transition and disclosure”, which amended certain provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, effective as of the beginning of 2003. The Company continues to apply the provisions of APB No. 25 in accounting for stock-based compensation.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 2: –	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Pro forma information regarding the Company’s net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123.

The fair value for options granted in 2003, 2004 and 2005 is amortized over their vesting period and is estimated at the date of grant using a Black-Scholes options pricing model with the following weighted average assumptions:

	Year ended December 31,

Employee Stock Options	2003	2004	2005

Expected volatility	44.0%	52.6%	50.84%
Risk-free interest	2.5%	4.0%	4.4%
Dividend yield	0.0%	0.0%	0.0%
Expected life after the option is vested (years)	0.7	0.7	2.77

Employee Stock Purchase Plan

Expected volatility	44.0%	41.0%	33.2%
Risk-free interest	1.0%	1.9%	2.0%
Dividend yield	0.0%	0.0%	0.0%
Expected life (years)	0.5	0.5	0.5

The following table illustrates the effect on net income and earnings per share, assuming that the Company had applied the fair value recognition provision of SFAS No. 123 on its stock-based employee compensation:

	Year ended December 31,

	2003	2004	2005

Net income as reported	$243,879	$248,393	$319,684

Add: Stock-based compensation expense included in reported net income in conjunction with the acquisition of Zone Labs	-	4,620	3,745
Deduct: Stock-based compensation expense determined under fair value method for all awards	37,262	48,022	50,237

Pro forma net income	$206,617	$204,991	$273,192

Earnings per share:
Basic earnings per Ordinary share, as reported	$0.98	$0.99	$1.30

Diluted earnings per Ordinary share, as reported	$0.96	$0.95	$1.27

Basic pro forma earnings per Ordinary share	$0.83	$0.82	$1.11

Diluted pro forma earnings per Ordinary share	$0.82	$0.80	$1.11

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 2: –	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

	s.	Fair value of financial instruments:

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

		1.	The carrying amount of cash and cash equivalents, trade receivables and trade payables approximates their fair values due to the short-term maturities of these instruments.

		2.	The fair value of short and long-term marketable securities and bank deposits with quoted market prices is based on quoted market prices (see Note 3).

		3.	The fair value of derivative instruments is estimated by obtaining quotes from brokers.

	t.	Reclassification:

Certain reclassifications have been made in the prior years consolidated financial statements and related note disclosures to conform to the current year’s presentation.

	u.	Comprehensive income

The Company accounts for comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income generally represents all changes in stockholders’ equity during the period except those resulting from investments by, or distributions to, stockholders. The Company determined that its items of comprehensive income relates to gain and loss on hedging derivative instruments and unrealized gains and losses on available for sale securities.

	v.	Impact of recently issued accounting standards:

In December 2004, the Financial Accounting Standards Board issued Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), which replaces SFAS 123 and supersedes APB 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options and shares issued under the ESPP to be recognized in the financial statements based upon their fair values, beginning with the first interim or annual period after December 15, 2005, with early adoption encouraged. The Company has the option to choose either the modified prospective or modified retrospective method. The Company currently expects to adopt SFAS No. 123(R), using the modified retrospective method of adoption which requires that compensation expense be recorded over the expected remaining life of all unvested stock options and restricted stock and for any new grants thereof at the beginning of the first quarter of adoption of SFAS No. 123(R) and prior periods will be restated to recognize compensation cost in the amount previously reported in the pro forma footnote disclosures under SFAS No. 123(R). The Company is currently evaluating the impact SFAS No. 123(R) will have on the Company’s financial statements, and based on its preliminary analysis, expects that the adoption of the SFAS No. 123(R) fair value method will have a significant impact on the consolidated results of operations, although it will have no impact on the Company’s overall consolidated financial position or consolidated cash flows.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 2: –	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Had the Company adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share in Note 2(r) above. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on when employees exercise stock options, among other things), the amount of operating cash flows recognized in prior periods for such excess tax deductions were $12.6 million in 2003, $1.2 million in 2004 and $12.6 in 2005.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. APB No. 20 previously required that most voluntary changes in accounting principles be recognized by including in net income for the period of the change, the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retroactive application to prior periods’ financial statements of a voluntary change in accounting principles unless it is impracticable. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. As of December 31, 2005, adoption of SFAS No. 154 will not have a material impact on the Company’s financial position or results of operation.

In November 2005, the FASB issued FSP FAS 115-1. The FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of other than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends SFAS No. 115, Accounting for Certain Investments in Debt and Equity. The FSP replaces the impairment evaluation guidance of EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” with references to the existing other-than-temporary impairment guidance. The FSP clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell an impaired security has not been made. The guidance in this FSP is to be applied to reporting periods beginning after December 15, 2005. As of December 31, 2005, adoption of FSP FAS 115-1 will not have a material impact on the Company’s financial position or results of operations.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 3: –	MARKETABLE SECURITIES

Marketable securities with contractual maturities of less than 1 year are as follows:

	December 31,

	2004				2005

	Amortized Cost / Cost	Gross unrealized gains	Gross unrealized losses	Fair value	Amortized Cost / Cost	Gross unrealized gains	Gross unrealized losses	Fair value

Government and corporate debentures – fixed interest rate	$403,835	$1,175	$(1,524)	$403,486	$636,767	$49	$(6,154)	$630,662
Structured products (*)	181,495	4,428	(3,465)	182,458	211,200	3,125	(7,364)	206,961
Government and corporate debentures – floating interest rate	21,135	2	(9)	21,128	26,101	17	(8)	26,110
Mortgage and asset backed securities (**)	65,278	6	(1,277)	64,007	51,720	3,018	(441)	54,297
Auction rate securities	120,056	321	(2)	120,375	126,282	-	-	126,282

	$791,799	$5,932	$(6,277)	$791,454	$1,052,070	$6,209	$(13,967)	$1,044,312

(*)

The structured notes include mainly inverse floating interest rate bonds and range accrual bonds. Range accrual bonds are bonds where interest is paid only if a specified interest rate stays within a pre-established range, otherwise the bond pays no interest. Inverse floating rate bonds are bonds where the coupon varies inversely with changes in specified interest rates or indices (for example, LIBOR).

(**)	The actual maturity dates may differ from the contractual maturities because debtors may have the right to call or prepay obligations without penalties.

The unrealized losses on the Company’s investments in all types of securities are due to interest rate increases. Since the Company has the ability and intent to hold these investments until a recovery of fair value, which may be until maturity, the Company does not consider these investments to be other-than-temporarily impaired as of December 31, 2005.

Marketable securities with contractual maturities of after 1 year through 5 years are as follows:

	December 31,

	2004				2005

	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Fair value	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Fair value

Government and corporate debentures – fixed interest rate	$485,911	$789	$(3,617)	$483,083	$353,076	$13	$(4,314)	$348,775
Government and corporate debentures – floating interest rate	44,950	29	(26)	44,953	22,400	11	-	22,411
Mortgage and asset backed securities (*)	92,184	77	(844)	91,417	11,277	118	(81)	11,314

	$623,045	$895	$(4,487)	$619,453	$386,753	$142	$(4,395)	$382,500

(*)	The actual maturity may differ from the contractual maturities, because debtors may have the right to call or prepay obligations without penalties.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 3: –	MARKETABLE SECURITIES (Cont.)

The unrealized losses on the Company’s investments in all types of securities are due to interest rate increases. Since the Company has the ability and intent to hold these investments until a recovery of fair value, which may be until maturity, the Company does not consider these investments to be other-than-temporarily impaired as of December 31, 2005.

NOTE 4: –	PROPERTY AND EQUIPMENT, NET

	December 31,

	2004	2005

Cost:
Computers and peripheral equipment	$33,595	$36,851
Office furniture and equipment	5,130	5,347
Leasehold improvement and other	3,241	3,363

	41,966	45,561
Accumulated depreciation	33,822	37,896

Property and equipment, net	$8,144	$7,665

During 2004 and 2005, the U.S. subsidiary of the Company recorded a reduction of approximately $ 900 and $ 1,278, respectively, to the cost and accumulated depreciation of fully depreciated equipment no longer in use.

NOTE 5: –	GOODWILL AND INTANGIBLE ASSETS, NET

	a.	Goodwill

Changes in Goodwill for the years ended December 31, 2004 and 2005 is as follows:

	Year ended December 31,

	2004	2005

Goodwill, beginning of year	$-	$175,536
Acquisition of Zone Labs	175,536	-
Other	-	(1,241)

Goodwill, end of year	$175,536	$174,295

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 5: –	GOODWILL AND INTANGIBLE ASSETS, NET (Cont.)

	b.	Intangible assets, net

Net intangible assets, as of December 31, 2005 consisted of the following:

	Original amount	Accumulated amortization	Net balance

Core technology	$21,659	$9,476	$12,183
Trademarks	7,520	-	7,520
Contracts	910	398	512

	$30,089	$9,874	$20,215

Amortization expense for the year ended December 31, 2005 amounted to $ 5,642. The estimated total amortization expense associated with acquired intangible assets is $ 5,642 for each of the years 2006 and 2007 and $ 1,411 for 2008.

NOTE 6: –	ACCRUED EXPENSES AND OTHER LIABILITIES

	December 31,

	2004	2005

Income taxes payable and reserve	$71,211	$74,386
Marketing expenses payable	7,017	7,310
Others	17,543	16,762

	$95,771	$98,458

NOTE 7: –	COMMITMENTS AND CONTINGENT LIABILITIES

	a.	Lease commitments:

The facilities of the Company are rented under operating lease agreements that expire on various dates. The company leases vehicles under standard commercial operating leases.

Aggregate minimum lease commitments under non-cancelable operating leases as of December 31, 2005, were as follows:

2006	$4,406
2007	1,395
2008	1,324
2009	1,217
2010 and there after	2,086

$10,428

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 7: –	COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

Rent expenses for the years ended December 31, 2003, 2004 and 2005, were $ 5,587, $ 6,901 and $ 7,385 respectively.

	b.	Litigation:

1.

Beginning on August 29, 2003, Check Point received a number of class action complaints filed in the United States District Court for the Southern District of New York by holders of Check Point ordinary shares, alleging violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act. On November 20, 2003, the court consolidated all of the complaints into one action and appointed a lead plaintiff. On January 14, 2004, the lead plaintiff filed a Consolidated Amended Complaint, purporting to represent a putative class of all purchasers of ordinary shares between July 10, 2001 and April 4, 2002. The complaint generally alleges that Check Point and certain of its senior officers made misrepresentations and omissions regarding, among other things, Check Point’s sales, and future prospects. Check Point retained counsels and filed a motion to dismiss the complaint pursuant to Rule 12(b)(6) and Rule 9(b) of the Federal Rules of Civil Procedure and Section 21D(b)(3) of the Exchange Act. On March 7, 2005 Check Point’s motion to dismiss was granted by the District Court. The issued Order permitted the lead plaintiffs to file an amended complaint to attempt to cure the defects in the dismissed complaint. On April 22, 2005, the lead plaintiffs filed their Consolidated Second Amended Complaint. On September 2, 2005, Check Point filed a motion to dismiss this complaint, and this motion is currently pending before the District Court. Check Point continues to dispute the allegations of wrongdoing and intends to defend the matter vigorously. Check Point maintains applicable insurance as well as a financial reserve in its financial statements as of December 31, 2005.

2.

On November 16, 2004, a shareholder of SofaWare, a 64% owned subsidiary of the Company, filed a motion in the Tel-Aviv District Court requesting that the court authorize him to conduct a shareholders derivative suit against the Company on behalf of SofaWare in the amount of $ 5,149, not including linkage and interest. The suit relates to discounts, sales commissions and royalties that the plaintiff alleges the Company owes to SofaWare, with respect to products that were sold by or through the Company. Court hearings have taken place with respect to the plaintiff’s request that the court authorize him to conduct a shareholder’s derivative suit against the Company on behalf of SofaWare. The parties submitted written summations and are waiting for the court’s decision on this request. The matter is at a preliminary stage and the Company’s management believes that the claim is without merit and intends to contest the claim vigorously.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 7: –	COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

On November 22, 2005, the same shareholder also filed an initiating motion against the Company and against SofaWare. The motion alleges that some shareholders of SofaWare, among them the plaintiff, are entitled to exercise veto rights with respect to various actions of SofaWare. The plaintiff also filed a motion to obtain injunctive relief that would prevent SofaWare and the Company from taking certain actions with respect to the issuance of SofaWare’s securities to its employees and the determination of SofaWare’s auditors’ compensation. The Company has submitted a motion to dismiss the initiating motion, to convert it to a regular claim or to stay the proceedings as long as the shareholder’s first suit is pending. The Company has responded to the motion to obtain injunctive relief. The matter is at a very preliminary stage, but the Company’s management believes that the claim is without merit and intends to contest the claim vigorously.

On December 14, 2004, another shareholder and director of SofaWare filed an initiating motion in the Tel-Aviv District Court against the Company. The motion alleges that the Company is oppressing the plaintiff, who is a minority shareholder of SofaWare. Therefore, the plaintiff is requesting the court to compel the Company to purchase the plaintiff’s shares in SofaWare, based upon a valuation to be determined by an independent expert. The plaintiff is also seeking disclosure of information and documents relating to the business plans of the Company and SofaWare, and to the inter-company balances between the two companies. The Company has submitted a motion to dismiss the initiating motion or to convert it to a regular claim, and a motion to stay the proceedings as long as the other shareholder first suit is pending. As also requested by the plaintiff, the court has stayed all proceedings in this case until after the court renders its decision with respect to the other shareholder’s request that he be authorized to conduct a shareholder’s derivative suit against the Company on behalf of SofaWare. The matter is at a preliminary stage and the Company’s management believes that the claim is without merit and intends to contest the claim vigorously.

NOTE 8: –	TAXES ON INCOME

	a.	Israeli taxation:

		1.	Corporate tax structure:

Taxable income of Israeli companies is subject to tax at the rate of 34% in 2005, 31% in 2006, 29% in 2007, 27% in 2008, 26% in 2009 and 25% in 2010 and thereafter.

		2.	Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the “Law”):

Practically all of Check Point Ltd.’s production facilities have been granted the status of “Approved Enterprises”, under the Law, in six investment programs (the “Programs”).

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 8: –	TAXES ON INCOME (Cont.)

In accordance with the Law, Check Point Ltd. has chosen to enjoy “Alternative plan benefits”. Accordingly, Check Point Ltd.’s income attributed to the “Approved Enterprise” is tax exempt for a period of two years and is subject to a reduced corporate tax rate of 10% - 25% for an additional period of eight years, based on the percentage of foreign investment in Check Point Ltd. The abovementioned tax benefits are scheduled to gradually expire by 2013.

The duration of tax benefits, for each of the Programs is subject to limitations of the earlier of 12 years from commencement of production, or 14 years from receipt of approval, as an “Approved Enterprise” under the Law.

Tax-exempt income attributable to the “Approved Enterprise” cannot be distributed to shareholders without subjecting the Company to taxes except upon complete liquidation of the Company. Out of the Company’s retained earnings as of December 31, 2005 approximately $ c661,000 are tax-exempt. If such tax-exempt income is distributed in a manner other than upon the complete liquidation of the Company, it would be taxed at the reduced corporate tax rate applicable to such profits (between 10%-25%) and an income tax liability of up to approximately $ 165,000 would be incurred as of December 31, 2005. The Company’s board of directors has determined that it will not distribute any amounts of its undistributed tax exempt income as dividend. The Company intends to reinvest the amount of its tax-exempt income. Accordingly, no deferred income taxes have been provided on income attributable to the Company’s “Approved Enterprise” as the undistributed tax exempt income is essentially permanent in duration.

The entitlement to the above benefits is conditional upon the Company’s fulfilling the conditions stipulated by the Law, regulations published thereunder and the certificates of approval for the specific investments in approved enterprises.

Should Check Point Ltd. fail to meet such requirements in the future, income attributable to its “Approved Enterprise” programs could be subject to the statutory Israeli corporate tax rate and the Company could be required to refund a portion of the tax benefits already received, with respect to such programs.

Income from sources other than the “Approved Enterprise” is subject to tax at regular Israeli corporate tax rate.

On April 1, 2005, an amendment to the Investment Law came into effect (“the Amendment”) and has significantly changed the provisions of the Investment Law. The Amendment limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as a Privileged Enterprise, such as provisions generally requiring that at least 25% of the Privileged Enterprise’s income will be derived from export. Additionally, the Amendment enacted major changes in the manner in which tax benefits are awarded under the Investment Law so that companies no longer require Investment Center approval in order to qualify for tax benefits.

CHECK POINT SOFTWARE TECHNOLOGIES LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 8: –	TAXES ON INCOME (Cont.)

In addition, the Investment Law provides that terms and benefits included in any certificate of approval already granted will remain subject to the provisions of the law as they were on the date of such approval. Therefore, the Check Point Ltd’s existing Approved Enterprise will generally not be subject to the provisions of the Amendment. As a result of the amendment, tax-exempt income generated under the provisions of the new law, will subject the Company to taxes upon distribution or liquidation and the Company may be required to record deferred tax liability with respect to such tax-exempt income.

3.

Check Point Ltd has final tax assessments through the year 2001. As of December 31, 2004 and 2005, the Company has recorded an accrual of approximately $ 59,000 and $ 70,000, respectively, in respect of potential exposures related to tax years for which final assessment has not been received.

b.	Deferred tax assets and liabilities:

Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2004 and 2005, the Company’s deferred taxes were in respect of the following:

	December 31,

	2004	2005

U.S. carryforward tax losses	$265,543	$297,834
Reserves and allowances	9,696	7,440
Research and development tax credit	6,579	7,204

Deferred tax assets before valuation allowance	281,818	312,478
Valuation allowance	(263,066)	(298,742)
Unrealized losses on marketable securities, net	-	3,044

Deferred tax asset	18,752	16,780

Intangible assets	(10,313)	(8,086)

Deferred tax liability	(10,313)	(8,086)

Deferred tax asset, net	$8,439	$8,694

Domestic:
Current deferred tax assets	$1,625	$1,478
Non current deferred tax asset	746	565

	2,371	2,043

Foreign:
Current deferred tax assets, net	38	1,882
Current deferred tax liability, net	(1928)	(1,989)
Non current deferred tax asset	7,958	6,758

	6,068	6,651

	$8,439	$8,694

CHECK POINT SOFTWARE TECHNOLOGIES LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 8: –	TAXES ON INCOME (Cont.)

Current deferred tax assets, net, is included within other current assets in the balance sheets. Current deferred tax liability, net, is included within accrued expenses and other liabilities in the balance sheets.

The subsidiaries in the U.S. have provided valuation allowances in respect of deferred tax assets resulting from net operating loss carryforwards and research and development tax credit. Management currently believes that it is more likely than not that those deferred tax losses will not be realized in the foreseeable future.

Through December 31, 2005, the U.S. subsidiaries had a U.S. federal loss carryforward of approximately $ 746,000 resulting from tax benefits related to employees stock option exercises that can be carried forward and offset against taxable income for 15 to 20 years, expiring between 2012 -2025. Tax benefits related to employee stock option exercises will be credited to additional paid-in capital when realized.

Utilization of U.S. loss carryforwards may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the expiration of losses before utilization.

c.	Income before taxes on income is comprised as follows:

	Year ended December 31,

	2003	2004	2005

Domestic	$255,282	$282,408	$299,867
Foreign	43,908	*) 22,588	85,998

	$299,190	$304,996	$385,865

	*)	Net of acquired in-process research and development of $ 23,098.

d.	Taxes on income are comprised as follows:

	Year ended December 31,

	2003	2004	2005

Current	$55,867	$56,346	$63,392
Deferred	(556)	257	2,789

	$55,311	$56,603	$66,181

Domestic	$49,638	$45,159	$37,287
Foreign	5,673	11,444	28,894

	$55,311	$56,603	$66,181

CHECK POINT SOFTWARE TECHNOLOGIES LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 8: –	TAXES ON INCOME (Cont.)

e.	Reconciliation of the theoretical tax expenses:

A reconciliation between the theoretical tax expenses, assuming all income is taxed at the statutory rate applicable and the actual income tax as reported in the statements of income, is as follows:

	Year ended December 31,

	2003	2004	2005

Income before taxes as reported in the statements of income	$299,190	$304,996	$385,865

Statutory tax rate in Israel	36%	35%	34%

Decrease in taxes resulting from:
Effect of “Approved Enterprise” status (*)	(17%)	(17%)	(16%)
Others, net	(1%)	1%	(1%)

Effective tax rate	18%	19%	17%

(*) Basic earnings per share amounts of the benefit resulting from the “Approved Enterprise” status	$0.20	$0.21	$0.25

Diluted earnings per share amounts of the benefit resulting from the “Approved Enterprise” status	$0.20	$0.20	$0.24

NOTE 9: –	SHAREHOLDERS’ EQUITY

a.	General:

Ordinary shares confer upon their holders the right to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends if declared.

Dividends declared on Ordinary shares will be paid in NIS. Dividends paid to shareholders outside Israel will be converted into U.S. dollars, on the basis of the exchange rate prevailing at the date of payment. The Company’s board of directors has determined that it will not distribute any amounts of its undistributed tax exempt income as dividend.

b.	Deferred share:

The Deferred share is not entitled to any rights other than the right to receive its nominal value upon liquidation of the Company.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 9: –	SHAREHOLDERS’ EQUITY (Cont.)

	c.	Employee Stock Purchase Plan (“ESPP”):

The Company reserved a total of 6,000,000 Ordinary shares for issuance under the ESPP. Eligible employees use up to 15% of their salaries to purchase Ordinary shares but no more than 1,250 shares per participant on any purchase date. The ESPP is implemented through an offering every six months. The price of an Ordinary share purchased under the ESPP is equal to 85% of the lower of the fair market value of the Ordinary share on the subscription date of each offering period or on the purchase date.

During 2003, 2004 and 2005 employees purchased 254,889, 261,008 and 331,170 Ordinary shares at average prices of $12.29, $15.80 and $17.89 per share, respectively.

As of December 31, 2005, 4,241,349 Ordinary shares were available for future issuance under the ESPP.

	d.	Stock options:

In 2005 we adopted two new equity incentive plans: our 2005 United States Equity Incentive Plan, which we refer to as the 2005 U.S. Plan, and our 2005 Israel Equity Incentive Plan, which we refer to as the 2005 Israel Plan. Both of these plans will be in effect until 2015. Following ratification of the new plans by our shareholders in September 2005, we stopped issuing stock options under our 1996 United States Stock Option Plan and 1996 Israel Stock Option Plan.

Under the Company’s 2005 equity incentive plans (the “2005 Plans”), options are granted to employees, officers and directors at an exercise price equal to at least the fair market value at the date of grant and are granted for periods not to exceed seven years. Options granted under the 2005 Plans generally vest over a period of four to five years of employment. Any options that are cancelled or forfeited before expiration become available for future grants. The Company can also issue a variety of other equity incentives under the 2005 Plans, but no such other equity incentives were outstanding at December 31, 2005.

In connection with its acquisition of Zone Labs in March 2004, the Company assumed all of the outstanding Zone Labs stock options under the Zone Labs 1998 Stock Option Plan (the “Zone Labs Plan”), which were converted into options to purchase approximately 2.8 million shares of the Company’s Ordinary shares. These stock options generally have terms of between five and ten years and generally vest over a four-year period. Options that are cancelled or forfeited before expiration do not become available for future grant.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 9: –	SHAREHOLDERS’ EQUITY (Cont.)

Under the terms of the 2005 Plans, options to purchase 50,000,000 Ordinary shares were reserved for issuance (increasing by 5,000,000 Ordinary Shares on January 1 of each year beginning January 1, 2006), out of which as of December 31, 2005, 48,381,670 options were available for future grant under the 2005 Plans. As of December 31, 2005, 1,618,330 options were outstanding under the 2005 Plans and 28,267,886 options were outstanding under the 1996 United States Stock Option Plan and 1996 Israel Stock Option Plan and 365,215 were outstanding under the Zone Labs plan.

A summary of the Company’s stock option activity and related information, including options under the Zone Labs Plan, is as follows:

	Options (in thousands)			Weighted average exercise price

	2003	2004	2005	2003	2004	2005

Outstanding at beginning of year	28,769	29,437	31,839	$17.34	$17.88	$19.26
Granted	5,370	9,476	6,676	$17.14	$18.26	$22.68
Exercised	(3,112)	(5,316)	(6,375)	$4.73	$5.71	$7.75
Forfeiture	(1,590)	(1,758)	(1,889)	$31.28	$31.81	$25.80

Outstanding as of December 31,	29,437	31,839	30,251	$17.88	$19.26	$22.03

Exercisable as of December 31,	17,710	18,214	15,922	$15.36	$17.92	$22.65

The options outstanding as of December 31, 2005, have been separated into ranges of exercise price, as follows:

Exercise price	Options outstanding at December 31, 2005 (in thousands)	Weighted average remaining contractual life (years)	Weighted average exercise price	Options exercisable at December 31, 2005 (in thousands)	Weighted average exercise price of exercisable options

$			$		$

1.66 - 1.66	5	3.66	1.66	5	1.66
2.99 - 9.83	3,734	1.23	9.19	3,555	9.35
10.33 - 13.00	2,634	3.45	12.98	1,933	12.97
13.02 - 17.64	7,339	3.87	16.82	4,407	16.94
17.68 - 23.82	9,199	6.31	22.33	916	22.40
27.00 - 30.54	4,262	4.73	27.30	2,116	27.52
31.75 - 36.72	175	1.58	34.51	170	34.55
40.09 - 44.42	1,823	2.47	42.30	1,745	42.30
44.96 - 51.21	438	1.35	47.50	438	47.50
65.58 - 65.58	11	1.41	65.58	11	65.58
68.42 - 70.02	281	1.73	69.11	280	69.11
70.19 - 75.08	73	1.54	71.48	72	71.44
79.79 - 86.54	277	2.33	84.74	274	84.72

1.66 - 86.54	30,251	4.20	22.03	15,922	22.65

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 9: –	SHAREHOLDERS’ EQUITY (Cont.)

The weighted average fair values at grant date of options granted for the years ended December 31, 2003, 2004 and 2005 with an exercise price equal to the market value at the date of grant were $ 5.44, $ 9.50 and $ 11.05, respectively. The weighted average fair values at grant date of options assumed in the Zone Lab’s acquisition with an exercise price lower than the market value at the date of grant was $ 17.89.

e.

In October 2003, the Company announced that its Board of Directors has authorized the repurchase of up to $ 200,000 of its outstanding Ordinary shares in the open market or through privately negotiated transactions. In October 2004, after the Company had completed the repurchase of $ 200,000 of its Ordinary shares, the Company announced that its Board of Directors had authorized additional repurchases of up to $ 200,000 of its outstanding Ordinary shares in the open market or through privately negotiated transactions. In July 2005, after the Company had completed the repurchase of $ 400,000 of its Ordinary shares, the Company announced that its Board of Directors had authorized additional repurchases of up to $ 200,000 for a total of $ 600,000. Under the repurchase programs, share purchases may be made from time to time depending on market conditions, share price, trading volume and other factors and will be funded from available working capital. The repurchase programs have no time limit and may be suspended from time to time or discontinued. Under the above programs, the Company purchased during 2004 and 2005 approximately 12 and 10.6 million shares, respectively, at a total cost of $ 244,586 and $ 236,929, respectively. The average purchase price was $ 20.40 and $ 22.38, respectively.

As of December 31, 2005, the Company reissued 5,675,259 of its purchased Ordinary shares in consideration for the exercise of stock options by employees and for shares issued under the ESPP. Such purchases of Ordinary shares are accounted for as treasury stock and result in a reduction of shareholders’ equity. When treasury stock is reissued, the Company accounts for the re-issuance in accordance with Accounting Principles Board No. 6, “Status of Accounting Research Bulletins” (“APB No. 6”) and charges the excess of the purchase cost over the re-issuance price (loss) to retained earnings. The purchase cost is calculated based on the specific identification method. In case the purchase cost is lower than the re-issuance price, the Company credits the difference to additional paid-in capital.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 10: –	EARNINGS PER SHARE

The following table sets forth the computation of historical basic and diluted earnings per share:

	Year ended December 31,

	2003	2004	2005

Net income	$243,879	$248,393	$319,684

Weighted average Ordinary shares outstanding (in thousands)	247,691	251,244	245,520

Dilutive effect:
Employee stock options (in thousands)	7,392	9,364	6,227

Diluted weighted average Ordinary shares outstanding (in thousands)	255,083	260,608	251,747

Basic earnings per Ordinary share	$0.98	$0.99	$1.30

Diluted earnings per Ordinary share	$0.96	$0.95	$1.27

NOTE 11: –	GEOGRAPHIC INFORMATION AND SELECTED STATEMENTS OF INCOME DATA

	a.	Summary information about geographical areas:

The Company operates in one reportable segment (see Note 1 for a brief description of the Company’s business). The total revenues are attributed to geographic areas based on the location of the Company’s channel partners which are considered as end customers.

The following present total revenues for the years ended December 31, 2003, 2004 and 2005 and long-lived assets as of December 31, 2004 and 2005:

		1.	Revenues based on the channel partners’ location:

	Year ended December 31,

	2003	2004	2005

Americas	$185,186	$226,125	$269,432
Europe, Middle East and Africa	175,887	213,411	236,605
Japan	39,622	37,938	34,334
Asia Pacific	31,877	37,886	38,979

	$432,572	$515,360	$579,350

It is impracticable to provide revenues by product lines for the years ended December 31, 2003, 2004 and 2005.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share amounts)

NOTE 11: –	GEOGRAPHIC INFORMATION AND SELECTED STATEMENTS OF INCOME DATA (Cont.)

	2.	Long-lived assets:

	December 31

	2004	2005

Americas	$205,024	$197,477
Israel	4,037	4,173
Other	476	525

	$209,537	$202,175

b.	Financial income, net:

	Year ended December 31,

	2003	2004	2005

Financial income:
Interest income	$60,695	$64,027	$65,884
Foreign currency remeasurement gain and others, net	1,006	-	412

	61,701	64,027	66,296

Financial expense:
Amortization of marketable securities premium and accretion of discount, net	17,652	17,528	11,066
Foreign currency remeasurement loss, net	-	531	-
Others	543	1,191	1,053

	18,195	19,250	12,119

	$43,506	$44,777	$54,177

NOTE 12: –	SUBSEQUESNT EVENT – Unaudited

In February 2006, the CFIUS notified the Company that the 30-day review provided by the Exon-Florio legislation has expired and the pending acquisition moved into the investigative stage for an additional 45-day investigation.

SCHEDULE C

GUIDE TO TAX ISSUES IN ARGENTINA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Argentina. This summary is based on the law in effect in Argentina as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You will not be subject to tax as a result of the exchange of existing options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax and social insurance contributions when you vest in the restricted stock units and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

Personal Assets Tax
If your restricted stock units vest and you are issued shares, the shares held will be considered a computable asset for personal assets tax purposes if you are an expatriate living in Argentina for more than five (5) years. You will be subject to a 0.5% personal assets tax if your computable assets are valued up to and including ARS200,000 per year. If your assets are valued at more than ARS200,000, personal assets tax applies at the rate of 0.75%.

Bank Tax
A tax (currently 0.6%) is imposed on all amounts debited or credited to bank accounts, including checks or wire transfers from your checking account. An exemption exists for amounts debited or credited from bank savings accounts that are related to salary. This exemption may apply to any payment from or to your bank account for the sale of shares acquired upon the vesting of your restricted stock units, provided it is taxed as salary in Argentina. Please consult with your personal tax advisor to determine whether this is the case.

C - 1

Stamp Tax
A stamp tax may be due on shares acquired upon vesting if you work outside the City of Buenos Aires. The rate depends on the particular province you reside in. If you work in the City of Buenos Aires, you are exempt from this stamp tax.

Sale of Shares
If you acquire shares upon vesting and subsequently sell the shares, you will not be subject to tax unless you dispose of shares on a habitual basis and/or carry on activities organized as an enterprise (sole proprietorship).

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid will be subject to tax in Argentina and also to U.S. federal withholding tax. You may be entitled to a tax credit against your Argentine income tax for the U.S. federal tax withheld.

Withholding and Reporting
Your employer is required to report and withhold income tax and social insurance contributions (to the extent you have not already exceeded your applicable contribution ceiling) when your restricted stock units vest. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You will be responsible for paying any difference between the actual tax liability and the amount withheld. It is also your responsibility to pay any tax liability on shares sold or dividends received.

Other Information

Securities Information
This offer is private and not subject to the supervision of any Argentine governmental authority. In addition, the grant is made by Check Point on behalf of the local employer.

C - 2

SCHEDULE D

GUIDE TO TAX ISSUES IN AUSTRALIA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Australia. This summary is based on the law in effect in Australia as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
The voluntary relinquishment of the existing stock options in exchange for a grant of new restricted stock units will give rise to a taxable amount (which may be nil in certain circumstances). This occurs because the cancellation of the existing stock options will constitute a disposal of the options in exchange for the restricted stock units immediately after cancellation of the existing options.

The following taxation summary assumes that you did not make the election to be taxed on the grant of the existing options and that the existing options were “qualifying rights.” If you elected to be taxed on receipt of the existing options, you should contact your personal tax advisor regarding the resulting tax consequences.

Relinquishment of Existing Options
If you accept the offer to relinquish your existing options for a grant of restricted stock units immediately after cancellation of your existing options, you will recognise a disposition of your existing options at the time of their cancellation, which gives rise to a taxable event. The existing options will be disposed of in consideration of the restricted stock units.

You will likely be taxed in the income year of the cancellation on the market value (defined below) of the existing options as at the date of the cancellation. This result will occur unless you made the election to be taxed in the income year the existing options were granted. If you made the election to be taxed at grant, you may be eligible for a capital loss on the disposal of the existing options. You should contact your personal tax advisor if you made this election.

Market Value of Existing Options
The market value of the existing options at the time of cancellation is determined as the higher of:

        (i) the market value of the shares at the date of cancellation less the exercise price; and

        (ii) the value determined in accordance with a statutory formula. This value is based on the exercise price, market value of shares and the exercise period or term of the option.

As the existing options are underwater options, the statutory formula will apply. Note that where the market value (as defined under Australian taxation law) of the underlying shares of an existing option at the time of relinquishment is less than 50% of the exercise price, the market value of the existing option will be nil. Therefore, in these circumstances no taxation will be payable on its cancellation.

Grant of Restricted Stock Units
You will be subject to taxation on the grant of the restricted stock units in the income year of their acquisition only if you make an election to that effect (“Election”). If you make an Election, you will be taxed on the market value of the restricted stock units on the day of grant. The market value of a restricted stock unit is the greater of:

        (i) the market value of the underlying shares of ordinary shares? which your restricted stock units relate to at grant; or

        (ii) the market value of the restricted stock unit determined according to a statutory formula.

The following taxation summary assumes that the restricted stock units will constitute “qualifying rights” for taxation purposes.2

Assessment Time
If you do not make an Election, you will be taxed in the income year in which the earliest of the following occurs (the “Assessment Time”):

    (i)        when you dispose of the restricted stock units (other than by acquiring shares at vesting, or through a take-over or restructuring that qualifies for roll-over relief);

[2]	Restricted stock units will be qualifying in nature if all of the following conditions are satisfied:

(i) The plan must be to acquire rights to acquire ordinary shares in the employer company or a holding company of the employer company in the form of restricted stock units. Broadly, a company is a holding company in relation to another company if the first company controls the composition of the other company’s board, is in a position to cast or control the casting of 50% or more of the maximum number of votes that might be cast at a general meeting, or holds more than 50% of the issued share capital of the other company.

(ii) Immediately after the grant of the restricted stock units, the employee must not hold a legal or beneficial interest in more than 5% of the shares in the company.

(iii) Immediately after the grant of the restricted stock units, the employee must not be in a position to cast, or control the casting of, more than 5% of the maximum number of votes that might be cast at a general meeting of the company.

    (ii)        when you cease employment with Check Point or one of its subsidiaries (unless the cessation of employment was due to a take-over or restructure that qualifies for roll-over relief);

    (iii)        the acquisition of shares on the vesting date; or

    (iv)        ten (10) years after the grant of the restricted stock units.

The amount included in your assessable income in the income year of the Assessment Time will be:

    (i)        if you dispose of the restricted stock units or the acquired shares in an arm’s length transaction within thirty (30) days after the Assessment Time – you will be subject to tax on the amount or value of any consideration received for the disposal, reduced by the purchase price, if any, (if the shares have been issued); or

    (ii)        in any other case – you will be subject to tax on the market value (as defined under Australian tax law) of the restricted stock units at the relevant Assessment Time, reduced by the purchase price, if any, (if the shares have been issued).

If you cease employment with your employer prior to the vesting date of some or all of the restricted stock units and the restricted stock units do not vest upon termination of employment, you may be treated as if you never acquired the restricted stock units. If you have been subject to taxation prior to this date, you may apply to the Commissioner of Taxation to amend the relevant year’s tax return and obtain a refund of the tax paid in relation to the restricted stock units.

Sale of Shares
You may also be subject to capital gains tax when you subsequently sell the shares, unless you dispose of the shares in an arm’s length transaction within thirty (30) days of the relevant Assessment Time and you did not make an Election in the relevant year (in which case your tax treatment will be limited to the income tax consequences described above).

The taxable amount included in assessable income in the year of an arm’s length transaction will be:

    (i)        where you have held the shares for less than one (1) year – the difference between the sale price and the cost base of the shares; or

    (ii)        where you have held the shares for at least one (1) year – one-half the difference between the sale price and the cost base of the shares (subject to you first applying any prior year or current year capital losses against the full capital gain).

If you made an Election, then the cost base of the shares will be the market value (as defined under Australian tax law) of the restricted stock units at the date of grant.

If you did not make an Election, then the cost base of the shares will be the market value (as defined under Australian tax law) of the restricted stock units at the relevant Assessment Time.

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid will be subject to tax in Australia and also to U.S. federal withholding tax. You may be entitled to a tax credit against your Australian income tax for the U.S. federal tax withheld.

Withholding and Reporting
Your employer is not required to withhold income tax when the restricted stock units are granted or vest. It is your responsibility to report on your tax return and pay any tax liability and any Medicare levy in relation to the restricted stock units and any shares issued to you at vesting. It is also your responsibility to report and pay any tax liability resulting from the sale of shares.

Other Information

Securities Law Information
If you acquire shares of stock pursuant to your award and you offer your shares for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on your disclosure obligations prior to making any such offer.

SCHEDULE E

GUIDE TO TAX ISSUES IN AUSTRIA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Austria. This summary is based on the law in effect in Austria as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

A tax exemption up to €620 or a flat 6% tax rate may be available if the restricted stock units can be characterized as a non-recurring additional payment to you. Your total additional payments, including income derived from restricted stock units, will be tax exempt up to €620. If 1/6 of your total annual regular income is less than €2,000, any additional income up to €2,000 is tax exempt. If your total additional payments, including income derived from restricted stock units, exceed €620, the excess will be subject to 6% flat income tax up to 1/6 of your total annual regular income (assuming that 1/6 of your total annual regular income exceeds €2,000).

For example, if you receive annual regular income of €60,000, 1/6 of this income would be €10,000. Generally, any additional payment in one calendar year up to €10,000 would be taxed at a flat 6%. However, any additional payments from the same employer, up to €620, are tax exempt. As €10,000 is more than €2,000, no further tax exemption is available for your additional payments. Therefore, any additional payments from the same employer above €620, up to €10,000, are taxed at a flat 6% rate. If you receive additional payments exceeding €10,000, any excess amount will be taxed at the regular income tax rates. Please note that this preferential tax regime may not be applicable to the income derived from restricted stock units if you have already used the exemptions for the 13th and 14th monthly salary regularly paid in Austria.

E - 1

Sale of Shares
If you sell the shares acquired upon vesting of your restricted stock units within twelve (12) months of the date of vesting, you will be subject to tax on the gain, provided the total gain from the sale of the shares (and the sale of other moveable property) within one (1) year after their acquisition and from the sale of real estate within ten (10) (and in certain cases fifteen (15)) years after its acquisition exceeds €440 in any given calendar year. The gain is calculated as the difference between the sale price and the fair market value of the shares on the date of vesting. If you hold the shares at least twelve (12) months, you will not be subject to tax when you subsequently sell the shares.

Dividends
If you receive shares upon vesting, you may be entitled to receive dividends if the board of directors of Check Point, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Austria and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Austrian income tax for the United States federal income tax withheld. Dividends may be tax exempt if they do not exceed €22, in any given calendar year.

Withholding and Reporting
Under current laws, withholding and reporting for income tax and social insurance contributions (subject to the applicable contribution ceiling) are required when you vest in the restricted stock units, except to the extent that the exemptions for income tax (which also apply to social insurance contributions) apply. If required to do so, your employer will report and withhold on your taxable earnings at vesting to the Austrian tax authorities accordingly. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You are responsible for reporting any income resulting from the sale of shares and the receipt of any dividends and paying all corresponding taxes.

Other Information

Exchange Control Information
If you hold shares outside Austria (even if you hold them outside of Austria with an Austrian bank), a reporting duty to the Austrian National Bank applies. The reporting date is as of December 31 of each year, and the report must be filed on or before March 31 of the following year. An exemption applies if the value of the securities as of any given quarter does not exceed €30,000,000, or as of December 31 does not exceed €5,000,000. The report should be filed at the following postal address: Österreichische Nationalbank, Büro für Devisenstatistik, Postfach 61, 1011 Wien. The forms can be obtained at the Austrian National Bank:

Österreichische Nationalbank
Otto-Wagner-Platz 3
1090 Wien
Tel: +43 1 404 20-0
Fax: +43 1 404 20-94 00

When shares are sold, there may be exchange control obligations if the cash received is held outside Austria. A separate reporting requirement applies to an employee’s non-Austrian cash accounts. If the transaction volume of all the employee’s cash accounts abroad exceeds €3,000,000, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month with the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.” If the transaction value of all cash accounts abroad is less than €3 million, no ongoing reporting requirements apply.

E - 2

SCHEDULE F

GUIDE TO TAX ISSUES IN BELARUS

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Belarus. This summary is based on the law in effect in Belarus as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange and Grant of Restricted Stock Units
You will be subject to tax when your options are exchanged and the restricted stock units are granted to you. It is likely that the tax authorities will treat the grant of the restricted stock units as a gift because they are granted to you without any cash consideration paid by you (other than your services). The taxable amount will be equal to the total value of the options exchanged for restricted stock units. The fact that the restricted stock units are subject to forfeiture does not alter this analysis.

Vesting of Restricted Stock Units
You also will be subject to tax when the restricted stock units vest and shares are issued to you. You will be taxed on the difference between the fair market value of the shares on the date of vesting and any documented costs incurred by you in the territory of the Republic of Belarus to obtain the shares. The documented costs to obtain the shares will include your basis in the shares, meaning the taxable value of the options that were exchanged to obtain the restricted stock as of the date of the exchange/grant.

Sale of Shares
You will be subject to tax at sale of the shares. You will be taxed on the difference between the fair market value of the shares on the date of the sale and any documented costs incurred by you in the territory of the Republic of Belarus to obtain the shares. The documented costs to obtain the shares will include your basis in the shares, meaning the taxable value of the shares at the time of vesting.

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. In addition, any dividends paid will be subject to Belarusian and U.S. federal withholding tax. You may be entitled to a tax credit against your Belarusian income tax for the U.S. federal tax withheld.

F - 1

Withholding and Reporting
The local subsidiary is not required to withhold or report income tax or social insurance contributions on any taxable income realized from the exchange of the options, the grant and vesting of the restricted stock units, the receipt of dividends and sale of the shares. You are solely responsible for submitting an income declaration to your local tax inspector within thirty (30) days of the date you receive the income and for paying the applicable tax at your progressive tax rate.

Other Information

Exchange Control Information
To acquire the restricted stock units and the shares issued at vesting, you need to have obtained a permit from the National Bank of the Republic of Belarus. Further, upon the sale of the shares, if you do not have an account in a foreign bank, you must repatriate the entire sum back to the Republic of Belarus. To open an account in a foreign bank, you also need to have obtained a permit of the National Bank of the Republic of Belarus.

F - 2

SCHEDULE G

GUIDE TO TAX ISSUES IN BELGIUM

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Belgium. This summary is based on the law in effect in Belgium as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Cancellation
You should normally not be subject to tax as a result of the cancellation of existing options in exchange for the grant of restricted stock units. Please note that depending upon when your option was offered to you, when you accepted the grant, and whether it was a qualifying right, you may have been subject to tax on the option income at the time of the offer. Your tax liability for the option may continue even if you have surrendered your right to the option prior to its exercise. Please check with your tax advisor for information on the taxation of option income.

Grant of Restricted Stock Units
You should not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You should be subject to income tax when the restricted stock units vest and shares are issued to you. At that time, you should be taxed on the fair market value of the shares paid to you on the date of vesting. You likely will not be subject to social insurance contributions on the value of the shares at vesting because the cost related to the restricted stock units is not charged back to your local employer and because the grant of the restricted stock units is made at the sole discretion of Check Point.

Sale of Shares
You should not be subject to income tax when you sell shares acquired from the restricted stock units vesting.

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid will be subject to U.S. federal withholding tax and to Belgian tax. The Belgian tax generally amounts to 25% of the net amount of the dividend (i.e., the dividend amount after the U.S. federal withholding tax).

G - 1

Withholding and Reporting
Because your local employer is not involved with the grant of the restricted stock units and the costs related thereto are not charged back to your local employer, your local employer should normally have no obligation to report the taxable amount on your salary forms 281.10 and 325.10 at vesting or any obligation to withhold any taxes.

It is your responsibility to report and pay any taxes resulting from the vesting of your restricted stock units and the receipt of any dividends.

If you are a Belgian resident, you are required to report any security or bank account (including brokerage accounts) you maintain outside of Belgium on your annual tax return.

G - 2

SCHEDULE H

GUIDE TO TAX ISSUES IN BRAZIL

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Brazil. This summary is based on the law in effect in Brazil as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You will not be subject to tax as a result of the exchange of existing options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you at vesting. Although the social insurance treatment of restricted stock units is uncertain in Brazil, under the current practice of the authorities, social insurance contributions likely will not be due upon vesting of your restricted stock units.

Sale of Shares
If you acquire shares upon vesting of the restricted stock units, you will be subject to tax when you subsequently sell the shares. The taxable amount is the difference between the sale price and the fair market value of the shares on the date of vesting. You may be exempt from capital gains tax if the proceeds from the sale of the shares in the month of sale (in combination with the sale proceeds from any other shares sold during the month) is less than the exempt amount. The exempt amount is set at BRL$35,000 (for 2006), although the exempt amount with respect to the sale of shares of Check Point that are traded on a stock exchange outside of Brazil may be BRL$20,000. As this is uncertain, we recommend that you consult with your personal tax advisor to obtain more information on the exempt amount applicable to you. If the BRL$35,000 exemption (or, if applicable, the BRL$20,000 exemption) is exceeded for the relevant month, the entire gain is subject to tax (not just the amount exceeding BRL$35,000, or, if applicable, BRL$20,000).

H - 1

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid with respect to the shares will be classified as investment income and subject to tax in Brazil. In addition, any dividends paid will be subject to U.S. federal withholding tax. However, you may be entitled to a tax credit against your Brazilian income tax for the U.S. federal tax withheld.

Withholding and Reporting
Your employer is not required to withhold or report income tax when your restricted stock units vest. You are responsible for including all information concerning your restricted stock units and any shares issued to you at vesting (e.g., the date you sell your shares, the value received for the shares, the capital gains received (even if you are exempt from the capital gains tax)) on your annual income tax return and paying all applicable taxes.

Other Information

Exchange Control Information
If you hold assets and rights outside of Brazil with an aggregate value exceeding US$100,000, you must prepare and submit a declaration of such assets and rights held outside of Brazil to the Central Bank on an annual basis. The assets and rights that must be reported include shares of Check Point.

H - 2

SCHEDULE I

GUIDE TO TAX ISSUES IN CANADA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Canada. This summary is based on the law in effect in Canada as of July 2006. This summary is general in nature and does not discuss all of the provincial or other tax laws that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. It should be noted that, although most provinces use the same definitions of income and taxable income as is used at the federal level, certain provinces impose their own income tax through comprehensive tax legislation. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
The tax treatment of the exchange of an existing option for the grant of restricted stock units is uncertain. The Income Tax Act of Canada provides for a tax-free exchange if the value of the underlying securities immediately before the exchange less the option price is not less than the value of the underlying securities to be received by you at the time of the exchange for the restricted stock units. Accordingly, because the options are underwater, it is unlikely that you will qualify for this tax-free exchange status as a result of the exchange of eligible options for the grant of restricted stock units. It is possible that the Canada Revenue Agency (the “CRA”) will treat the exchange as either (1) a taxable exchange of employee stock options in exchange for the grant of restricted stock units, or (2) two separate transactions (i.e., a tender of existing options for cancellation, followed by a grant of new and unrelated restricted stock units), whereby the tender is viewed as a disposition for no consideration. For the purposes of this summary, it is assumed that the transactions will qualify as one transaction under Canadian tax law and accordingly, you will have disposed of your options for consideration equal to the value of the restricted stock units. You must include in your income the amount of this benefit. However, if your existing options qualify for favorable tax treatment in Canada (see discussion below), you will be entitled to deduct one-half of the amount of the gain in computing taxable income. Your employer will withhold tax and social security contributions as required.

Please note that your existing eligible options are likely to qualify for favorable tax treatment in Canada. In particular, you should be able to exclude one-half of the income you realize upon exercise of the option (i.e., the difference between the exercise price you pay and the fair market value of the shares at exercise) from taxation. Furthermore, you should be able to defer taxation on the remaining one-half of option income until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada, provided you file a deferral election with your employer and your options are not worth more than C$100,000 (calculated based on the fair market value of the shares subject to the option at grant).

I - 1

No such favorable tax treatment will be available for restricted stock units which are taxed at vesting as described herein. Therefore, before you decide to participate in the offer, you should carefully consider the impact of the favorable tax treatment on your eligible options.

Vesting of Restricted Stock Units
Although not entirely clear, it is unlikely that you will be required to include any additional amount in computing your income for the year in which your stock units vest and the shares are issued to you.

Sale of Shares
When you subsequently sell the shares acquired upon vesting, you will be subject to income tax at your marginal tax rate or any gain you realize. Although not entirely clear, the taxable gain will likely be calculated as one-half of the difference between the sale price and the adjusted cost basis of the shares (generally, the value of the options you gave up on the date of exchange of your options less any brokerage fees).

One-half of any loss arising from the sale of the shares may be deducted from any taxable gain for the year, the previous three (3) years, or any subsequent tax year.

Dividends
If you receive shares upon vesting, you may be entitled to receive dividends if the board of directors of Check Point, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Canada and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Canadian income tax for the United States federal income tax withheld.

Withholding and Reporting
Your employer will withhold income tax and any applicable social insurance contributions on the exchange of the options and the grant and vesting of the restricted stock units and will report the income recognized to the CRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you have taxable income. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is also your responsibility to pay tax on the income arising from the sale of shares and the receipt of any dividends.

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SCHEDULE J

GUIDE TO TAX ISSUES IN THE CZECH REPUBLIC

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in the Czech Republic. This summary is based on the law in effect in the Czech Republic as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You will not be subject to tax as a result of the exchange of existing options for the grant of restricted stock units.

Grant of Restricted Stock Units
You likely will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You likely will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares on the date of vesting. You will likely not be subject to social insurance or health insurance contributions when your restricted stock units vest.

Sale of Shares
If you acquire shares upon vesting, you will be subject to income tax when you subsequently sell the shares, unless you have held the shares for at least six (6) months. If you hold the shares for less than six (6) months, you will be taxed on the difference between the sale price of the shares and the fair market value of the shares at vesting.

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid will be subject to tax in the Czech Republic and to U.S. federal withholding tax. You may be entitled to a tax credit against your Czech income tax for the U.S. federal tax withheld.

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Withholding and Reporting
Your employer may withhold or report income tax when your restricted stock units vest. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. However, it is still your responsibility to report (in your annual tax return) and pay taxes resulting from the vesting of the restricted stock units, the subsequent sale of any shares, and the receipt of any dividends.

Other Information

Exchange Control Information
Proceeds from the sale of shares can be held in a cash account abroad. Furthermore, you no longer have to report the opening and maintenance of a foreign account to the Czech National Bank (the “CNB”), unless the CNB notifies you that such reporting is required.

However, upon request of the CNB, you may also need to file a notification within fifteen (15) days of the end of the calendar quarter in which you acquire shares.

Because exchange control regulations change frequently and without notice, you should consult your legal advisor prior to the sale of shares to ensure compliance with current regulations. It is your responsibility to comply with Czech exchange control laws, and neither Check Point nor your employer will be liable for any resulting fines or penalties.

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SCHEDULE K

GUIDE TO TAX ISSUES IN FINLAND

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Finland. This summary is based on the law in effect in Finland as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax at your normal marginal income tax rate and to social insurance contributions when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. Furthermore, you may be subject to church tax on this amount.

Sale of Shares
When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale proceeds and the fair market value of the shares at vesting. When determining the applicable capital gain, you may deduct from the sale proceeds either: (1) the acquisition cost of the shares (which will be nil), the amount you were taxed for in connection with the vesting of the restricted stock units, and any other costs in connection with the gain; or (2) 20% of the sale proceeds (40% if the shares are held at least ten (10) years). If the sale proceeds are less than the fair market value of the shares at vesting, you will be entitled to deduct such a loss from gains arising from the disposal of assets either for the current year or during the next three (3) years.

Wealth Tax
Finnish wealth taxation has been abolished. No wealth tax is levied as of 2006.

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Dividends
If you receive shares upon vesting, you may be entitled to receive dividends if the board of directors of Check Point, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Finland and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Finland income tax for the United States federal tax withheld.

Withholding and Reporting
Your employer will withhold and report income tax and social insurance contributions when your restricted stock units vest. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. It will be your responsibility to report and pay any taxes resulting from the sale of shares or receipt of any dividends.

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SCHEDULE L

GUIDE TO TAX ISSUES IN FRANCE

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in France. This summary is based on the law in effect in France as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
Generally, you will not be required under current law to recognize income for income tax or social security purposes as a result of the exchange of eligible options for the grant of restricted stock units. Please note that your options may have been granted under a favorable tax and social security regime. If you decide to participate in the exchange, the benefits of this favorable tax and social security regime will be lost. The new restricted stock unit grants will not be granted under a favorable tax and social security regime.

Grant of Restricted Stock Units
You will not recognize income or social security obligations at the time the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax and social security contributions when the restricted stock units vest and the shares are issued to you. You will be subject to income tax and social security contributions based on the fair market value of the shares issues to you at vesting.

Sale of Shares
If you acquire shares upon vesting, when you subsequently sell the shares, you will not be subject to tax on the capital gain if your total proceeds from the sale of securities (including your spouse’s and your children’s) during a calendar year do not exceed a certain amount which is set annually (€15,000 for 2006). However, if your total proceeds (including your spouse’s and your children’s) from the sale of securities during a calendar year exceed the set amount, then you must pay capital gains tax on the entire gain you realize (i.e., the difference between the net sale price and the fair market value of the shares issued to you on the vesting date). Capital gains tax applies at the rate of 27% (i.e., 16% income tax plus 11% additional social taxes). The capital gain is equal to the difference between the sale price of the shares and the fair market value of the shares on the date of vesting.

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If the sale proceeds are less than the fair market value of the shares at the time of vesting, you will realize a capital loss. Such capital loss can be offset against capital gains realized from the sale of securities during the year in which you sold the shares and/or during the ten following years. However, capital losses cannot be offset against other types of income (such as salary).

Dividends
If you receive shares upon vesting, you may be entitled to receive dividends, if the board of directors of Check Point, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in France and to United States federal tax withheld at source. You may be entitled to a foreign tax credit against your French income tax for the United States federal tax withheld.

Withholding and Reporting
Your employer will not withhold income tax when your restricted stock units vest provided you are a French tax resident. Your employer will withhold and pay all applicable social insurance contributions at the time of vesting. Check Point may choose to redeem a sufficient number of ordinary shares issued when the restricted stock units vest to satisfy any tax and social security withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. However, it is ultimately your responsibility to pay any taxes resulting from the vesting of your restricted stock units, the sale of your shares, or the receipt of any dividends.

Other Information

Exchange Control Information
You may hold shares issued upon vesting of your restricted stock units outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. Furthermore, you must declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution if the value of the cash or securities is equal to or exceeds a certain amount which is set annually (€7,600 for 2006).

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SCHEDULE M

GUIDE TO TAX ISSUES IN GERMANY

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Germany. This summary is based on the law in effect in Germany as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax at your marginal tax rate and to social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. The fair market value of the shares is determined on the date the shares are debited from Check Point’s books for issuance to you.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct from the income you receive at vesting the lesser of (i) €135, and (ii) 50% of the value of the shares subject to the restricted stock units on the date of vesting (per calendar year) because the income results from the acquisition of shares in your employer’s parent company at no cost. Please check the availability of this deduction with your tax advisor.

Sale of Shares
When you subsequently sell the shares acquired upon vesting, you will not be subject to tax provided that: (i) you own the shares for more than one (1) year; (ii) you do not own 1% or more of Check Point’s stated capital (and have not owned 1% or more at any time in the last five (5) years); and (iii) the shares are not held as business assets (this requirement should be met since you acquired the shares as an employee).

If you are subject to tax upon sale, you will be subject to tax on one-half of the gain as capital gain (less one-half of the sale-related expense). Furthermore, you will be subject to tax only if your total capital gain is €512 or more in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

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Dividends
If you receive shares upon vesting, you may be entitled to receive dividends if the board of directors of Check Point, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Germany and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your German income tax for the United States federal income tax withheld.

Withholding and Reporting
Your employer will report and withhold income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when your restricted stock units vest and shares are issued to you. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. Should there be a difference between the actual tax liability and the amount withheld, the tax office may assess additional taxes or refund excess taxes after review of your annual tax return. It is your responsibility to report and pay any taxes due as a result of the sale of shares and the receipt of any dividends.

Other Information

Exchange Control Information
If you remit proceeds in excess of €12,500 into Germany, such cross-border payment must be reported monthly to the State Central Bank. This reporting is normally accomplished through the German bank involved in processing your payment. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report your share holding on an annual basis in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Check Point.

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SCHEDULE N

GUIDE TO TAX ISSUES IN GREAT BRITAIN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

The summary assumes that you are resident and ordinarily resident in the U.K. If that is not the case, please check with your tax advisor as to the tax consequences of the exchange and the restricted stock unit award.

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You generally will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. Your employer will calculate the income tax due when your restricted stock units vest and will account for this amount to the HM Revenue and Customs (“HMRC”) through the Pay As You Earn (“PAYE”) tax withholding system. If, for any reason, income tax is not withheld by your employer, you are required to pay the income tax due to your employer within ninety (90) days of the date of vesting. If payment is not made within ninety (90) days of the tax event, the amount of any uncollected tax due from you will constitute a loan owed by you to your employer, bearing interest at the then-current HMRC official rate.

You will also be required to pay employees’ and employer’s National Insurance Contributions (“NICs”) on the fair market value of the shares at vesting. Employees’ NICs apply at a rate of 11% to the extent your total earnings have not exceeded the upper earnings limit, which for the tax year 6 April 2006 to 5 April 2007 is £645 per week. To the extent your total earnings have exceeded the upper earnings limit, you will be subject to employees’ NICs at a rate of 1%, without limit.

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In addition, the restricted stock units will be granted to you on the condition that you agree to meet any liability for employer’s NICs, which also become due at vesting of the restricted stock units. To accomplish the foregoing, you will be asked to execute a joint election form. Your restricted stock units shall become null and void if you do not execute and return the joint election form to your employer. For the tax year 6 April 2006 to 5 April 2007, employer NICs are charged at a rate of 12.8%. You will be able to deduct the amount of employer NICs that you must pay from the total taxable income resulting from the vesting of your restricted stock units.

Please note that for all options granted on or after November 13, 2001, you agreed to assume the employer’s NICs (which become due at the exercise of your stock options). Therefore, the transfer of employer NICs upon vesting of your restricted stock units should not represent a disadvantage compared to the tax treatment of your eligible options (provided you were required to assume employer’s NICs with respect to your eligible options).

Sale of Shares
When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale proceeds and the fair market value of the shares at vesting. Any capital gains you realize are subject to taper relief calculated depending on the period of time during which you held the shares following the vesting date and whether you continue to be employed by Check Point or one of its affiliates. Further, capital gains tax is payable only on gains from all sources in excess of the annual personal exemption in any tax year (currently £8,800 for the U.K. tax year 6 April 2006 to 5 April 2007).

Dividends
If you receive shares upon vesting, you may be entitled to receive dividends if the board of directors of Check Point, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in the United Kingdom and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your U.K. income tax for the United States federal tax withheld.

Withholding and Reporting
As described above, your employer is required to withhold income tax and NICs at vesting through the PAYE system. Your employer will also report the details of the grant and vesting of your restricted stock units on its annual U.K. tax return. Your employer will operate PAYE withholding on the amount of the taxable gain at vesting as reduced by the amount of employer NICs transferred to you pursuant to the joint election form. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and NICs withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the difference.

It is your responsibility to report and pay any taxes resulting from the sale of shares and the receipt of any dividends. You will also be required to report the vesting of your restricted stock units, the subsequent disposal of your shares and the receipt of any dividends on your annual U.K. Tax Return.

Other Information

Director Notification Requirements
If you are a director or shadow director of a U.K. subsidiary of Check Point, you may be subject to certain notification requirements under the U.K Companies Act 1985. You may have to notify the U.K. subsidiary in writing of your interest in Check Point and the number and class of shares or rights to which the interest relates. You may also have to notify the U.K. subsidiary when you acquire shares upon vesting of your restricted stock units or sell shares acquired upon vesting. This disclosure requirement may also apply to any rights or shares acquired by your spouse or child(ren) (under the age of 18).

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SCHEDULE O

GUIDE TO TAX ISSUES IN HONG KONG

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Hong Kong. This summary is based on the law in effect in Hong Kong as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of existing options for the grant of restricted stock units.

Grant of Restricted Stock Units
Although the tax treatment of restricted stock units is uncertain in Hong Kong, under current tax laws, you will likely not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
The tax treatment of restricted stock units in Hong Kong is uncertain. However, you will likely be subject to salaries tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. You will not be subject to Mandatory Provident Fund contributions upon vesting of your restricted stock units.

Sale of Shares
If you acquire shares upon vesting, you will not be subject to tax when you subsequently sell the shares.

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid will not be subject to tax in Hong Kong but will be subject to U.S. federal withholding tax.

Withholding and Reporting
Your employer is not required to withhold salaries tax. However, your employer will report your taxable benefit resulting from the vesting of the restricted stock units to the Hong Kong Inland Revenue Department. It is your responsibility to report the income from the vesting of the restricted stock units and the sale of shares on your personal tax return and to pay the applicable taxes.

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SCHEDULE P

GUIDE TO TAX ISSUES IN INDIA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in India. This summary is based on the law in effect in India as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

You should not be subject to provident fund contributions or other social insurance contributions upon vesting of your restricted stock units.

Sale of Shares
The following analysis assumes that you are an ordinary resident of India. If you are not an ordinary resident of India, different tax treatment may apply and you are strongly encouraged to consult with your personal tax advisor.

When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale price and the fair market value of the shares issued to you at vesting. If you hold the shares for more than twelve (12) months, you will be taxed at the more favorable long-term capital gains tax rate at the rate of 22.44%. If you hold the shares for twelve (12) months or less, the gain will be treated as short-term gain which is included with your other income and taxed at your marginal tax rate at the rate of 33.66%.

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Dividends
If you receive shares upon vesting, you may be entitled to receive dividends if the board of directors of Check Point, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in India and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Indian income tax for the United States federal tax withheld.

Withholding and Reporting
Your employer will report and withhold income tax when your restricted stock units vest. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. It is your responsibility to pay any tax resulting from the sale of shares and the receipt of any dividends.

Other Information

Exchange Control Information
You must repatriate all sale proceeds and any cash dividends to India and convert the proceeds into local currency within a reasonable period of time (i.e., within seven (7) days) after the sale of your shares or the receipt of any dividends, as applicable. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or your employer requests proof of repatriation.

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SCHEDULE Q

GUIDE TO TAX ISSUES IN ITALY

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Italy. This summary is based on the law in effect in Italy as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You will not be subject to tax as a result of the exchange of existing options for the grant of restricted stock units.

Fair Market Plan Exemption
Please note that as of July 4, 2006, the fair market value plan tax exemption which had been in effect for options granted before January 1, 1998 or after January 15, 2000 has been repealed by a recent decree. As a result, companies must start withholding income tax from the spread for option exercises occurring on or after July 4, 2006, unless another exemption applies.3 If the option was granted on or before July 4, 2006, the decree provides that no social insurance contributions are due on the exercise of the option. You should keep the tax consequences of existing options in mind in deciding whether to participate in the exchange offer.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax and social insurance contributions when the restricted stock units vest. You will be taxed on the “fair market value” (as defined under Italian law) of the shares issued to you on the date of vesting. “Fair market value” is defined as the average price per share on the official stock exchange on which Check Point’s shares are traded during the period ending on the day that the restricted stock unit vests and shares are issued and starting on the same day of the preceding calendar month.

    3        There is one other exemption that may apply to income from the exercise of options, which would be available if your options were granted between January 1, 1998 and January 15, 2000 and could be settled using only newly issued shares of Check Point common stock upon exercise.

Sale of Shares
If you acquire shares upon vesting, you will be subject to capital gains tax when you subsequently sell the shares. The gain on the shares sold is calculated as the difference between the sale price and the value of the shares issued to you at vesting which has been previously subject to employment income taxation. The capital gain realized by you on the sale of the shares will be taxed at a rate of 12.5% since it is highly likely that the shares sold will be “non-qualified shareholdings.” A shareholding will be a “nonqualified shareholding” and thus subject to capital gains tax at the rate of 12.5%, if the shares sold represent less than 2% of the voting rights or less than 5% of the outstanding shares of Check Point ordinary shares.

In calculating capital gains tax, you may subtract any expenses incurred to produce the gain, except interest, and losses from the sale of any other non-qualified shareholding or from the sale of other capital investments. If losses exceed gains, the difference can be carried forward for the next four (4) years. Capital gains (or losses) must be reported in your annual tax return and the applicable capital gains tax must be paid, together with the personal income tax.

If you sell a non-qualified shareholding (as defined above), you may also elect to be taxed under one of two alternative tax regimes (described below). To be eligible for either of these methods, you must keep the shares in the custody of a broker authorized by the Italian Ministry of Finance.

Administered Savings Method
Under the administered savings method, you deposit the shares with an authorized broker, but you retain the right to make investment decisions. Under this method, a 12.5% flat withholding tax is levied on the capital gain for each transaction. The gain is calculated using the same method as described above. Losses from the sale of the shares may be subtracted from the related gain and, where losses exceed gains, the difference can be carried forward for the next four (4) years. Under this method, your broker pays the tax at the time of the transaction, so that capital gain is not included on your annual tax return.

Managed Savings Method
Under the managed savings method, you deposit the shares with an authorized broker and leave the administration and investment decisions to the broker. In this case, the 12.5% flat withholding tax is levied not on the capital gain actually realized through the sale of the shares but on the net result of the investment portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to some adjustment. Once again, the broker pays the tax at the end of the year and it is not included on your individual tax return.

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid will be subject to withholding tax in Italy and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Italian tax fro the United States federal income tax withheld.

Withholding and Reporting
If your restricted stock units are settled in shares, your employer will be required to report and withhold income tax and social insurance contributions on the income you derive from the vesting of the restricted stock units at the time the restricted stock units vest. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares.

It is your responsibility to report the capital gain derived from the sale of shares and any dividends received in your annual tax return and to pay the relevant tax.

Other Information

Exchange Control Information
Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation. In addition, exchange control reporting is required if you hold foreign investments outside of Italy in excess of €12,500 or the equivalent amount in U.S. dollars. If reporting is required, it must be done on your individual tax return.

SCHEDULE R

GUIDE TO TAX ISSUES IN JAPAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Japan. This summary is based on the law in effect in Japan as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You may not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units. Please note, however, that the Japanese tax treatment of an option exchange for restricted stock units is uncertain because there are no specific tax provisions related to such an exchange. Therefore, we recommend that you check with your personal tax advisor on the potential tax consequences of the offer.

Grant of Restricted Stock Units
Although the tax treatment of restricted stock units is uncertain in Japan, under the current practice of the tax authorities, you likely will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will likely be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

Based on a recent decision of the Supreme Court of Japan on the taxation of stock options, this income will likely be characterized as “remuneration income” and taxed at your marginal tax rate. However, as there is a chance that this Supreme Court decision may not be applicable to the taxation of income realized under other employee equity awards, we recommend that you consult with your personal tax advisor to obtain more information on the income classification issue.

You likely will not be subject to social insurance contributions upon vesting of your restricted stock units.

Sale of Shares
When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale proceeds and your tax basis in the shares. Your tax basis will likely be the amount you recognize as income at vesting (i.e., the fair market value of the shares at vesting). Generally, you will be subject to capital gains tax at a flat rate of 20%. You may be eligible for a reduced flat tax rate of 10%, as opposed to the standard flat rate of 20%. The 10% temporary lower rate is in effect (until 2007) subject to conditions including: (1) the stock must be traded on a recognized exchange (i.e., the Nasdaq Global Select Market); and (2) the stock must be sold through a securities broker registered in Japan. Please consult with your tax advisor to find out if you are eligible for a reduced rate and/or other favorable stock-related tax treatment.

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Dividends
If you receive shares upon vesting, you may be entitled to receive dividends if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid on the shares will be subject to income tax in Japan and also to United States federal withholding tax.

If the dividends are paid through a Japanese paying agent (i.e., a securities company in Japan), the paying agent will withhold Japanese income tax at a rate of 10% (as of April 1, 2003 and through March 31, 2008). The withholding rate after March 31, 2008 will be 20%. You may be entitled to a foreign tax credit against your Japanese income tax for the United States federal income tax withheld.

Withholding and Reporting
Your employer is likely not required to withhold income tax when your restricted stock units vest. It is your responsibility to report any income resulting from the vesting of your restricted stock units, from the sale of shares or from the receipt of any dividends and to pay the applicable taxes.

When you sell the shares acquired upon vesting of your restricted stock units, any capital gains or losses must be reported in that year. However, if your gross annual salary amount is ¥20,000,000 or less and if your total annual income other than remuneration income paid by your main employer and retirement income (for example, bank interest, capital gains and divided income) is ¥200,000 or less for that year, you are not required to report such income. Please consult with your tax advisor to find out if you are eligible for this general exemption from filing a tax return.

Please note that Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn income as a result of their participation in equity incentive plans, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

Other Information

Exchange Control information
If you are issued shares with a value that exceeds ¥100,000,000, you must file a report with the Ministry of Finance through the Bank of Japan within twenty (20) days of receiving the shares (provided, however, that if you acquire the shares through a securities company in Japan, this requirement will not apply).

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SCHEDULE S

GUIDE TO TAX ISSUES IN KOREA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Korea. This summary is based on the law in effect in Korea as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

Sale of Shares
When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale proceeds and the fair market value of the shares at vesting, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.

Dividends
If you receive shares upon vesting, you may be entitled to receive dividends if the board of directors of Check Point, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Korea and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Korean income tax for the United States federal tax withheld.

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Withholding and Reporting
Provided your employer does not bear the costs of the restricted stock units, the taxable income recognized upon vesting of your restricted stock units will be considered Class B income. Your employer is not required to withhold or report income tax on such income.

Instead, it would be your responsibility to report and pay any income tax on such income. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax on the income earned as part of your Global Income Tax report which must be filed by May 31 of the year following the year in which vesting occurred.

Even if the income you earn upon vesting of the restricted stock units is considered Class B income for income tax purposes, your employer may be required to withhold any applicable social insurance contributions that may arise from the vesting of your restricted stock units.

If your employer bears the costs of the restricted stock units, the income recognized upon vesting of your restricted stock units will be considered Class A income. In this case, your employer will withhold and report income tax and any applicable social insurance contributions on such income. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares.

Regardless of how the income recognized at vesting is characterized, you will be required to report and pay any taxes resulting from the sale of shares or the receipt of any dividends.

Other Information

Exchange Control Information
Exchange control laws require Korean residents who realize US$100,000 or more from the sale of shares or the receipt of any dividends to repatriate the proceeds to Korea within eighteen (18) months of the sale or the receipt of the dividends, as applicable.

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SCHEDULE T

GUIDE TO TAX ISSUES IN MEXICO

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Mexico. This summary is based on the law in effect in Mexico as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You will not be subject to tax as a result of surrendering the existing options and their cancellation for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. The social insurance treatment of restricted stock units is uncertain in Mexico.

Sale of Shares
If you acquire shares upon vesting, you will be subject to tax on the gain when you subsequently sell the shares. The gain on the shares sold is calculated as the difference between the sale price and your tax basis in the shares. Your tax basis in the shares likely will be the amount you recognize as income at vesting.

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid will be subject to tax in Mexico and also to U.S. federal withholding tax. You may be entitled to a tax credit against your Mexican income tax for the U.S. federal tax withheld.

Withholding and Reporting
Your employer is not required to withhold or report income tax when your restricted stock units vest or you sell any shares acquired in payment of the restricted stock units. It is your responsibility to report and pay taxes resulting from the vesting of the restricted stock units, the sale of shares, and the receipt of dividends.

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Other Information

Securities Law Notice
The invitation Check Point is making under the Plan is unilateral and discretionary and, therefore, Check Point reserves the absolute right to amend it and discontinue it at any time without any liability to you. Participation in the Plan is at participant’s request and shall not be deemed as an employment relationship with Check Point.

This invitation and, in your case, the acquisition of shares does not, in any way, establish a labor relationship between you and Check Point, and it does not establish any rights between you and your employer.

La invitación que Check Point hace en relación con el Plan es unilateral y discrecional, por lo tanto, Check Point se reserva el derecho absoluto para modificar o terminar el mismo, sin ninguna responsabilidad para usted. El ingreso al Plan será de acuerdo con la solicitud del participante, situación que no deberá entenderse como establecimiento de relación laboral entre el participante y Check Point.

Esta invitación y, en su caso, la adquisición de acciones, de ninguna manera establecen relación laboral alguna entre usted y Check Point y tampoco establece derecho alguno entre usted y su empleador.

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SCHEDULE U

GUIDE TO TAX ISSUES IN THE NETHERLANDS

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in the Netherlands. This summary is based on the law in effect in the Netherlands as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
For eligible vested options, there is a risk that you may be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units if this exchange is considered to be a deemed disposal of your vested eligible options. Please check with your personal tax advisor if tax applies under these circumstances.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

Sale of Shares
When you subsequently sell the shares acquired upon vesting, you will not be subject to tax on any gain you realize, provided you hold less than 5% of Check Point’s outstanding shares.

Annual Investment Tax
Investment yield tax (Box III) applies at a rate of 1.2% on the average value of all assets that you own at the end of the year (including shares of Check Point), subject to an annual exemption (€19,698 for 2006). It is your responsibility to pay any investment tax due.

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Dividends
If you receive shares upon vesting, you may be entitled to receive dividends if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid will not be subject to income tax in the Netherlands. However, the dividend will be subject to United States federal withholding tax. You may be entitled to a foreign tax credit against your Dutch income tax for the United States federal income tax withheld.

Withholding and Reporting
Your employer will withhold and report income tax and any applicable social insurance contributions due when the restricted stock units vest. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. It is your responsibility to report any investment tax due and pay any tax due as a result of the sale of shares.

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SCHEDULE V

GUIDE TO TAX ISSUES IN NEW ZEALAND

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in New Zealand. This summary is based on the law in effect in New Zealand as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You will not be subject to tax as a result of the exchange of existing options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax when the restricted stock units vest. You will be taxed on the fair market value of the shares paid to you on the date of vesting, or the amount of the cash equivalent payment, as applicable.

Sale of Shares
If you acquire shares upon vesting, you generally will not be subject to tax when you subsequently sell the shares because there is no general capital gains tax in New Zealand. However, income tax is imposed on gains from the sale of shares where the shares were acquired for the purpose of selling or otherwise disposing of them. If you sell shares within a short period of time after your restricted stock units vest, you may be subject to tax on any gain realized. On the other hand, if you hold the shares for a year or more, you are more likely to successfully assert that you had an investment motive in acquiring the shares and should not be subject to tax on any gain realized. While there is some uncertainty regarding exactly how any taxable gain is measured for tax purposes, it is likely that the gain will be measured as the difference between the sale price of the shares and the fair market value of the shares on the date of vesting. Due to this uncertainty, please consult with your tax advisor.

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A Bill currently before the New Zealand parliament contains proposed changes to New Zealand’s foreign investment fund (“FIF”) tax rules. These rules may in some cases require (and will continue to do so if the proposed reforms are enacted) New Zealand tax residents holding shares in foreign companies, to pay income tax on increases in the capital value of such investments, including on an unrealized basis, generally (although not always) by comparing the value of each investment at the beginning of a tax year with its value at the end. The FIF rules can apply regardless of whether shares are held on revenue account (e.g., because they were acquired for the purpose of sale) or on capital account. A significant proposed change is the removal of the so-called “grey list” exemption from the FIF rules, which currently exempts interests held by New Zealand taxpayers in companies such as Check Point resident in the United States and certain other jurisdictions with tax systems similar to New Zealand’s. However, it is not proposed to remove an existing exemption from the rules for individual taxpayers whose aggregate cost in acquiring all interests that would otherwise be subject to the rules is NZ$50,000 or less. As you will pay no cash consideration for shares awarded at vesting of restricted stock units, you likely will be able to rely on this exemption unless you have other FIF interests (including Check Point shares previously acquired under the RoW Plan) which have cost in aggregate more than NZ$50,000.

It is emphasized that the proposed changes to the FIF rules – and in particular the removal of the grey list – are controversial. While the government appears at present to be intent on proceeding with the changes, intense lobbying is underway which could prompt a reversal. In addition, in informal discussions with Inland Revenue Department officials, it was indicated that the government is considering introducing an exemption from the revised rules for interests acquired through employee stock option plans. You are nonetheless advised to seek ongoing professional advice as to the potential application of the FIF rules to shares acquired under RSUs and the availability of exemptions.

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid will be subject to tax in New Zealand and also to U.S. federal withholding tax. You will be entitled to a tax credit against your New Zealand income tax for the U.S. federal tax withheld, but the credit cannot exceed your New Zealand tax liability with respect to dividends.

Withholding and Reporting
If you vest in the restricted stock units and are issued shares, your employer will in the normal course have no withholding or reporting obligation. In this situation you are solely responsible for reporting the income in a tax return for the tax year in which vesting occurs and paying the relevant tax. (You could, by special arrangement with your employer, authorize increased PAYE tax deductions from your normal cash salary, to cover the tax payable on the value of the shares issued, but this would be an unusual course to adopt.)

If you vest in the restricted stock units and are paid the cash equivalent, your employer (or other related entity making the payment – if applicable) will be required to withhold income tax and potentially accident compensation levies (see discussion below) at the time of payment. A cash equivalent would be taxable as general employment income since it would be considered an “extra pay.” Your employer will have to withhold income tax under the PAYE rules as the applicable extra pay rate. The amount of withholding would be reported in the employer’s monthly schedule furnished to Inland Revenue, included in any income statement provided to you by Inland Revenue, and will be credited against your year-end tax liability.

It is your responsibility to report and pay taxes (if any) resulting from the sale of your shares or the receipt of any dividends.

Provisional Tax
If you are already a provisional taxpayer, you will be required to pay provisional tax with respect to the taxable value of shares to be received upon vesting of restricted stock units. You should seek professional advice regarding this issue. Further, if you are not already a provisional taxpayer, but receive shares with a taxable value that results in tax payable of NZ$2,500 or more in a particular income year, you may become a provisional taxpayer and should also seek professional advice.

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SCHEDULE W

GUIDE TO TAX ISSUES IN NORWAY

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Norway. This summary is based on the law in effect in Norway as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You will not be subject to tax as a result of the exchange of existing options for the grant of restricted stock units. Any gain taxed at the time the outstanding option was granted (under tax regulations in force at that time) will be tax deductible at the time of the option exchange.

Grant of Restricted Stock Units
You will not be subject to tax when the RSUs are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax and social insurance contributions when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares paid to you on the date of vesting. This gain will be taxed as employment income.

For calculation purposes, you may be entitled to apportionment of the taxable income over the income years from the year the restricted stock units are granted until the year of vesting, as opposed to calculating the taxable income as if the whole income generated in the year of vesting, if this reduces the taxable income calculated. Claiming such apportionment may achieve more favorable taxation in the year of vesting, because the taxable income is subject to progressive income and social tax rates. Please consult with your tax advisor regarding this apportionment.

Sale of Shares
If you acquire shares upon vesting, you will be subject to tax on any gain when you subsequently sell the shares. The gain is calculated as the difference between the sale price and the fair market value of the shares on the date of vesting. This gain will be taxed as capital gain.

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid will be subject to tax in Norway and also to U.S. federal income tax withheld at source. You may be entitled to a tax credit against your Norwegian income tax for the U.S. federal income tax withheld.

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Wealth Tax
Wealth tax is assessed at the end of each tax year, and the tax is based on the value of assets held on January 1 in the year following the relevant tax year. Shares of Check Point that you acquire from the vesting of the restricted stock units are considered assets and, therefore, are subject to the wealth tax. The taxable amount is based on the fair market value of the shares on January 1 in the year following the relevant tax year. You should provide the tax authorities with information concerning the shares received in payment of the restricted stock units in your annual tax return.

Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions due when your restricted stock units vest. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to pay any tax liability resulting from the sale of shares.

Further, it is important that you report on your tax return all relevant information regarding the vesting of the restricted stock units and the capital gain on the sale of shares, if any. In addition, you should report information about any shares you acquire in your annual tax return for wealth tax purposes, as described under the “Wealth Tax” section above. Finally, if you apportion the taxable income at the time of vesting, you should provide sufficient information in your tax return to enable the tax authorities to assess your tax.

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SCHEDULE X

GUIDE TO TAX ISSUES IN POLAND

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Poland. This summary is based on the law in effect in Poland as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You will likely not be subject to tax as a result of the voluntary exchange of existing options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will likely not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will likely be subject to tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares paid to you on the date of vesting. However, because the taxation of restricted stock units in Poland is not entirely clear, we recommend you consult with your tax advisor. Social insurance contributions likely will not be due. It is unlikely that you will be subject to social insurance contributions on the taxable income at vesting unless there is an employment agreement which specifies that such income should be treated as arising from the employment relationship and the ceiling for social insurance contributions has not been met.

Sale of Shares
If you acquire shares upon vesting, you likely will be subject to personal income tax on the entire sale proceeds when you subsequently sell the shares. If you were already subject to tax at grant or vesting, this means that a portion of your gain will be subject to double taxation. We recommend you consult your personal tax advisor or the tax authorities regarding whether you may obtain a tax credit for the tax already paid at grant or vesting.

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Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid will be subject to tax in Poland and also to U.S. federal withholding tax. You may be entitled to deduct the U.S. federal tax withheld on your Polish tax return.

Withholding and Reporting
Your employer may withhold and report income tax. It is unlikely that you will be subject to social insurance contributions. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. It is still your responsibility to report and pay taxes resulting from the grant or vesting of the RSUs, sale of your shares or the receipt of any dividends.

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SCHEDULE Y

GUIDE TO TAX ISSUES IN RUSSIA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Russia. This summary is based on the law in effect in Russia as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You will not be subject to tax as a result of the voluntary exchange of existing options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to individual income tax at a flat rate of 13% when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares paid to you on the date of vesting. No income tax will be due until the shares are actually issued to you. You should not be subject to the Unified Social Tax or any other social insurance contributions.

Sale of Shares
If you acquire shares upon vesting, you will be subject to individual income tax at a flat rate of 13% on the capital gain when you sell those shares, unless a tax exemption applies. The taxable amount will be the difference between the sale price and the fair market value of the shares acquired at vesting provided you have paid income tax at vesting as noted above.

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid will be subject to tax U.S. federal withholding tax and also to individual income tax in Russia at a flat rate of 9%. Under a special procedure set forth by the Russian Tax Code, you may be entitled to a tax credit against your Russian income tax for the U.S. federal tax withheld.

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Withholding and Reporting
Provided that the grant of restricted stock units to you is structured to be a grant from Check Point Software Ltd. that is outside of the employment relationship between you and your local employer in Russia, your employer will not be required to withhold and report individual income tax. You will be responsible for reporting and paying any individual income tax resulting from the vesting of your restricted stock units, the sale of your shares, or the receipt of any dividends.

Other Information

Exchange Control Information
When you sell the shares issued to you at the vesting of your restricted stock units, you must repatriate the proceeds back to Russia within a reasonably short time after receipt of the proceeds. While Russian currency control restrictions concerning the use of special bank accounts and reserving of funds with the Russian Central Bank were set to be repealed on January 1, 2007, the Russian government effectively terminated those plans on July 1, 2006. However, you are encouraged to contact your personal advisor before remitting your sale proceeds to Russia.

After you remit the sale proceeds back to Russia, you may transfer the funds to a foreign bank account subject to the following limitations: (1) the foreign account may be opened only for individuals; (2) the foreign account may not be used for business activities; (3) you must give notice to the Russian tax authorities about the opening/closing of each foreign account within one month of the account opening/closing; and (4) you must notify the Russian tax authorities of the account balances on your foreign accounts as of the beginning of each calendar year. These rules are set to remain in force after January 1, 2007.

Securities Law Information
Please note that you are no longer required to report the acquisition of foreign securities, including shares of Check Point to the Russian Federal Service of the Financial Market. You are not permitted to sell shares in Check Point directly to other Russian legal entities or individuals.

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SCHEDULE Z

GUIDE TO TAX ISSUES IN SINGAPORE

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Singapore. This summary is based on the law in effect in Singapore as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units because the eligible options are underwater and you have realized no economic gain from the cancellation. However, there is a risk that the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable release, in which case, you will be subject to tax on the value of the shares subject to your eligible options at the time of cancellation. In practice, the IRAS is likely to disregard the release of options and tax only the restricted stock units upon vesting as described below.

Grant of Restricted Stock Units
You will not be subject to tax when restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax on the fair market value of the shares issued to you when the restricted stock units vest, unless you are eligible for an exemption or deferral, as described below. You likely will not be subject to Central Provident Fund contributions upon vesting of your restricted stock units.

Please note that, if you are neither a Singapore citizen nor a Singapore permanent resident or you are a Singapore resident who intends to leave Singapore permanently, different rules may apply to you and you are advised to consult your personal tax advisor.

As mentioned above, your tax treatment may be different if one of the following schemes applies. Please consult with your personal tax advisor to determine whether one or both of the favorable tax schemes apply and which portion, if any, of your restricted stock units may qualify for the favorable tax treatment.

Company Employee Equity-Based Remuneration Scheme (“CEEBR Scheme”)
Please note that the CEEBR Scheme is available only if restricted stock units are granted to at least 50% of the employees employed by the Singapore affiliate of Check Point (i.e., your employer). In addition, the CEEBR Scheme is available only with respect to restricted stock units that vest after the first anniversary of the restricted stock unit grant date.

You may qualify for a tax exemption on the first S$2,000 of the gain at vesting to the extent the restricted stock units fall under the CEEBR Scheme. If you qualify for the CEEBR Scheme, you will have to pay tax only on 75% of the remaining income (after the S$2,000 exemption) which falls under the exemption. However, tax exemptions under this scheme are limited to gains of up to S$1 million over a ten (10) year period.

Qualified Employee Equity-Based Remuneration Scheme (“QEEBR Scheme”)
Under the QEEBR Scheme, you may apply to the IRAS for a deferral of the tax due at vesting on the portion of the gain that was not exempt from tax at vesting under the CEEBR Scheme (if applicable). If you qualify for deferral under the QEEBR Scheme, interest will accrue on the deferred tax as explained below.

To qualify for tax deferral under the QEEBR Scheme, you must satisfy the following conditions:

(a)     your restricted stock units must vest only after the first anniversary of the restricted stock unit grant date;

(b)     you must be exercising employment in Singapore at the time the restricted stock units vest;

(c)     you must be employed by the Singapore affiliate of Check Point at the time the restricted stock units vest and you must have been continuously employed by the Singapore affiliate of Check Point since the restricted stock units have been granted to you by Check Point; and

(d)     the tax payable on the QEEBR gains must not be borne by your employer.

You will not qualify for the QEEBR Scheme if:

(a)     you are an undischarged bankrupt;

(b)     IRAS records show that you are a delinquent taxpayer;

(c)     the tax on the QEEBR gains is less than S$200; or

(d)     you are granted area representative status or generally are not allowed under existing guidelines to settle your tax by installments.

If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time you file your income tax return for the year of assessment. You must submit to the IRAS the relevant application form, together with your employer’s certification on the application form that the QEEBR is properly qualified, together with your tax return.

The maximum deferral period is five (5) years starting from 1 January of the year of assessment (i.e., the year after vesting) for which your QEEBR gains are assessed. You may defer the tax on the QEEBR gains for any period of time, up to the five (5) year maximum subject to the payment of an interest charge.

The interest charge on the deferred tax will commence one (1) month after the date of assessment. The applicable interest rate will be pegged to the average prime rate of the Big Three Banks offered on 15 April of each year and interest will be computed annually based at this rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due upon the expiration of the deferral period. You may pay the deferred tax (together with the pro-rated amount of interest) early with a lump sum payment.

Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately in the following circumstances:

(a)     if you are a foreign employee (including a Singapore permanent resident), when you:

(i) terminate your employment in Singapore and leave Singapore;

(ii) are posted overseas; or

(iii) leave Singapore for any period exceeding three (3) months;

(b)     if you become bankrupt; or

(c)     if you die (the deferred tax and the appropriate interest charge would be recovered from your estate).

Sale of Shares
When you subsequently sell the shares acquired upon vesting, you will not be subject to tax on any gain you realize, unless you are engaged in the business of buying and selling securities.

Dividends
If you receive shares upon vesting, you may be entitled to receive dividends if the board of directors of Check Point, in its discretion, declares a dividend. Any dividend paid will be subject to United States federal withholding tax although it will not be subject to Singapore income tax, even if it is received in Singapore.

Withholding and Reporting
Your employer is not required to withhold income tax when your restricted stock units vest. However, if you are neither a Singapore citizen, nor a Singapore permanent resident or you are a Singapore permanent resident who intends to leave Singapore permanently, different tax withholding rules will apply to you and you are advised to consult your tax advisor.

Your employer will complete a Form IR8A on your behalf which will declare the taxable benefits you have derived from the vesting of the restricted stock units. The completed Form IR8A will state the salary or benefits paid to you by your employer during the year, whether in cash or in kind, including any income you have realized from your restricted stock units. It is your responsibility to your income tax return, wherein you must report any income resulting from the vesting of your restricted stock units or from the sale of shares received upon vesting of the restricted stock units and pay the applicable taxes.

Other Information

Reporting Requirements for Directors
If you are a director, association director, or shadow director of a Singapore affiliate of Check Point (i.e., if you sit on the board of directors of a Singapore affiliate), you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., restricted stock units, shares) in Check Point or any related companies. Please contact Check Point to obtain a copy of the notification form. In addition, you must notify the Singapore affiliate when you sell or receive shares of Check Point or any related company (including when you sell or receive shares received upon vesting of your restricted stock units). These notifications must be made within two (2) business days of receiving or disposing of any interest in Check Point or any related company. In addition, a notification must be made of your interests in Check Point or any related company within two (2) business days of becoming a director.

SCHEDULE AA

GUIDE TO TAX ISSUES IN SPAIN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Spain. This summary is based on the law in effect in Spain as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
Because the restricted stock units are not transferable during the vesting period, you likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. This amount will likely be considered compensation in-kind subject to payment on account.

Notwithstanding the above, because the restricted stock units are settled in shares, you may be entitled to a tax exemption on the first €12,000 of the income recognized at vesting, in any twelve (12) month period, provided the following conditions are met:

(1) you hold the shares acquired upon vesting for at least three (3) years after vesting;

(2) you and your close relatives do not own more than 5% of the capital of Check Point or one of its affiliates; and

(3) the grant of restricted stock units is part of the general compensation policy of Check Point.

If you sell your shares prior to the expiration of the three (3) year period, taxable income will arise at the moment of sale, and it will be your responsibility to file a supplemental tax return for the tax year in which you vest in your restricted stock units. Please confer with your tax advisor to determine if this exemption is available to you.

Social insurance contributions will also be due on the taxable amount for which the exemption above does not apply, unless the applicable contribution ceiling has already been met.

Sale of Shares
When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale price and the acquisition cost. The acquisition cost will include any amount considered for personal income tax purposes as compensation in-kind. Thus, if you included all the shares received upon vesting as compensation in-kind, you would include this amount as your acquisition cost. If a portion of the taxable amount was excluded at vesting due to the exemption described above, you probably would still have to include the exempted amount in your acquisition cost. You should consult your tax advisor at the time of sale to determine the appropriate acquisition cost.

If you hold the shares for one (1) year or less, any capital gain is taxed at the general income tax rate (which currently ranges from 15% to 45%). If you hold the shares for more than one (1) year, any capital gain will be taxed at a 15% flat rate.

In this regard, according to a proposed draft law that is currently under discussion in the Spanish Parliament, which amends Spanish Personal Income Tax as of January 2007, capital gains will be taxed at a 18% flat rate irrespective of whether the shares are sold, prior to one (1) year from the acquisition date.

Dividends
If you receive shares upon vesting, you may be entitled to receive dividends if the board of directors of Check Point, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Spain and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Spanish income tax for the United States federal tax withheld.

Withholding and Reporting
The taxable amount at vesting likely will be considered compensation in-kind and assuming that the €12,000 exemption is applicable, the excess from such amount will be subject to a payment on account obligation. The payment on account obligation will be charged to you. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation.

In addition, the employer will withhold social insurance contributions from the taxable amount at vesting, unless you have already exceeded the applicable contribution ceiling.

The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the payment on account and social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares.

Other Information

Exchange Control Information
You must comply with exchange control regulations in Spain. The shares received upon vesting must be declared, for statistical purposes, by filing a form with the Spanish Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministerio de Economía. If you receive the shares through a Spanish financial institution (i.e., a broker operating in Spain), that institution will automatically make the declaration to the DGCI for you. Otherwise, you must make the declaration by filing the appropriate form with the DGCI.

When receiving foreign currency payments derived from the ownership of Check Point shares (i.e., from the sale of shares or receipt of dividends), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of Check Point; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin of the payment received; (vi) the reason for the payment; and (vii) any additional information that may be required.

SCHEDULE BB

GUIDE TO TAX ISSUES IN SWEDEN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Sweden. This summary is based on the law in effect in Sweden as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You will not be subject to tax as a result of the voluntary exchange of existing options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares paid to you on the date of vesting. This amount is considered regular salary and is taxed progressively. Additionally, the taxable amount will be subject to social insurance contributions payable by your employer.

Sale of Shares
If you acquire shares upon vesting, when the shares are sold, any capital gain is taxed at a flat rate of 30%. The gain is calculated as the difference between the sale proceeds and the fair market value of the shares at vesting. As an alternative, you may choose to be taxed on 80% of the sale proceeds, provided Check Point shares are listed on an exchange (e.g., Nasdaq Global Select Market).

If the sale results in a capital loss, that loss is deductible against certain types of capital gains during the same year. A tax deduction corresponding to a percentage of the loss is allowed to the extent the loss cannot be offset against capital gains in the same year.

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid will be subject to capital income tax in Sweden and also to U.S. federal withholding tax. You may be entitled to a tax credit against your Swedish income tax for the U.S. federal tax withheld.

BB - 1

Withholding and Reporting
Your employer is required to report and withhold employment income tax at vesting. In addition, your employer is required to pay social insurance contributions on the taxable income at vesting. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares.

You must report the taxable income in your annual income tax return (Sw. självdeklaration). It is also your responsibility to report and pay any taxes resulting from the sale of your shares or receipt of any dividends. You are advised to explicitly describe the background of how you received your restricted stock units and that they replaced existing stock options in order for the tax agency to accurately assess any taxable benefit.

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SCHEDULE CC

GUIDE TO TAX ISSUES IN SWITZERLAND

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Switzerland. This summary is based on the law and tax practice in effect in Switzerland as of July 2006. Please note that Federal and cantonal tax laws for equity awards may vary depending upon the canton in which you reside. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units. Please also note that the practice of the tax authorities might differ from canton to canton.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units
You likely will not be subject tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You likely will be subject to income tax (including federal, cantonal and municipal tax) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. You will also be subject to social insurance contributions on this income.

Sale of Shares
You will not be subject to income tax when you subsequently sell the shares acquired under the Plan, provided the shares are held as private assets.

Dividends
If you receive shares upon vesting, you may be entitled to receive dividends if the board of directors of Check Point, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Switzerland and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Swiss income tax for the United States federal tax withheld.

CC - 1

Withholding and Reporting
If you are (i) a tax resident of Switzerland and (ii) a Swiss national or a foreign employee holding a “C” residence permit, your employer is not required to withhold income tax at the time of vesting, but will withhold and pay any applicable social insurance contributions due at the time of vesting.

If you are a foreign employee holding a “B” permit, or if you are for any other reason an employee subject to income taxation at source, your employer will withhold and report income tax and any applicable social insurance contributions. The Company may redeem a sufficient number of ordinary shares issued when restricted stock units vest to satisfy the tax and social insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and pay additional taxes (or receive a refund) when the Tax Administration computes your exact amount of taxes based on your tax return.

Regardless of your Swiss tax residency, your employer will report the grant and vesting of the restricted stock units on your annual “certificate of salary” issued to you as of the end of the calendar year during which the restricted stock units are granted or vested. It is your responsibility to attach the “certificate of salary” to your tax return and pay any taxes resulting from the restricted stock units.

In addition, you should declare your restricted stock units and the shares acquired upon vesting of your restricted stock units in your statement on bank accounts and securities (“Wertschriftenverzeichnis”) that you have to file with your personal income tax and wealth tax return. As long as the restricted stock units are not vested, they only need to be declared “pro memoria” (i.e., with a value of zero (0)).

CC - 2

SCHEDULE DD

GUIDE TO TAX ISSUES IN TAIWAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Taiwan. This summary is based on the law in effect in Taiwan as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will be subject to personal income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. You will not be subject to social insurance contributions upon vesting of your restricted stock units.

Sale of Shares
When you subsequently sell the shares acquired upon vesting, you will be subject to the 20% Alternative Minimum Tax on the offshore capital gain, provided the sale takes place after December 21, 2006.

Dividends
If you receive shares upon vesting, you may be entitled to receive dividends if the board of directors of Check Point, in its discretion, declares a dividend. You will not be subject to income tax in Taiwan on any dividends received. However, you will be subject to United States federal withholding tax.

Withholding and Reporting
Your employer likely is not required to withhold income tax but is required to report to the tax authorities the related information when your restricted stock units vest. However, if your employer bears the costs of the restricted stock units, it may withhold income tax upon vesting (although this is not certain).

If your employer does not withhold tax, it will be your responsibility to report any income you derive from the vesting of the restricted stock units on your personal tax return and pay the applicable taxes.

DD - 1

SCHEDULE EE

GUIDE TO TAX ISSUES IN TURKEY

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Turkey. This summary is based on the law in effect in Turkey as of July 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange
You will not be subject to tax as a result of the voluntary exchange of existing options for the grant of restricted stock units.

Grant of Restricted Stock Units
You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units
You will not be subject to tax when the restricted stock units vest.

Sale of Shares
If you acquire shares upon vesting, when the shares are sold, any capital gain realized will be subject to capital gains tax in Turkey.

Dividends
If you vest in the restricted stock units and are issued shares, dividends may be paid with respect to those shares if the board of directors of Check Point, in its discretion, declares a dividend. Any dividends paid in excess of TRY875 will be subject to progressive tax rates up to 35% in Turkey and also to U.S. federal income tax withheld at source. You may be entitled to a tax credit against your Turkish income tax for the U.S. federal income tax withheld.

Withholding and Reporting
Your employer will not be required to report or withhold income tax or social insurance contributions. You will be responsible for reporting and paying any taxes due upon the sale of shares or the receipt of dividends.

EE - 1